                                  SCHEDULE 14A

           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

                             (AMENDMENT NO. ______)

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement.

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)).

[X]  Definitive Proxy Statement.

[ ]  Definitive Additional Materials.

[ ]  Soliciting Material Pursuant to Section 240.14a-12.

                            TOWER PROPERTIES COMPANY
                (Name of Registrant as Specified In Its Charter)

   ___________________________________________________________________________
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     [X]  No fee required.

     [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
          0-11.

1)   Title of each class of securities to which transaction applies:

2)   Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)   Proposed maximum aggregate value of transaction:

5)   Total fee paid:

     [ ]  Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          1)   Amount Previously Paid:

               _____________________________________________________

          2)   Form, Schedule or Registration Statement No.:

               _____________________________________________________

          3)   Filing Party:

               _____________________________________________________

          4)   Date Filed:

               _____________________________________________________

                            TOWER PROPERTIES COMPANY

                                 911 Main Street
                           Kansas City, Missouri 64105

                                                               February 10, 2006

To the Shareholders of Tower Properties Company:

     You are cordially invited to attend the special meeting of shareholders of Tower Properties Company (the "Company") to be held on March 7, 2006, at 10:00 a.m., Central time, at Suite 1215 in the Commerce Tower, 911 Main Street, Kansas City, Missouri.

     At this important meeting you will be asked to vote on a proposal to amend our Articles of Incorporation to effect a reverse 1-for-50 stock split followed immediately by a forward 50-for-1 stock split of our common stock (the "Split Transaction"). The proposed amendments are attached as Exhibit A to the accompanying proxy statement.

     If approved at the special meeting and completed, the Split Transaction will affect the Company's shareholders as follows:

Shareholders before the Split Transaction        Net effect of the Split Transaction
-----------------------------------------        -----------------------------------
Each shareholder holding 50 or more shares:      None

Each shareholder holding fewer than 50 shares:   The shareholder will receive from
                                                 the Company $326.43 in cash,
                                                 without interest, for each share
                                                 held immediately before the Split
                                                 Transaction.

     Attached you will find a Notice of Special Meeting of Shareholders, the Company's proxy statement and a proxy card for the special meeting.

     YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE TAKE THE TIME TO VOTE BY COMPLETING AND MAILING THE ENCLOSED PROXY CARD. IF YOU DO NOT VOTE, IT WILL HAVE THE SAME EFFECT AS VOTING AGAINST THE PROPOSAL TO AMEND OUR ARTICLES OF INCORPORATION.

     We thank you for your prompt attention to this matter and appreciate your continuing support.

                                        Sincerely yours,

                                        /s/ Thomas R. Willard
                                        ----------------------------------------
                                        Thomas R. Willard
                                        President & Chief Executive Officer

                            TOWER PROPERTIES COMPANY

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                            TO BE HELD MARCH 7, 2006

                TO THE SHAREHOLDERS OF TOWER PROPERTIES COMPANY:

     Tower Properties Company, a Missouri corporation, will hold a special meeting of shareholders on March 7, 2006, at 10:00 a.m., Central time, at Suite 1215 in the Commerce Tower, 911 Main Street, Kansas City, Missouri, for the following purposes:

     1. To consider and vote upon a proposal to amend the Articles of Incorporation of the Company to effect a reverse 1-for-50 stock split followed immediately by a forward 50-for-1 stock split of the Company's common stock (the "Split Transaction"). As a result of the Split Transaction, (a) each shareholder holding fewer than 50 shares immediately before the Split Transaction will receive from the Company $326.43 in cash, without interest, for each share of Company common stock held immediately before the Split Transaction; and (b) each share of common stock held by a shareholder holding 50 or more shares immediately before the Split Transaction will continue to represent one share of common stock after completion of the Split Transaction. The proposed amendments to the Articles of Incorporation are attached as Exhibit A to the accompanying proxy statement.

     2. To transact any other business that may properly come before the meeting or any adjournments or postponements of the meeting.

     We have fixed the close of business on February 3, 2006 as the record date for determining shareholders entitled to notice of and to vote at the special meeting and any adjournments and postponements thereof. If your shares are held in the name of a broker, trust or other nominee, you will need a proxy or letter from the broker, trustee or nominee in order to vote your shares personally at the meeting.

     A special committee of independent directors and the board of directors of the Company have carefully considered the price, terms and conditions of the proposed Split Transaction and have determined that the Split Transaction is fair to, and in the best interests of, the Company and its shareholders. THE SPECIAL COMMITTEE AND THE BOARD OF DIRECTORS HAVE UNANIMOUSLY APPROVED THE SPLIT TRANSACTION AND UNANIMOUSLY RECOMMEND THAT YOU VOTE FOR THE APPROVAL OF THE PROPOSED AMENDMENTS TO OUR ARTICLES OF INCORPORATION.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE PROPOSED TRANSACTION, PASSED UPON THE MERITS OR FAIRNESS OF THE TRANSACTION, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURES IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     YOUR VOTE IS IMPORTANT. PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING. SENDING IN YOUR PROXY CARD NOW WILL NOT INTERFERE WITH YOUR RIGHTS TO ATTEND THE MEETING OR TO VOTE YOUR SHARES PERSONALLY AT THE MEETING IF YOU WISH TO DO SO.

                                        By Order of the Board of Directors,

                                        /s/ Stanley J. Weber
                                        ----------------------------------------
                                        Stanley J. Weber
                                        Secretary

Kansas City, Missouri
February 10, 2006

                            TOWER PROPERTIES COMPANY

                                 PROXY STATEMENT

                                TABLE OF CONTENTS

SUMMARY TERM SHEET..............................................................    1
   THE SPLIT TRANSACTION........................................................    1
   THE PARTIES..................................................................    1
   VOTE REQUIRED; RECORD DATE...................................................    1
   REASONS FOR THE TRANSACTION..................................................    2
   RECOMMENDATIONS OF THE SPECIAL COMMITTEE AND THE BOARD OF DIRECTORS..........    3
   CONDUCT OF COMPANY BUSINESS OPERATIONS.......................................    3
   BACKGROUND OF THE SPLIT TRANSACTION..........................................    3
   RECENT MARKET PRICE OF TOWER PROPERTIES COMMON STOCK AND MARKET PRICE
      FOLLOWING ANNOUNCEMENT OF THE SPLIT TRANSACTION...........................    4
   EFFECTS OF THE SPLIT TRANSACTION.............................................    4
   FAIRNESS OPINION OF FINANCIAL ADVISORS.......................................    5
   CONDITIONS TO COMPLETION OF THE SPLIT TRANSACTION............................    5
   RESERVATION OF RIGHTS........................................................    6
   EXCHANGE OF CERTIFICATES.....................................................    6
   MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES................................    6
   NO DISSENTERS' OR APPRAISAL RIGHTS...........................................    7
   SOURCES OF FUNDS; FINANCING OF THE SPLIT TRANSACTION.........................    7
   POTENTIAL CONFLICTS OF INTEREST OF AFFILIATED SHAREHOLDERS...................    7

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND SPLIT TRANSACTION...........    8

PROXY STATEMENT.................................................................   16

INTRODUCTION....................................................................   16
   SOLICITATION.................................................................   16
   WHO CAN VOTE AT THE SPECIAL MEETING..........................................   16
   ATTENDING THE SPECIAL MEETING................................................   17
   VOTING BY PROXY..............................................................   17
   VOTE REQUIRED................................................................   17
   VOTING BY DIRECTORS, OFFICERS AND CERTAIN BENEFICIAL OWNERS..................   18

PROPOSAL NO. 1 AMENDMENTS TO THE ARTICLES OF INCORPORATION TO EFFECT THE SPLIT
   TRANSACTION..................................................................   18
   STRUCTURE OF THE SPLIT TRANSACTION...........................................   18

   ABILITY OF CERTAIN SHAREHOLDERS TO PARTICIPATE OR NOT TO PARTICIPATE.........   19

SPECIAL FACTORS.................................................................   21
   BACKGROUND OF THE SPLIT TRANSACTION..........................................   21
   PURPOSE OF THE SPLIT TRANSACTION.............................................   36
   REASONS FOR THE SPLIT TRANSACTION............................................   37
   ALTERNATIVES CONSIDERED......................................................   39
      Tender Offer at a Similar Price per Share.................................   39
      Purchase of Shares in the Open Market.....................................   39
      Reverse Stock Split Without a Subsequent Forward Split....................   39
      Merger, Sale of Assets or Liquidation of the Company......................   39
      Maintaining the Status Quo................................................   39
   FAIRNESS OF THE SPLIT TRANSACTION............................................   40
   FACTORS CONSIDERED...........................................................   41
   FAIRNESS DETERMINATION OF THE SPECIAL COMMITTEE..............................   45
   FAIRNESS DETERMINATION OF THE BOARD OF DIRECTORS.............................   46
   REAFFIRMATIONS OF AND ADJUSTMENT TO FAIRNESS DETERMINATIONS..................   46
   OPINIONS OF THE FINANCIAL ADVISORS...........................................   47
   GEORGE K. BAUM ADVISORS LLC ("BAUM").........................................   47
   STERN BROTHERS VALUATION ADVISORS ("STERN")..................................   56
   CERTAIN EFFECTS OF THE SPLIT TRANSACTION.....................................   59
      Effects on Affiliated and Unaffiliated Shareholders.......................   59
      Effects on Shareholders Holding Less Than 50 Shares of Record.............   60
      Effects on Shareholders Holding 50 or More Shares of Record...............   60
      Effects On The Company....................................................   61
   POTENTIAL CONFLICTS OF INTEREST OF AFFILIATED SHAREHOLDERS...................   62
   CONDUCT OF COMPANY'S BUSINESS AFTER THE TRANSACTION..........................   63
   FAILURE TO EFFECT THE SPLIT TRANSACTION......................................   64
   ANTICIPATED ACCOUNTING TREATMENT.............................................   64
   MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES................................   64
   REGULATORY APPROVALS.........................................................   67
   DISSENTERS' AND APPRAISAL RIGHTS.............................................   67

ADDITIONAL INFORMATION REGARDING THE SPLIT TRANSACTION..........................   67
   COSTS OF SPLIT TRANSACTION AND SOURCE OF FUNDS...............................   67
   FINANCIAL INFORMATION........................................................   68
      Summary Financial Information.............................................   68
      Pro Forma Financial Information...........................................   69
   MARKET FOR COMMON STOCK AND DIVIDENDS........................................   70

THE PROPOSED AMENDMENTS.........................................................   71
   MECHANICS OF THE SPLIT TRANSACTION...........................................   71
   CONVERSION OF SHARES IN THE SPLIT TRANSACTION................................   71
   EXCHANGE OF CERTIFICATES; PAYMENT OF CASH CONSIDERATION......................   72

   TIMING OF CLOSING............................................................   73
   CONDITIONS TO THE COMPLETION OF THE TRANSACTION..............................   73
   RESERVATION OF RIGHTS........................................................   73

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND OFFICERS.........   74

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS..................................   75

WHERE YOU CAN FIND MORE INFORMATION.............................................   75

GENERAL.........................................................................   75
   COSTS OF PROXY SOLICITATION..................................................   75
   OTHER MATTERS................................................................   76

DOCUMENTS INCORPORATED BY REFERENCE.............................................   76

FORWARD LOOKING STATEMENTS......................................................   77

                                    EXHIBITS

EXHIBIT A -- PROPOSED FORM OF CERTIFICATE OF AMENDMENT TO ARTICLES OF
     INCORPORATION TO EFFECT REVERSE STOCK SPLIT

          PROPOSED FORM OF CERTIFICATE OF AMENDMENT TO ARTICLES OF INCORPORATION TO EFFECT FORWARD STOCK SPLIT

EXHIBIT B -- FAIRNESS OPINION TO SPECIAL COMMITTEE OF GEORGE K. BAUM ADVISORS
     LLC

EXHIBIT C -- FAIRNESS OPINION TO BOARD OF DIRECTORS OF STERN BROTHERS VALUATION
     ADVISORS

EXHIBIT D - SUBSEQUENT LETTER TO BOARD OF DIRECTORS OF STERN BROTHERS VALUATION
     ADVISORS

                               SUMMARY TERM SHEET

     This Summary Term Sheet, together with the section that follows entitled "Questions and Answers About The Special Meeting And Split Transaction," highlight selected information from the proxy statement. This Summary Term Sheet and the "Questions and Answers" address the material terms of the proposed Split Transaction and other transactions contemplated in connection with it. For a more complete description, you should carefully read this proxy statement and all of its exhibits before you vote. For your convenience, we have cross-referenced the sections in this proxy statement where you can find a more complete discussion of each item listed below.

     As used in this proxy statement, "Tower Properties," the "Company," "we," "our," "ours" and "us" refer to Tower Properties Company, and the "Split Transaction" refers to the reverse and forward stock splits, together with the related cash payments to shareholders holding fewer than 50 shares immediately before the effective date of the Split Transaction.

THE SPLIT TRANSACTION

     If the Split Transaction is approved and completed:

     - Tower Properties shareholders holding fewer than 50 shares of our common stock immediately before the Split Transaction will receive cash consideration from the Company of $326.43 per share, without interest, for each share of common stock held immediately before the Split Transaction.

     - Tower Properties shareholders holding 50 or more shares immediately before the Split Transaction will continue to hold the same number of shares of our common stock after completion of the Split Transaction and will not receive any cash consideration.

     For a more detailed discussion of the Split Transaction, see "Amendments to the Articles of Incorporation to Effect the Split Transaction - Structure of the Split Transaction" in this proxy statement. For a description of the provisions regarding the treatment of shares held in street name, please see "Amendments to the Articles of Incorporation to affect the Split Transaction - Ability of Certain Shareholders to Participate or Not to Participate" in this proxy statement.

THE PARTIES

     -    Tower Properties is a Missouri corporation.

     - The principal executive offices of Tower Properties are located at 911 Main Street, Suite 100, Kansas City, Missouri, 64105.

     -    The telephone number of Tower Properties is (816) 421-8255.

VOTE REQUIRED; RECORD DATE

     - Approval of the proposed amendments to our Article of Incorporation requires the approval of the holders of at least a majority of the outstanding shares of common stock entitled to vote on the record date as of the close of business on February 3, 2006. There were 185,093 shares of our common stock outstanding as of the record date entitled to notice of and to vote at the special meeting.

     - Our affiliated shareholders, who together beneficially own 65.2% of the voting power of the outstanding shares of common stock, excluding 2,853 shares held by Commerce Bank, N.A. for unaffiliated shareholders, have indicated that they intend to vote "FOR" the approval of the proposed amendments to our Articles of Incorporation. Accordingly, we believe that the requisite shareholder approval will be obtained at the special meeting.

     For more information, see "Introduction - Vote Required" and "Introduction
- Voting By Directors, Officers and Certain Beneficial Owners" in this proxy statement.

REASONS FOR THE TRANSACTION

     Due in part to the completion on December 7 and December 15, 2005 of tender offers for our shares of common stock by Mercury Real Estate Advisors LLC and its affiliates ("Mercury") and Park G.P., Inc. ("Park"), respectively, the number of our shareholders of record was reduced to below 300 in early January 2006. On January 6, 2006, we filed a certification with the Securities and Exchange Commission ("SEC") to suspend our reporting obligations under the Securities Exchange Act of 1934 ("Exchange Act"), which suspension became effective immediately, and to terminate the registration of our shares of common stock under the Exchange Act, which termination will become effective on April 6, 2006, if the certification is not withdrawn or denied. Under the Exchange Act, if the number of our shareholders of record increases to 300 or more as of the first day of any subsequent fiscal year, our reporting obligations under the Exchange Act would recommence.

     We are proceeding with the Split Transaction to increase the probability that our shareholders of record will not increase to 300 or more in a subsequent calendar year, which would require us to resume our reporting obligations under the Exchange Act.

     A special committee of independent directors and our board of directors have determined that, for the reasons discussed in detail in this proxy statement, the Split Transaction is in the best interests of the Company and our shareholders. The special committee and the board of directors believe that the Split Transaction would:

     - reduce the number of our shareholders of record from 296 as of January 6, 2006 to an estimated 70, thereby increasing the probability that we will not be subsequently required to recommence our reporting obligations under the Exchange Act;

     - allow management to focus on business operations, as opposed to compliance matters;

     - afford shareholders who own fewer than 50 shares of our common stock immediately before the Split Transaction the opportunity to receive cash for their shares, without having to pay brokerage commissions, at a fair price;

     - cause minimal disruption to shareholders owning 50 or more shares of common stock; and

     - increase the value of the Company to remaining shareholders through continuing cost savings realized by remaining a non-reporting company.

     For more information, see "Special Factors -Reasons For The Transaction" in this proxy statement.

RECOMMENDATIONS OF THE SPECIAL COMMITTEE AND THE BOARD OF DIRECTORS

     The special committee negotiated the cash consideration to be paid to shareholders who hold less than 50 shares immediately before the reverse stock split and determined that the Split Transaction is fair to the Company's unaffiliated shareholders (both those receiving the cash consideration and those remaining as shareholders after the Split Transaction) and is in the best interests of the Company. The special committee has unanimously approved the Split Transaction, recommended that the board approve the Split Transaction and recommends to unaffiliated shareholders that they approve the proposed amendments to our Articles of Incorporation. See "Special Factors - Fairness of the Split Transaction - Fairness Determination of the Special Committee" in this proxy statement. As used in this proxy statement, the term "affiliated shareholder" means any shareholder who is affiliated with Tower Properties' directors, executive officers or Tower Properties' largest shareholder, Commerce Bank, N.A., and the term "unaffiliated shareholder" means any shareholder other than an affiliated shareholder.

     The board of directors of Tower Properties, based on the recommendation of the special committee and other factors it deemed relevant, has unanimously determined that the Split Transaction is fair to and in the best interests of Tower Properties and its shareholders, including both affiliated and unaffiliated shareholders, and recommends that shareholders vote "FOR" the approval of the proposed amendments to our Articles of Incorporation. See "Special Factors - Fairness of the Split Transaction - Fairness Determination of the Board of Directors" in this proxy statement.

CONDUCT OF COMPANY BUSINESS OPERATIONS

     The Split Transaction is not expected to affect the conduct of the Company's existing business operations, or to change our business objective, which is to maximize long-term growth to our shareholders, except for the anticipated cost and management time savings resulting from continuing to be a non-reporting company. See "Certain Effects of the Split Transaction - Conduct of Company's Business After the Split Transaction" in this proxy statement.

BACKGROUND OF THE SPLIT TRANSACTION

     Please see "Special Factors - Background of the Split Transaction" in this proxy statement for a discussion of the events leading up to the public announcement of the proposed Split Transaction and certain events that subsequently occurred.

RECENT MARKET PRICE OF TOWER PROPERTIES COMMON STOCK AND MARKET PRICE FOLLOWING ANNOUNCEMENT OF THE SPLIT TRANSACTION

     The last trade of our common stock prior to February 3, 2006 was $390.00 per share on January 20, 2006. The closing price of our common stock on October 13, 2005, the most recent day on which a trade occurred before the public announcement of the proposed Split Transaction, was $295 per share. The public announcement of the proposed Split Transaction was made by the filing of a Form 8-K Current Report with the SEC on October 26, 2005.

EFFECTS OF THE SPLIT TRANSACTION

     As a result of the Split Transaction, we anticipate that:

     - the number of our shareholders of record will decrease from 296 as of January 6, 2006 to an estimated 70, thereby increasing the probability that our shareholders of record will not increase to 300 or more in a subsequent calendar year, which would require us to recommence our reporting obligations under the Exchange Act;

     - less information regarding Tower Properties will be publicly available because of the January 6, 2006 suspension of our reporting obligations under the Exchange Act and the Split Transaction;

     - shareholders who hold fewer than 50 shares immediately before the Split Transaction will no longer have an interest in or be shareholders of Tower Properties and will not be able to participate in any future earnings and growth of the Company, unless they subsequently acquire shares of our common stock;

     - as a result of the suspension of our reporting obligations under the Exchange Act and the Split Transaction, any future trading in our common stock would only occur as a result of "pink sheets" quotations of unsolicited customer orders, or in privately negotiated sales;

     - the number of outstanding shares of our common stock will decrease by approximately 1.8% from 185,093 shares to an estimated 181,836 shares, at an estimated cost to Tower Properties of approximately $1,380,000 (including expenses);

     - We estimate that we will experience a one-time cost savings of $499,000 in accounting, personnel and other expenses and annual cost savings of $350,000 in subsequent years as a result of the Company remaining a non-reporting company;

     - the ownership percentage of our common stock beneficially owned by all of our affiliated shareholders as a group will increase from approximately 66.7% to approximately 67.9%;

     - aggregate shareholders' equity of Tower Properties as of September 30, 2005, will be reduced by the proposed Split Transaction from approximately $40,673,000 on a historical basis to approximately $39,293,000 on a pro forma basis; and

     - the book value per share of our common stock as of September 30, 2005, will decrease due to the Split Transaction from $219.75 per share on a historical basis to $216.09 per share on a pro forma basis.

     See "Special Factors - Certain Effects Of The Split Transaction" in this proxy statement.

FAIRNESS OPINION OF FINANCIAL ADVISORS

     George K. Baum Advisors LLC ("Baum"), financial advisor to the special committee, has delivered to the special committee its written opinion to the effect that, as of October 25, 2005 (at which time the cash consideration proposed to be paid in the Split Transaction to shareholders holding fewer than 50 shares was $320 per share) and based upon and subject to certain matters stated in the opinion, the Split Transaction is fair, from a financial point of view, to Tower Properties' unaffiliated shareholders. The full text of the written opinion of Baum, which sets forth the assumptions made, matters considered and limitations on the review undertaken, is attached as Exhibit B to this proxy statement. The description of Baum's opinion is qualified in its entirety to the full text of the opinion, which shareholders should read carefully and in its entirety.

     Stern Brothers Valuation Advisors ("Stern"), financial advisor to the board of directors, delivered to the board its written opinion to the effect that, as of October 25, 2005 and based upon certain matters stated in the opinion, the $320 per share cash consideration then to be paid in the Split Transaction to shareholders holding less than 50 shares immediately prior to the Split Transaction would be fair, from a financial point of view, to the remaining shareholders of Tower Properties. The Company subsequently entered into a letter of intent to sell one of its real estate properties at a purchase price $1,950,000 higher than its estimate of the value of the property previously furnished to the special committee, which value had been considered by Baum and Stern in their analyses of the net asset value per share of common stock. The board of directors (including the members of the special committee) thereafter unanimously approved an adjustment to the cash consideration to be paid in the Split Transaction to $326.43 per share. Stern subsequently delivered to the board a letter confirming that the $326.43 per share adjusted cash consideration to be paid in the Split Transaction to shareholders holding less than 50 shares is fair, from a financial point of view, to the remaining shareholders of Tower Properties. The full text of the written opinions of Stern, which set forth the assumptions made, matters considered and limitations on the review undertaken, are attached as Exhibits C and D to this proxy statement. The description of Stern's opinions is qualified in its entirety to the full text of the opinions, which shareholders should read carefully and in their entirety.

     For a more detailed discussion of the opinions, see "Special
Factors-Opinions Of The Financial Advisors" in this proxy statement.

CONDITIONS TO COMPLETION OF THE SPLIT TRANSACTION

     The completion of the Split Transaction depends upon the approval of the proposed amendments to our Articles of Incorporation that will implement the Split Transaction by the holders of at least a majority of our outstanding shares.

RESERVATION OF RIGHTS

     We reserve the right to abandon the Split Transaction without further action by our shareholders at any time before the filing of the necessary amendments to our Articles of Incorporation with the Secretary of State of Missouri, even if the Split Transaction has been authorized by our shareholders at the special meeting. By voting in favor of the Split Transaction, you are also expressly authorizing us to determine not to proceed with the Split Transaction if we should so decide. See "The Proposed Amendments - Conditions to Completion of the Split Transaction" in this proxy statement.

EXCHANGE OF CERTIFICATES

     Promptly after the Split Transaction, our transfer agent acting as paying agent will send a letter of transmittal and instructions to effect the surrender of certificates for Tower Properties common stock to all shareholders who, based on information available to us, appear to be holders of fewer than 50 shares of our common stock immediately before the Split Transaction. Upon surrender of a certificate for cancellation to the paying agent, together with such letter of transmittal, duly completed and executed, the holder of the certificate will receive payment of the cash consideration of $326.43 per share, without interest. See "The Proposed Amendments - Exchange of Certificates; Payment of Cash Consideration" in this proxy statement.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

     The principal U.S. federal income tax consequences to shareholders who are not cashed out in the Split Transaction will be as follows:

     -    No gain or loss will be recognized.

     - Your holding period for your common stock will be the same as it was prior to the Split Transaction.

     - Your basis for your Tower Properties common stock will be the same as it was prior to the Split Transaction.

     The principle U.S. federal income tax consequences to shareholders who are cashed out in the Split Transaction, assuming that such shareholders do not own shares of Tower Properties common stock in another capacity after the Split Transaction and do not have our shares attributed to them under certain attribution rules, will be as follows:

     - Gain or loss will be recognized in an amount equal to the difference between the cash received and your basis for your shares of common stock.

     - If you held your common stock as a capital asset, the gain or loss will be a capital gain or loss, long-term or short-term depending on whether you held your stock for more or less than one year.

     If you are cashed out in the Split Transaction, but own Tower Properties common stock in another capacity, or have our shares attributed to you under certain attribution rules, then the

U.S. federal income tax consequences will depend upon your particular fact situation. In some circumstances, the full amount of cash received could be treated as a dividend.

     Tax matters are very complicated, and the tax consequences of the Split Transaction to you will depend on your own situation. To review the material U.S. federal income tax consequences in greater detail, please read the discussion under "Special Factors - Material U.S. Federal Income Tax Consequences" in this proxy statement.

NO DISSENTERS' OR APPRAISAL RIGHTS

     Under Missouri law, our Articles of Incorporation and by-laws, you are not entitled to dissent from the Split Transaction and receive an appraisal of the "fair value" of your shares. See the discussion under "Special Factors - Dissenters' and Appraisal Rights" in this proxy statement.

SOURCES OF FUNDS; FINANCING OF THE SPLIT TRANSACTION

     We estimate that the total funds required to pay the cash consideration to our shareholders cashed out in the Split Transaction and to pay fees and expenses relating to the Split Transaction will be approximately $1,380,000. The consideration to be paid to shareholders and the fees and expenses incurred in connection with the Split Transaction will be paid from the Company's current cash and cash available by drawing on our lines of credit. For more information, see "Special Factors - Costs of the Split Transaction and Source of Funds" in this proxy statement.

POTENTIAL CONFLICTS OF INTEREST OF AFFILIATED SHAREHOLDERS

     The executive officers and directors of Tower Properties and Tower Properties' largest shareholder, Commerce Bank, N.A., in which David M. Kemper is President and Chief Executive Officer and Jonathan M. Kemper is Vice Chairman of the Board of Directors, may have interests in the Split Transaction that are different from your interests as a shareholder, or relationships that may present conflicts of interest, including the following:

     - Commerce Bank, NA, in a representative capacity, David W. Kemper, a director of the Company, Jonathan M. Kemper, a director and non-executive Chairman of the Board, James M. Kemper, Jr., a director, and William E. Quirk and Brian D. Everist, directors and members of the special committee, each hold of record more than 50 shares of Tower Properties common stock and will retain their shares after the Split Transaction.

     - As a result of the Split Transaction, shareholders who own 50 or more shares immediately before the Split Transaction, such as Commerce Bank, N.A., in a representative capacity, David W. Kemper, a director, Jonathan M. Kemper, a director, James M. Kemper, Jr., a director, and William E. Quirk and Brian D. Everist, directors and members of the special committee, will increase their percentage ownership interest in Tower Properties as a result of the Split Transaction. For example, assuming that the Split Transaction is approved and completed and the number of our shares outstanding is reduced by 3,257 shares as a result of the Split Transaction, after the Split Transaction the ownership percentage of Commerce Bank, N.A. in a representative capacity would increase from 27.1% to 27.6%, the ownership percentage of David W. Kemper would increase from 16.3% to 16.6%, the ownership percentage of Jonathan M. Kemper would increase from 15.2% to 15.5%, and the ownership percentage of James M. Kemper, Jr. would increase from 7.6% to 7.7%. The ownership percentages of Messrs. Quirk and Everist would remain at less than 1% as a result of the Split Transaction.

     See "Special Factors - Potential Conflicts of Interest of Unaffiliated Shareholders" in this proxy statement.

                 QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING
                              AND SPLIT TRANSACTION

                 ABOUT THE SPECIAL MEETING AND VOTING PROCEDURES

Q:   WHY DID YOU SEND ME THIS    A:   We sent you this proxy statement and the
     PROXY STATEMENT?                 enclosed proxy card because our board of
                                      directors is soliciting your votes for use
                                      at our special meeting of shareholders.

                                      This proxy statement provides information that you need to know in order to cast an informed vote at the special meeting.
                                      However, you do not need to attend the
                                      special meeting to vote your shares.
                                      Instead, you may simply complete, sign and return the enclosed proxy card.

                                      We began sending this proxy statement,
                                      notice of special meeting and the enclosed proxy card on or about February 10, 2006 to all shareholders entitled to notice of and to vote at the special meeting. The record date for shareholders entitled to vote is February 3, 2006. On that date, there were 185,093 shares of our common stock outstanding.

Q:   SHOULD I SEND IN MY STOCK   A:   No. After the Split Transaction is
     CERTIFICATES NOW?                completed, instructions will be sent to
                                      you on how to receive any cash
                                      consideration which you may be entitled to
                                      receive.

Q:   WHAT IS THE TIME AND        A:   The special meeting will be held at Suite
     PLACE OF THE SPECIAL             1215 in the Commerce Tower, 911 Main
     MEETING?                         Street, Kansas City, Missouri, at 10:00
                                      a.m., Central time, on March 7, 2006.

Q:   WHAT AM I BEING ASKED TO    A:   You are being asked to vote on the
     VOTE ON?                         approval of proposed amendments to our
                                      Articles of Incorporation that will
                                      provide for a reverse 1-for-50 stock split
                                      followed immediately by a forward 50-for-1
                                      stock split. Shareholders whose shares are
                                      converted into less than one share in the
                                      reverse split (meaning they held fewer
                                      than 50 shares immediately before the
                                      Split Transaction) will receive cash
                                      consideration from the Company for their
                                      fractional share interests equal to
                                      $326.43 cash, without interest, for each
                                      share of common stock they held
                                      immediately before the Split Transaction.
                                      Shareholders who own 50 or more shares
                                      immediately before the Split Transaction
                                      will continue to own the same number of
                                      shares after the Split Transaction.

Q:   WHO MAY BE PRESENT AT THE   A:   All holders of our common stock may attend
     SPECIAL MEETING AND WHO          the special meeting in person. However,
     MAY VOTE?                        only holders of common stock of record as
                                      of February 3, 2006 may cast their votes
                                      in person or by proxy at the special
                                      meeting. Shareholders are entitled to one
                                      vote for each share of common stock held
                                      as of the record date.

Q:   WHAT IS THE VOTE REQUIRED   A:   The proposed amendments to our Articles of
     TO APPROVE THE PROPOSED          Incorporation must receive the affirmative
     AMENDMENTS?                      vote of the holders of at least a majority
                                      of our shares of common stock issued and
                                      outstanding as of the record date. If you
                                      do not vote your shares, either in person
                                      or by proxy, or if you abstain from voting
                                      on this matter, it has the same effect as
                                      if you voted against the proposed
                                      amendments. In addition, if you do not
                                      instruct your broker on how to vote your
                                      shares on the proposed amendments, your
                                      broker will not be able to vote for you.
                                      This will have the same effect as a vote
                                      against the proposed amendments.

                                      As of the record date, the affiliated
                                      shareholders of Tower Properties
                                      beneficially owned a total of 123,471
                                      shares of our

                                      common stock, or approximately 66.7% of
                                      our total shares entitled to vote at the special meeting.

                                      The affiliated shareholders, who together have 65.2% of the voting power of our shares entitled to vote, excluding 2,853 shares held by Commerce Bank, N.A. for unaffiliated shareholders, have indicated that they intend to vote all of their shares "FOR" the approval of the amendments to our Articles of
                                      Incorporation. Accordingly, we believe
                                      that the requisite shareholder approval
                                      will be obtained.

Q:   WHO IS SOLICITING MY        A:   The board of directors of the Company.
     PROXY?

Q:   WHAT IS THE COMPANY'S       A:   A special committee of independent
     VOTING RECOMMENDATION            directors has determined that the Split
     REGARDING THE PROPOSAL?          Transaction is fair to our unaffiliated
                                      shareholders and in the best interests of
                                      the Company. Our board of directors has
                                      determined that the Split Transaction is
                                      fair to all of our shareholders and in the
                                      best interests of the Company. The special
                                      committee and board of directors have
                                      therefore unanimously approved the Split
                                      Transaction and recommend that you vote
                                      your shares "FOR" approval of the proposed
                                      amendments to our Articles of
                                      Incorporation at the special meeting.

Q:   IN LIGHT OF THE RECENTLY    A:   The special committee of independent
     COMPLETED TENDER OFFER IN        directors and the board of directors have
     WHICH MERCURY ACQUIRED           considered the Mercury Tender Offer and
     10,162 OF THE COMPANY'S          the Park Tender Offer and continue to
     SHARES AT $340 PER SHARE,        believe that the $326.43 cash
     AND THE RECENTLY                 consideration to be paid to holders of
     COMPLETED TENDER OFFER IN        fewer than 50 shares in the Split
     WHICH PARK ACQUIRED SOME         Transaction is fair from a financial point
     OF OUR SHARES AT $345 PER        of view to all of the Company's
     SHARE, HOW CAN THE SPLIT         shareholders. We recommended that holders
     TRANSACTION BE FAIR TO           of less than 50 shares accept the Mercury
     THE HOLDERS OF FEWER THAN        Tender Offer at $340 per share because
     50 SHARES AT A                   holders of less than 50 shares had the
                                      opportunity to sell their shares to
                                      Mercury at a price which was higher than
                                      the cash consideration to be paid

     PRICE OF $326.43 PER             to them in the Split Transaction, and
     SHARE?                           because if such holders tendered to
                                      Mercury, the Company might be able to
                                      achieve its corporate objective of
                                      suspending its reporting obligations with
                                      the use of less corporate funds. See
                                      Special Factors - Background of the Split
                                      Transaction" and "Special Factors -
                                      Reaffirmations of and Adjustments to
                                      Fairness Determinations" in this proxy
                                      statement.

Q:   WHAT DO I NEED TO DO NOW?   A:   Please sign, date and complete your proxy
                                      card and promptly return it in the
                                      enclosed, self addressed, prepaid envelope
                                      so that your shares can be represented at
                                      the special meeting.

Q:   IF MY SHARES ARE HELD IN    A:   Your broker will vote your shares for you
     "STREET NAME" BY MY              with respect to the proposed amendments to
     BROKER, WILL MY BROKER           our Articles ONLY if you instruct your
     VOTE MY SHARES FOR ME?           broker how to vote them. Your broker
                                      should mail information to you that will
                                      explain how to give your broker these
                                      instructions.

Q:   CAN I CHANGE MY VOTE        A:   Yes. Just send by mail a written
     AFTER I HAVE MAILED MY           revocation or a later-dated, completed and
     SIGNED PROXY CARD?               signed proxy card before the special
                                      meeting, or simply attend the special
                                      meeting and vote in person. You may not
                                      change your vote by facsimile or
                                      telephone.

Q:   WHAT IF I DON'T SEND BACK   A:   If you do not return your proxy card or
     A PROXY CARD OR VOTE MY          vote your shares in person at the special
     SHARES IN PERSON AT THE          meeting, your inaction will be treated as
     SPECIAL MEETING?                 a non-vote with respect to the proposed
                                      amendments to our Articles. This will have
                                      the effect described above under "What is
                                      the vote required to approve the proposed
                                      amendments?"

Q:   WHAT HAPPENS IF I SELL MY   A:   The record date for the special meeting is
     COMPANY SHARES BEFORE THE        earlier than the targeted effective date
     SPECIAL MEETING?                 of the Split Transaction. If you own
                                      shares on the record date for the special
                                      meeting, but transfer your shares after
                                      the record date and

                                      before the effective date of the Split
                                      Transaction, you will retain your right to vote at the special meeting based on the number of shares you owned on the record date. If you sell or transfer a sufficient number of shares so that you own fewer than 50 shares immediately before the effective date of the Split Transaction, you will receive $326.43 cash for each share you own immediately before the Split
                                      Transaction.

Q:   WHAT HAPPENS IF THE         A:   Your proxy card will be good and may be
     SPECIAL MEETING IS               voted at the postponed or adjourned
     POSTPONED OR ADJOURNED?          meeting. You will still be able to change
                                      or revoke your proxy card until it is
                                      voted.

                              ABOUT THE TRANSACTION

Q:   WHAT WILL I RECEIVE IN      A:   If you hold fewer than 50 shares of our
     THE SPLIT TRANSACTION?           common stock of record immediately before
                                      the Split Transaction, you will receive
                                      from the Company $326.43 in cash, without
                                      interest, for each share you own
                                      immediately before the Split Transaction.
                                      If you hold 50 or more shares of Company
                                      common stock of record immediately before
                                      the Split Transaction, you will not
                                      receive any cash consideration for your
                                      shares in connection with the Split
                                      Transaction and will continue to hold the
                                      same number of shares after the Split
                                      Transaction as you did before the
                                      Transaction. Please read the discussion in
                                      this proxy statement under "Amendments to
                                      the Articles of Incorporation to Effect
                                      the Split Transaction - Ability of Certain
                                      Shareholders to Participate or Not to
                                      Participate" for a description of the
                                      treatment of shares held in street name.

Q:   IF I OWN SHARES HELD IN     A:   If you hold fewer than 50 shares of common
     STREET NAME, WILL THESE          stock in street name through a nominee
     SHARES BE SUBJECT TO THE         (such as a bank or broker), your shares
     TERMS OF THE SPLIT               may or may not be affected by the Split
     TRANSACTION?                     Transaction. Under Missouri law, the Split
                                      Transaction would operate only at the
                                      level of shareholders of record.
                                      Beneficial owners

                                      who hold shares in street name are not
                                      shareholders of record and would not
                                      automatically have their shares cashed out in the Split Transaction. We are offering to treat shareholders beneficially owning shares held in street name in the same manner as shareholders of record. However, as nominees have differing procedures, your nominee would have discretion in determining whether to accept our offer.
                                      To determine the Split Transaction's
                                      effect on any shares which you hold in
                                      street name, you should therefore contact your bank, broker or other nominee for instructions. If you have doubts as to whether your nominee will effect the Split
                                      Transaction with respect to your shares
                                      beneficially owned in street name, you may insure that your shares will be subject to the Split Transaction by requesting your nominee to have your shares taken out of street name and registered directly in your name prior to the effective date of the Split Transaction. See "Amendments to the Articles of Incorporation to Effect the Split Transaction - Ability of Certain
                                      Shareholders to Participate or Not to
                                      Participate" in this proxy statement.

Q:   WILL COMPANY SHARES BE      A:   As a result of the suspension of our
     TRADED AFTER THE SPLIT           reporting obligations under the Exchange
     TRANSACTION?                     Act and the Split Transaction, our shares
                                      will no longer be eligible for trading on
                                      the OTC Bulletin Board as they have in the
                                      past. The special committee required as a
                                      condition to its approval of the Split
                                      Transaction a statement of the Company's
                                      intention to make available adequate
                                      current information concerning the
                                      Company, in order to permit quotations of
                                      unsolicited customer orders to continue to
                                      be published in the pink sheets. However,
                                      although our shares should be eligible to
                                      be listed in the pink sheets, there are no
                                      market makers for our stock, shareholders
                                      are likely to experience reduced trading
                                      liquidity and the market price for their
                                      shares may be

                                      adversely affected. See "Special Factors -
                                      Factors Considered - Disadvantages of the
                                      Split Transaction" in this proxy
                                      statement.

Q:   HOW WILL THE COMPANY BE     A:   We expect our business and operations to
     OPERATED AFTER THE               continue as they are currently being
     TRANSACTION?                     conducted. The Split Transaction is not
                                      anticipated to have any effect upon the
                                      conduct of our business, except as
                                      disclosed in this proxy statement. As a
                                      result of the Split Transaction,
                                      shareholders of the Company who receive
                                      cash for their shares will no longer have
                                      a continuing interest as shareholders of
                                      the Company and will not share in any
                                      potential future earnings and growth of
                                      the Company. See "Special Factors -
                                      Conduct of Company's Business After the
                                      Split Transaction" in this proxy
                                      statement.

Q:   WHEN DO YOU EXPECT THE      A:   We are working toward completing the Split
     TRANSACTION TO BE                Transaction as quickly as possible, and we
     COMPLETED?                       expect the Split Transaction to be
                                      completed and effective at 11:59 p.m. on
                                      the date the shareholders vote to approve
                                      the Split Transaction, or as soon as
                                      reasonably practicable thereafter.

Q:   WHAT ARE THE MATERIAL       A:   The receipt of cash in the Split
     U.S. FEDERAL INCOME TAX          Transaction will be taxable for U.S.
     CONSEQUENCES OF THE              federal income tax purposes as a capital
     TRANSACTION TO ME?               gain, in most instances. Shareholders who
                                      do not receive cash in the Split
                                      Transaction should not be subject to
                                      taxation as a result of the Split
                                      Transaction. To review the material tax
                                      consequences in greater detail, please
                                      read the discussion under "Special Factors
                                      - Material U.S. Federal Income Tax
                                      Consequences" in this proxy statement.

Q:   MAY I BUY ADDITIONAL        A:   Yes. The key date is the effective date of
     SHARES IN ORDER TO REMAIN        the Split Transaction. So long as you are
     A SHAREHOLDER OF THE             able to acquire a sufficient number of
     COMPANY?                         shares so that you own of record 50 or
                                      more shares at the effective date of the
                                      Split Transaction, which we expect to
                                      occur at 11:59 p.m. on the date

                                      the shareholders vote to approve the Split
                                      Transaction, or as soon as reasonably
                                      practicable thereafter, your shares of
                                      common stock will not be cashed out in the Split Transaction. See "Amendments to the
                                      Articles of Incorporation to Effect the
                                      Split Transaction - Ability of Certain
                                      Shareholders to Participate or Not to
                                      Participate" in this proxy statement.

Q:   IF I HOLD MORE THAN 50      A:   Yes. If you hold 50 or more shares of
     SHARES OF RECORD, IS             record before the Split Transaction, but
     THERE ANYTHING I CAN DO          would like to take advantage of the
     TO TAKE ADVANTAGE OF THE         opportunity to receive $326.43 per share
     OPPORTUNITY TO RECEIVE           in cash as a result of the Split
     CASH AS A RESULT OF THE          Transaction, you may reduce your stock
     SPLIT TRANSACTION?               ownership to less than 50 shares of record
                                      before the effective date of the Split
                                      Transaction by selling or otherwise
                                      transferring your shares. If you own fewer
                                      than 50 shares of record immediately
                                      before the effective date of the Split
                                      Transaction, those shares will be cashed
                                      out in the Split Transaction at $326.43
                                      per share. See "Amendments to the Articles
                                      of Incorporation to Effect the Split
                                      Transaction-Ability of Certain
                                      Shareholders to Participate or Not to
                                      Participate" in this proxy statement.

Q:   SHOULD I SEND IN MY STOCK   A:   No. Promptly after the Split Transaction
     CERTIFICATES NOW?                is completed, instructions will be sent to
                                      you on how to receive any cash
                                      consideration to which you may be
                                      entitled.

Q:   WHO CAN HELP ANSWER MY      A:   If you have any questions concerning the
     QUESTIONS?                       Split Transaction or the special meeting,
                                      or if you would like additional copies of
                                      this proxy statement or proxy card, please
                                      contact: Mr. Stanley J. Weber, Secretary
                                      of Tower Properties. The telephone number
                                      is (816) 421-8255.

                                 PROXY STATEMENT
                            TOWER PROPERTIES COMPANY

                         SPECIAL MEETING OF SHAREHOLDERS

                                  MARCH 7, 2006

                                  INTRODUCTION

SOLICITATION

     This proxy statement is furnished in connection with the solicitation of proxies by the board of directors of Tower Properties Company ("Company") to be used at a special meeting of shareholders of the Company to be held on March 7, 2006, at 10:00 a.m., Central time, at Suite 1215 in the Commerce Tower, 911 Main Street, Kansas City, Missouri ("special meeting"). The approximate date on which this proxy statement and the accompanying form of proxy card are being sent to shareholders is on or about February 10, 2006. The Company's principal executive offices are located at 911 Main Street, Suite 100, Kansas City, Missouri 64106.

     At the special meeting, the following matters will be considered and voted upon by the shareholders:

     (1) a proposal to approve proposed amendments to our Articles of Incorporation to effect a reverse 1-for-50 stock split followed immediately by a forward 50-for-1 stock split of our common stock (the "Split Transaction"), with the result that shareholders holding fewer than 50 shares of common stock before the Split Transaction will receive from the Company $326.43 in cash, without interest, for each share held immediately before the Split Transaction; and shareholders holding 50 or more shares of common stock before the Split Transaction will continue to hold the same number of shares after completion of the Transaction; and

     (2) the transaction of any other business that may properly come before the special meeting or any adjournments or postponements of the special meeting.

     YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE SPLIT TRANSACTION AND RECOMMENDS THAT YOU VOTE "FOR" THE APPROVAL OF THE PROPOSED AMENDMENTS TO OUR ARTICLES OF INCORPORATION.

WHO CAN VOTE AT THE SPECIAL MEETING

     You are entitled to vote your shares at the special meeting only if our records show that you held your shares as of the record date, which is February 3, 2006. On the record date, there were 185,093 shares of Company common stock ("common stock") outstanding.

ATTENDING THE SPECIAL MEETING

     If you are a shareholder of record, you may attend the special meeting and vote in person, or you may vote by proxy at the special meeting. If you are a beneficial owner of common stock and your shares are held by a broker, bank or other nominee (i.e., in "street name"), you will need proof of ownership to be admitted to the special meeting. A recent brokerage statement or letter from a bank or broker are examples of proof of ownership. If you want to vote your common stock held in street name in person at the special meeting, you will have to get a written proxy authorizing you to vote from the broker, bank or other nominee who holds your shares.

VOTING BY PROXY

     If the accompanying proxy card is signed and returned, your shares represented by the proxy will be voted in accordance with the specifications thereon. If the manner of voting your shares is not indicated on the proxy card, they will be voted (a) "FOR" approval of the proposed amendments to our Articles of Incorporation to effect the reverse 1-for-50 stock split followed immediately by a forward 50-for-1 stock split of the common stock and (b) in the discretion of the persons named in the proxy on any other matter that is properly presented and voted on at the special meeting.

     You may revoke your proxy at any time before the vote is taken at the special meeting. To revoke your proxy, you must either give our corporate Secretary a written notice of revocation bearing a later date than the proxy, submit a later-dated proxy card to our corporate Secretary, or attend the special meeting and vote your shares in person. Your attendance at the special meeting will not automatically revoke your proxy.

     If you hold your shares in street name, please contact your broker for additional information regarding the voting of your shares. Your broker may allow you to deliver your voting instructions via the telephone or the internet. Please see the voting instructions form provided you by your broker. If your shares are not registered in your name, you will need additional documentation from the record holder of your shares to vote your shares in person.

VOTE REQUIRED

     Shareholders are entitled to one vote per share on all matters presented to the special meeting. The presence in person or by proxy of the holders of a majority of the outstanding shares of common stock will constitute a quorum for the transaction of business at the special meeting. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business. A broker non-vote occurs when a shareholder fails to provide voting instructions to the shareholder's broker for shares held in street name. Under these circumstances, the broker may be authorized to vote the shares on some routine items, but is prohibited from voting on other items. The items for which a shareholder's broker cannot vote without the shareholder's instructions result in a broker non-vote.

     Approval of the proposed amendments to our Articles of Incorporation requires the affirmative vote of a majority of the shares of common stock outstanding and entitled to vote thereon. Abstentions and broker non-votes will have the same effect as votes AGAINST the proposal.

VOTING BY DIRECTORS, OFFICERS AND CERTAIN BENEFICIAL OWNERS

     As of the record date, the current directors and executive officers of Tower Properties, and Commerce Bank, N.A., our largest shareholder, together had voting power over 120,618 of our shares (excluding 2,853 shares held by Commerce Bank, N.A. in a representative capacity for unaffiliated shareholders), which constitutes 65.2% of the voting power of the outstanding shares of common stock entitled to vote at the special meeting. The directors and executive officers of Tower Properties and their affiliates have indicated they will vote all of their shares in favor of the amendments to our Articles of Incorporation. Commerce Bank, N.A. has advised us that it will vote the shares as to which it has voting authority in a representative capacity for the unaffiliated shareholders in the best interests of its clients and beneficiaries. Accordingly, we believe that the requisite shareholder approval will be obtained at the special meeting.

                                 PROPOSAL NO. 1

                   AMENDMENTS TO THE ARTICLES OF INCORPORATION
                         TO EFFECT THE SPLIT TRANSACTION

STRUCTURE OF THE SPLIT TRANSACTION

     The board of directors, upon the recommendation and approval of a special committee of independent directors (the "special committee"), has authorized the Split Transaction and recommends that you approve it. The Split Transaction consists of a 1-for-50 reverse stock split, such that shareholders holding fewer than 50 shares of common stock ("Small Shareholders") will have such shares cancelled and converted into the right to receive the cash consideration set forth herein, followed immediately by a 50-for-1 forward stock split. We expect the Split Transaction to take place on the date of the special meeting, or on any later date we file certificates of amendment to our Articles of Incorporation with the Secretary of State of Missouri, or on any later date that we may specify in such certificates of amendment (the "effective date"). At 11:58 p.m., Central time, on the effective date, the Company will effect a 1-for-50 reverse stock split of our common stock, pursuant to which each shareholder owning 50 or more shares of common stock ("Large Shareholders") immediately before the reverse stock split will immediately after the reverse stock split own one share of common stock for each 50 shares of common stock owned immediately before the reverse stock split. Each Small Shareholder immediately before the reverse stock split will receive the right to receive $326.43 cash consideration, without interest, for each share of common stock held immediately before the Split Transaction, in exchange for the resulting fractional share thereof and will no longer be a shareholder of the Company.

     At 11:59 p.m., Central time, on the effective date, after completion of the reverse stock split, the Company will effect a 50-for-1 forward stock split of our common stock, pursuant to which each shareholder of one or more shares of common stock immediately after the reverse stock split and immediately before the forward stock split will hold after the forward stock split 50 shares of common stock for each share held immediately before the forward stock split. In other words, each Large Shareholder owning 50 or more shares of common stock immediately before the Split Transaction will continue to hold the same number of shares after the completion of the Split Transaction and will not receive any cash payment.

     As of January 5, 2006, there were 185,093 shares of our common stock issued and outstanding, held by approximately 296 shareholders of record. Of these shareholders of record, approximately 206 shareholders were Small Shareholders (not including beneficial owners owning less than 50 shares registered in "street name"). Collectively, Small Shareholders of record then owned an aggregate of approximately 2,066 shares, or 1.1% of our outstanding shares of common stock.

     We do not know the exact number of shares of our common stock owned beneficially (but not of record) by Small Shareholders whose shares are held in street name. However, based on information obtained from our transfer agent and from the securities depository which holds most of our shares in street name, we estimate that as of January 5, 2006 there were, in addition to the 2,066 shares owned of record by Small Shareholders, approximately 1,191 shares beneficially owned by Small Shareholders whose shares were held in street name. In making the computations set forth in this proxy statement (including the preparation of the pro forma financial information included herein), we have assumed that all of the shares beneficially owned by Small Shareholders whose shares are held in street name will choose to participate in the Split Transaction. Due to changes in our share ownership which may occur prior to the effective date of the Split Transaction, the actual distribution of our shares held in street name, and the extent to which beneficial owners of shares held in street name participate in the Split Transaction, our estimates are imprecise and could vary materially from those set forth herein. See "Amendments to the Articles of Incorporation to Effect the Split Transaction - Ability of Certain Shareholders to Participate or Not to Participate" in this proxy statement.

     The special committee was appointed to represent in the Split Transaction the interests of shareholders who are not affiliated with Tower Properties' directors, executive officers and Commerce Bank, N.A. (the "unaffiliated shareholders"). The special committee negotiated the cash consideration to be paid to Small Shareholders, negotiated the other terms and conditions of the Split Transaction, considered its fairness to unaffiliated shareholders and received a fairness opinion from its financial advisor, George K. Baum Advisors LLC ("Baum"), to the effect that the Split Transaction with assumed cash consideration of $320 per share was fair to the unaffiliated shareholders from a financial point of view. The special committee determined that the Split Transaction is procedurally and substantively fair to our unaffiliated shareholders and recommended that our board of directors approve such Transaction. Our board of directors also received the opinions of its financial advisor, Stern Brothers Valuation Advisors ("Stern"), to the effect that the cash consideration of $326.43 per share to be paid in the Split Transaction to Small Shareholders is fair to the remaining shareholders of Tower Properties. We currently estimate that Small Shareholders who are cashed out in the Split Transaction will receive cash consideration for their cancelled shares within approximately three weeks after the effective date of the Split Transaction.

     For a more detailed discussion, see "Special Factors - Fairness of the Split Transaction" and "Split Transaction - Exchange of Certificates; Payment of Cash Consideration" in this proxy statement.

ABILITY OF CERTAIN SHAREHOLDERS TO PARTICIPATE OR NOT TO PARTICIPATE

     SHAREHOLDERS HOLDING LESS THAN 50 SHARES OF RECORD.

     If you are a Small Shareholder of record, but you would rather continue to own shares of our common stock after the Split Transaction and not be cashed out, you may do so by taking either of the following actions:

     - Purchase a sufficient number of additional shares of our common stock on the open market and have them registered in your name and consolidated with your current record account, if you are a record holder, so that you hold at least 50 shares of common stock in your record account immediately before the effective date of the Split Transaction; or

     - If you have multiple accounts, consolidate your accounts so that you hold at least 50 shares of common stock in one record account immediately before the effective date.

     You should act far enough in advance so that your purchase of additional shares and/or consolidation of your accounts is completed by the close of business prior to the effective date of the Split Transaction. The effective date is the date upon which the certificates of amendment to our Articles of Incorporation become effective, which date is expected to be the date of the special meeting or as soon thereafter as is practicable.

     SHAREHOLDERS HOLDING LESS THAN 50 SHARES IN STREET NAME.

     Under Missouri law, the proposed Stock Split would operate only at the level of shareholders of record. Beneficial owners whose shares are held in street name are not shareholders of record. As a result, Small Shareholders who beneficially own their shares in street name immediately before the Split Transaction would not automatically have their shares cashed out in the Split Transaction. However, we are offering to treat shareholders who beneficially own shares in street name through a nominee in the same manner as shareholders of record.

     Accordingly, we intend to allow nominees to submit to us to be cashed out in the Split Transaction shares of common stock held in street name in accounts that would qualify to be cashed out in the Split Transaction (accounts holding less than 50 shares of common stock), but for the fact that they are not held of record by the beneficial owners. However, as nominees have differing procedures, your nominee would have discretion in determining whether to accept our offer and would not be legally obligated to effect the Split Transaction with respect to your shares held in street name. To determine the Split Transaction's effect on any shares which you hold in street name, you should therefore contact your bank, broker or other nominee for instructions. If you have doubts as to whether your nominee will effect the Split Transaction with respect to your shares held in street name, you may insure that your shares will be subject to the Split Transaction by requesting your nominee to have your shares taken out of street name and registered directly in your name prior to the effective date of the Split Transaction.

     SHAREHOLDERS HOLDING 50 OR MORE SHARES OF RECORD.

     Large Shareholders who would like to take the opportunity to receive $326.43 per share as a result of the Split Transaction may transfer the shares they hold of record to different accounts (e.g. their own name and one or more brokerage accounts), so that fewer than 50 shares are held of record in one account, or may reduce their stock ownership to less than 50 shares of record before the effective date of the Split Transaction by selling or otherwise transferring a portion of their shares.

     You should act far enough in advance so that your sale or other transfer of your shares is completed by the close of business prior to the effective date of the Split Transaction, which date will in no event be prior to the date of the special meeting.

                                 SPECIAL FACTORS

BACKGROUND OF THE SPLIT TRANSACTION

     Prior to January 6, 2006, we were obligated to prepare and file with the SEC, among other items, the following:

     -    Current Reports on Form 8-K;

     -    Quarterly Reports on Form 10-Q;

     -    Annual Reports on Form 10-K;

     - Proxy statements and annual shareholder reports as required by Regulation 14A under the Exchange Act;

     - Schedule 14D-9 Solicitation/Recommendation Statements in the event of tender offers for our shares; and

     - Schedule 13E-3 Transaction Statements in the event we engage in going private transactions.

     We incurred direct and indirect costs associated with meeting these reporting requirements and the other requirements imposed on public companies by the Exchange Act. These costs of compliance are expected to increase significantly with the implementation of the provisions of the Sarbanes-Oxley Act of 2002 ("Sarbanes-Oxley"). See "Special Factors - Reasons for the Split Transaction" below for an itemization of these costs.

     On June 28, 2004, Tower Properties received an unsolicited letter of Park GP, Inc. ("Park") pursuant to which Park made an unsolicited tender offer to the Company's shareholders to buy up to 2,000 shares of common stock at a purchase price of $185 per share. Tower Properties engaged special legal counsel to assist the Company in responding to the tender offer. In accordance with the requirements of federal securities laws, Tower Properties responded with a letter to its shareholders dated July 12, 2004 in which the Company chose not to express an opinion or to make a recommendation, but remained neutral with respect to the tender offer. The Company's July 12 letter to shareholders stated that management had been considering the possibility of an odd-lot tender offer to holders of less than 100 shares with the goal of causing the number of shareholders of record to be less than 300 and terminating the Company's reporting obligations as a public company under the federal securities laws. The July 12 letter also stated that management of the Company had over the years considered the possibility of initiating transactions in order to reduce the beneficial and record ownership of shareholders to 75 or less in order to convert the Company from a C corporation to a S corporation under the Internal Revenue Code of 1986, as amended (the "Code"), in order to eliminate federal and state income taxation of the Company's earnings at the corporate level. The July 12 letter stated that senior management had not made any recommendation to the board of directors concerning the foregoing possibilities and that no decision had been reached as to whether either or both of them might be pursued.

     At a meeting of the board of directors held on July 27, 2004, senior management reviewed with the board several options available to Tower Properties in seeking to go private, including making an odd-lot tender offer to holders of less than 100 shares, in order to relieve the Company of the costs associated with filing periodic reports and complying with the other requirements of the Exchange Act, including the expected future costs of complying with Section 404 of Sarbanes-Oxley. The board of directors discussed the strategic alternatives available to the Company and instructed management to further explore the possibility of an odd-lot tender offer with a view to suspending the Company's reporting obligations under the federal securities laws in order to reduce its administrative and out-of-pocket costs.

     Following the July 27 board of directors meeting, management requested its special counsel to provide advice as to the structure, costs, advantages, consequences and timing of possible transactions to terminate the Company's reporting obligations as a public company under the federal securities laws. At a board of directors' meeting on October 26, 2004, special counsel presented information to the board concerning the state corporate law standards and federal securities laws compliance requirements applicable to various transactions to terminate or suspend the Company's reporting obligations under the federal securities laws, including an issuer odd-lot tender offer, a tender offer followed by a short form cash merger, and a reverse/forward stock split transaction. The board inquired of special counsel whether options were available to the Company to facilitate opportunities for shareholders holding a small number of shares that might be eliminated by a reverse stock split and did not wish to be cashed out to accumulate additional shares of the Company's stock if they desired to do so. Special counsel reported that it would be advisable to contact the SEC to determine its position on whether such options could be made available. Management subsequently engaged Stern to commence work on a fairness opinion for a possible transaction.

     A meeting of the board of directors was held on January 25, 2005. Special counsel reported to the board that the SEC had responded to the Company's inquiry about a fractional share buy-back program in connection with a reverse stock split that such a program might be considered to be an offering of securities by the Company requiring the filing of a registration statement. Special counsel then reviewed with the board the state corporate law standards, federal securities laws requirements, procedural and timing aspects of a reverse stock split followed immediately by a forward stock split to cash out small shareholders of record below a targeted threshold. Special counsel advised that it was a best corporate practice to appoint a special committee of independent directors to represent the interests of unaffiliated shareholders, which committee would be empowered to negotiate the price, terms and conditions of the proposed transaction. The board of directors determined that it was in the best interests of Tower Properties and its shareholders to cease to be a reporting company for federal securities laws purposes by engaging in a transaction to reduce the Company's shareholders of record to below 300 and that the board believed that the most efficient, cost-effective and certain manner to accomplish this would be for the Company to engage in a reverse stock split followed immediately by a forward stock split in which the Company would purchase at a fair price in cash the shares owned by shareholders below a threshold amount.

     The board then appointed a special committee of independent directors consisting of William E. Quirk and Brian D. Everist. The special committee was authorized to represent the interests of the unaffiliated shareholders in connection with the Split Transaction and was empowered to negotiate with the Company the price, terms and conditions of the Split Transaction, or other alternative transactions deemed by the special committee to be procedurally and substantively fair to the unaffiliated shareholders. The special committee was further empowered to engage, at the Company's expense, its own legal and financial advisors and any other experts the special committee deemed necessary or advisable in order to evaluate the Split Transaction. On January 28, the special committee retained its own legal counsel to represent it.

     On February 3, 2005, the special committee met with its legal counsel, reviewed the history of the board's consideration of the Split Transaction and discussed the independence of the members of the special committee, the fiduciary duties of the special committee and the Company's retention of Stern to issue a fairness opinion. The special committee determined to seek clarification as to the scope of its charge and information regarding the retention of Stern by the Company, and to ask the Company for materials that had been provided to Stern.

     On February 6 and 9, 2005, the special committee's counsel engaged in separate discussions with special counsel to the Company and Mr. Willard regarding the scope of the special committee's charge, the retention of Stern and the background of the proposed Split Transaction. The Company's special counsel expressed the view that the special committee's charge included the authority to decline to recommend the proposed Split Transaction. The special committee's counsel and the Company's special counsel also preliminarily discussed steps to provide the opportunity for some level of marketability of the Company's shares if a reverse stock split or similar transaction were effected. In the course of discussing alternatives that the board had considered, Mr. Willard and the Company's special counsel indicated that the Company's principal shareholders were not interested in personally acquiring additional shares or in causing the Company to engage in a transaction to acquire the shares of all of the unaffiliated shareholders.

     On February 10, the special committee met by conference telephone call during which counsel reviewed the discussions it had held on February 6 and 9 with the Company's special counsel and members of management. The Committee determined it would be preferable to retain a financial advisor other than Stern.

     On February 11, the special committee's counsel met with Mr. Willard, Mr. Weber and special counsel to the Company. Messrs. Willard and Weber provided documents requested by the special committee and responded to inquiries relating to the purposes of the Split Transaction and other options considered by the board. Mr. Willard reported that the board's desire to implement the Split Transaction was driven by the desire to avoid the costs and administrative burdens of being a public company and, in particular, of satisfying requirements imposed by Section 404 of Sarbanes-Oxley. Mr. Willard also expressed his views that the Company would not try to raise capital in the equity markets and that the Company's principal shareholders would not agree to sell or liquidate the Company. He also observed that being a public company did not pose a significant competitive disadvantage to the Company.

     On February 14, the special committee met by conference telephone call, during which counsel reported on its February 11 meeting with management. The special committee discussed possible financial advisory candidates and reviewed certain of the information provided by the Company regarding asset values.

     On February 15 and 16, the special committee's counsel engaged in discussions with the Company's special counsel and Mr. Weber regarding the extent of the Company's ability and willingness to raise sufficient cash to engage in a transaction that would provide all unaffiliated shareholders an opportunity to receive cash for their shares. Mr. Weber advised that the Company's existing credit line and available cash would be insufficient to cash out all the unaffiliated shareholders and that the cost of refinancing the borrowings would be excessive.

     On February 16, 17 and 18, the special committee met with candidates to act as its financial advisor. At these meetings, the special committee interviewed and received informational materials from the candidates.

     On February 21, the special committee met to review and discuss information provided by the Company, to consider possible alternatives to the Split Transaction and to consider financial advisory firms. The special committee reviewed information provided by the Company showing anticipated cost savings to be achieved by going private, shareholder information and a sensitivity analysis prepared by the Company showing the costs of effecting a reverse stock split at levels ranging from 1-for-10 to 1-for-100 and at prices ranging from $200 to $300 per share. The special committee also reviewed data regarding trading volume and prices and how ownership of the Company might be affected by various reverse stock split scenarios.

     At the February 21 meeting, the special committee also received and discussed information concerning potential advantages, disadvantages and alternative transaction structures of a going private transaction. The alternatives discussed were a reverse stock split, an issuer tender offer, an odd-lot tender offer, open market purchases, a merger and a sale or liquidation of the Company. See "Special Factors - Reasons for the Split Transaction - Alternatives Considered" in this proxy statement for a discussion of the advantages and disadvantages of these structures. The special committee also received information on possible steps the Company might take to reduce the impact of a reverse stock split on unaffiliated shareholders.

     At its February 21 meeting, the special committee determined to meet with management and the board to discuss anticipated cost savings that might result from, and anticipated transaction costs related to, a going private transaction, as well as possible alternatives to a reverse stock split. The special committee also determined to seek further information about the applicability of the Missouri Business Combination Act and the Missouri Control Share Acquisition statute to the Split Transaction. The special committee determined to postpone retention of a financial advisor pending receipt of such information.

     On March 18, after receiving the information that it sought, the special committee met with Mr. Willard and Mr. Weber and the Company's special counsel to review management's estimates regarding the potential cost savings that might result from going private. During the discussion, management acknowledged that certain of its cost estimates for implementing Section 404 of Sarbanes-Oxley might be understated. Management also indicated that it was the Company's intention to make information concerning the Company available to preserve future trading possibilities. Representatives of the special committee noted that if the Company did take steps to make information publicly available, management's estimated internal cost savings of going private might be overstated. Management concurred that additional costs would be required to make information publicly available, but thought that these costs would be at a much lower level than at present.

     On March 23, at the special committee's request, counsel for the special committee wrote Mr. Willard, advising him of the special committee's estimates regarding the cost of a going private transaction and that if the special committee determined to recommend a going private transaction, it would also likely recommend that the board take the necessary steps to provide ongoing public information regarding the Company that would be sufficient to assure that pink sheets trading will be available to shareholders who remain with the Company. The letter expressed the special committee's understanding that this was the general intent of all concerned, but that the special committee wanted to make sure the Company's projected savings took into account the level of activity necessary to accomplish this goal.

     On March 30, the board of directors met as the audit committee to review annual financial information. During the meeting, members of the special committee discussed with the full board the scope of the special committee's responsibilities. The special committee reviewed with the board the possible expenses that might be incurred in considering and implementing a transaction. The board confirmed that it wished the special committee to proceed. The special committee also asked the directors who are affiliated shareholders whether there would be support for a transaction that would result in the acquisition of the shares of all unaffiliated shareholders and were told that there would not be support for such a transaction.

     Following the meeting, the special committee conferred informally and determined to retain Baum as its financial advisor.

     After the special committee retained Baum, counsel for the special committee and Baum met on April 27 and May 13 with members of the Company's management. Management provided Baum with historical information about the Company, its operations and assets, information about the proposed Split Transaction, and historical and projected financial information.

     On May 3, the Company filed a Form 8-K Current Report with the SEC and mailed a letter to its shareholders reporting that one of its shareholders had received a letter from Park, dated April 20, 2005, in which Park had offered to purchase up to 2,000 shares of stock from shareholders, this time at a price of $201 a share. The price at which shares of the Company's stock were sold in the last reported trade prior to May 3 was $275 per share. The 8-K stated that the board of directors was actively considering a going private transaction and had appointed the special committee to represent the unaffiliated shareholders in this regard.

     On June 24, the special committee met with Baum to review a preliminary analysis prepared by Baum relating to the value of the Company's real estate portfolio as estimated by management. The special committee reviewed operating data and estimates of values prepared by management and discussed them with Baum in light of prevailing industry conditions, including generally prevailing capitalization rates, values per unit and values per square foot, as well as specific information provided by management regarding recent or proposed arm's length transactions and appraisals of certain properties. After the meeting, at the special committee's request, the special committee's counsel made additional inquiries regarding values per square foot of certain classes of property. The special committee concluded that they could rely on management's estimates of the value of the Company's portfolio of properties and would not seek outside appraisals.

     On various dates between June 8 and September 8, representatives of Baum contacted management to seek clarification of certain of the information provided by the Company and to request updated or additional information, including information relating to historical and anticipated operating results, income tax matters, historical and proposed asset sales and property values. Management also provided updated estimates of anticipated savings from a going private transaction.

     On September 13, special counsel to the Company provided counsel to the special committee updated estimates of the cost savings from ceasing to be a reporting company. Special counsel advised that, subsequent to making its preliminary estimates, management had looked further at the costs other companies were incurring in complying with the Sarbanes-Oxley Act and had concluded that the Company would require additional staff in order to comply with that Act. Management had also revised its estimates to allocate more internal time to providing current information on the Company in order to permit quotations of the Company's shares to be reported in the pink sheets.

     On September 14, the special committee held a meeting at which it received and discussed information furnished by Baum, including preliminary analyses prepared by Baum of (i) historical stock price and trading volumes of its common stock, (ii) net values of the Company's assets, (iii) the present value of the Company's discounted cash flows, (iv) public market valuation data for publicly traded groups of companies deemed similar in certain respects to the Company, and (v) publicly disclosed valuation data derived from merger and acquisition transactions involving target companies deemed similar in certain respects to the Company. See "Special Factors - Opinions of the Financial Advisors - Baum" for a detailed discussion of analyses prepared by Baum on October 25, which were similar in form to these preliminary analyses.

     The special committee received information from Baum indicating that management anticipated that the out-of-pocket expenses of the proposed Split Transaction would approximate $317,000 (of which $183,000 had been expended as of June 30, 2005), and that the implied out-of-pocket savings of the Split Transaction (disregarding internal time savings) would be approximately $364,000 in the first year of implementation and $274,000 annually thereafter. The special committee noted that the anticipated savings were higher than management's earlier estimates, but were advised that when questioned about this, management had responded that its earlier estimates were preliminary and that after reviewing the experiences of other issuers who had taken steps to satisfy Section 404 of Sarbanes-Oxley, management had concluded that its preliminary estimates of the costs of remaining a public company had been understated.

     The special committee also received information from Baum relating to the Company's shareholder base and indicating the anticipated costs of a Split Transaction, depending on the scope of the Split Transaction and the price to be paid for shares. The information relating to the Company's shareholder base indicated that reverse stock ratios of 1-for-25, 1-for-50, 1-for-75 and 1-for-100 would reduce the number of record and beneficial owners of the Company's stock as follows, assuming full participation by beneficial owners.

                      NUMBER OF REMAINING RECORD   NUMBER OF REMAINING RECORD &
REVERSE SPLIT RATIO             HOLDERS                  BENEFICIAL HOLDERS
-------------------   --------------------------   ----------------------------
1 for 25                          146                           304
1 for 50                          110                           205
1 for 75                           96                           163
1 for 100                          87                           146

     The information received by the special committee indicated that the estimated cost of a Split Transaction at the 1-for-50 level ranged from approximately $900,000 to $1,200,000 more than at the 1-for-25 level, depending on price and assuming beneficial holders fully participated in the split.

     The special committee also received information illustrating the impact of the proposed Split Transaction on the Company's projected funds from operations (net income plus depreciation and amortization) and earnings before taxes for fiscal 2007 and the resulting accretive effect of a Split Transaction on surviving shareholders. That information indicated that on a funds from operations basis, the proposed Split Transaction would be increasingly accretive to remaining shareholders as the split level increased (within ranges of 1-for-25 to 1-for-100), but that the pro forma impact on earnings before taxes, while remaining positive under management's assumptions, diminished as the split level increased.

     The special committee reviewed the Company's historical stock prices and recorded trading volumes over a two-year period commencing September, 2003. The analysis showed that the prices for the Company's stock had ranged from a low of $168 to a high of $290 over this period, with a volume-weighted average price over the two year period of approximately $225 and over the most recent one year period of approximately $265. The analysis showed that the Company's shares had been infrequently traded over these periods.

     The special committee also reviewed an analysis of the net asset value of the Company's properties based on estimated values of the property portfolio provided by the Company's management. See "Special Factors - Opinions of the Financial Advisors - Baum - Net Asset Value Analysis" for a discussion of the nature of this analysis. This preliminary analysis indicated a corresponding range of net asset values from $282 to $347 per share of Company common stock, with a midpoint (which was based on the estimates of gross real estate values prepared by the Company's senior management) of $314 per share.

     The special committee also reviewed a preliminary analysis of the present value of the Company's projected future free cash flows, which were derived from financial projections prepared by the Company's senior management on the basis of detailed operating assumptions and estimates of market conditions for the balance of the year ending December 31, 2005, as well as the four following years, including the year ending December 31, 2009. For purposes of this analysis, Baum calculated a terminal value for free cash flows beyond the forecast period by applying terminal multiples ranging from 10.5x to 12.5x of the Company's projected earnings before interest, taxes, depreciation and amortization ("EBITDA") for the year ending December 31, 2009. See the third paragraph under "Special Factors - Opinions of the Financial Advisors - Baum - Discounted Cash Flow Analysis" for a discussion of certain adjustments Baum made in this analysis. Based on Baum's estimate of the Company's weighted average cost of capital, the free cash flows for the forecast period and related terminal value were discounted to present value using discount rates ranging from 8.0% to 9.0%. This preliminary analysis indicated a corresponding range of values from $254 to $363 per share of Company common stock, with a midpoint value of $307 per share.

     The special committee also reviewed an analysis of selected publicly-traded companies deemed similar in certain respects to the Company. Such analysis suggested an implied range of prices for the Company's stock ranging from a low of $271 to a high of $705 per share. It also showed that the illustrated valuation multiples for the Company generally were below or at the low end of the ranges of most of the valuation multiples for such other companies included in the analysis.

     The special committee also reviewed a preliminary analysis of selected target companies in M&A transactions, which suggested an implied value for the Company's stock ranging from $220 per share to $955 per share. The special committee noted that the valuation multiples presented in Baum's analysis contained only one company among the selected targeted companies which had a C corporation tax structure comparable to that of the Company, and that the implied value of the Company's stock based on the multiples of that sole company among the group ranged from approximately $290 to $320 per share.

     The special committee discussed with Baum the various assumptions made in the preliminary analyses and in the use of management's projections. The special committee also discussed the limitations of the analyses based on companies deemed comparable to the Company. In this regard, the special committee noted that the applicability of the analysis of selected publicly traded companies was limited by significant differences between the size, assets, operations, form of organization and dividend policies of the target companies and those of the Company. The special committee further noted that the applicability of the analysis of such companies in merger and acquisition transactions was limited by significant differences between the Company and such companies, almost all of which were REITS or limited partnerships and thus, unlike the Company, generally do not pay income taxes.

     The special committee also reviewed information provided by Baum which indicated that the Company has historically traded at a discount to the selected publicly traded company groups. The information suggested that over a three-year period, the ratio of the Company's equity value to its reported last twelve months' funds from operations increased from a multiple of approximately 4x to a multiple of approximately 8x, whereas the same ratio for the selected publicly traded company groups increased from multiples of approximately 8x to multiples of approximately 12x to 14x.

     The special committee also reviewed information provided by Baum relating to the dividend policy for selected publicly traded companies, which suggested a correlation between valuation ratios and the percentage of funds from operations paid as dividends. It also reviewed information provided by Baum suggesting that, based on the Company's theoretical dividend paying capacity and projected operating results, and assuming a static capital structure and costless refinancing, the implied theoretical price for the Company's stock would range from $213 to $298. The special committee noted that, based on management's projected operating results, the Company's practical capacity to pay dividends in the future was significantly limited due to scheduled principal payments on mortgage debt and expected cash payments for capital improvements and income taxes.

     The special committee also received for information purposes data compiled by Baum relating to the type of structure and rates of premiums paid to average trading prices over selected periods of time in selected reverse stock split going private transactions. This information included a calculation of the premium, if any, represented by the amount paid to holders of fractional shares in select reverse split going private transactions to average trading prices over specified periods preceding announcement of such splits, as follows.

          Payment Premium to Average Trading Price
          ----------------------------------------
             1 day   1 Month   3 Months   1 Year
             -----   -------   --------   ------
Mean          24.8%    26.6%     24.7%     29.5%
Median        22.4%    22.9%     22.4%     27.8%
Maximum       89.7%    90.6%     86.7%    107.6%
Minimum      -32.1%   -36.2%    -29.5%    -34.6%

     The special committee tentatively concluded that it likely would recommend a price for the Company's shares of between $310 to $325 per share. However, the special committee determined to postpone a final conclusion until Baum had discussed further with management certain of management's revenue and expense assumptions and had also considered the effect on the analyses of a possible one year delay in the implementation date of Section 404 of Sarbanes-Oxley for smaller companies. The special committee determined to endorse the proposal that the Company go private through a reverse stock split, to be followed by a forward split, and tentatively concluded that a reverse split in the vicinity of 1-for-25 followed by a forward split of 25-to-1 appeared sufficient to achieve the objective, although it noted that splits at higher levels afforded more certainty that the Company would not slip back into reporting company status. The special committee determined to recommend: (i) that the proxy statement instruct beneficial owners how to participate and provide advice on how holders with more than 25 shares might participate in the reverse stock split and how holders with fewer than 25 shares might avoid participating in the reverse stock split; (ii) that the board of directors commit to take appropriate steps to assure that the Company's stock would remain eligible for pink sheets trading; and (iii) because the Split Transaction appeared to cause the affiliated shareholders (who the special committee then believed held approximately 62% of the voting power of our outstanding stock) to acquire voting control approaching 66 2/3%, that the Company's charter be amended to provide that any future measure requiring 66 2/3% shareholder approval under state law also require either a super majority shareholder vote or approval by the Company's independent directors. The special committee also determined to communicate its preliminary conclusions and recommendations to representatives of management to facilitate further discussions.

     On September 15 and 27, the special committee's counsel met with special counsel for the Company. The special committee's counsel presented the special committee's preliminary recommendations, and counsel exchanged views on the recommendations. Special counsel for the Company expressed the view that management would object to a charter amendment providing for a higher shareholder vote requirement on future measures that required 66 2/3% shareholder approval under state law, as there was no judicial precedent supporting such a higher vote requirement.

     On October 5, the special committee met by conference telephone call and received an updated preliminary analysis from Baum. Baum reported that it had spent some time with management reviewing management's revenue and expense assumptions for the Company, and that management had reviewed its assumptions on a property by property basis. As a result of that analysis, management generally had reaffirmed its revenue and expense assumptions and anticipated capital expenditures. Baum noted that management had refined its interest expense assumptions, but that this change did not affect an analysis of the present value of the Company's future cash flows.

     The special committee then reviewed a revised analysis of the present value of the Company's future cash flows, as projected by management. Baum noted that the principal differences between this analysis and that considered previously by the special committee was that the current analysis included an additional year, reflecting five and one half years of cash flows instead of four and one-half, and also reflected a deferral of the implementation of Section 404 of Sarbanes-Oxley by one year, thus deferring the incurrence of related costs until 2007. This analysis of discounted cash flows suggested an implied value per share for the Company's stock ranging from $253 to $361, with a midpoint of $306, depending upon discount rate and terminal EBITDA multiple assumptions.

     The special committee then reviewed a revised analysis of the net asset value of the Company's properties. Baum explained that management had revised its assumptions with respect to one of the Company's warehouse properties because of a call option in favor of the tenant. As a result of the revisions, the suggested range of net asset values per share of the Company's stock was $281 to $346, with a midpoint (which was based on management's estimates of asset values) of $314.

     The special committee also reviewed information illustrating the impact of the proposed Split Transaction on the Company's projected funds from operations (net income plus depreciation and amortization) per share and earnings before taxes for fiscal 2008 and the resulting accretive effect of a Split Transaction on surviving shareholders. That information indicated that on a funds from operations basis, the proposed Split Transaction would be increasingly accretive to remaining shareholders as the split level increased (within ranges of 1-for-25 and 1-for-100), but that the pro forma impact on earnings before taxes, while remaining positive under management's assumptions, diminished as the split level increased.

     The special committee also reviewed an analysis of implied valuation multiples for the Company's stock at various price levels.

     The special committee then engaged in further discussion regarding its recommendation as to the price it would recommend for shares that were cashed out in the reverse stock split. Baum provided supplemental information to the special committee regarding premiums to average trading price prior to announcement of selected M&A transactions involving REITS. The special committee concurred on a price of $320 per share, but determined to defer a final determination until Baum could prepare an analysis that would show the implied value of shares of stock surviving the split. The special committee noted that $320 represented a 10.3% premium to the last reported trade for the Company's stock and a 16.4% premium to the last reported trade before the Company's announcement that the special committee had been formed.

     The special committee then reviewed previously considered information relating to the potential incremental increases in affiliate voting power of a split at various levels, noting that the Company's most recent proxy statement suggested affiliates possessed voting power with respect to approximately 62% of the outstanding stock. The special committee concluded to continue pursuing a higher shareholder vote requirement for matters requiring a 66 2/3% vote of outstanding shares under Missouri law (mergers and the sale of substantially all of the Company's assets), but only if management sought approval of a higher split level than the level recommended by the special committee, noting that at the 1-for-25 level the voting power of affiliated shareholders would only increase to approximately 64%, but at the 1-for-50 level it would approach the 66 2/3% level necessary to approve such transactions under Missouri law.

     On October 6, the special committee met by conference telephone call and reviewed an analyses of the present value per post split share of the Company's discounted cash flows, assuming split levels of 1-for-25 and 1-for-50. The analysis of discounted cash flows, which used the same discount rate and terminal EBITDA assumptions as previously, suggested an implied value per post split share for the Company's stock, assuming a 1-for-25 stock split, ranging from $264 to $377, with a midpoint of $319, and an implied value per post split share for the Company's stock, assuming a 1 for 50 stock split, ranging from $263 to $378, with a midpoint of $319, in each case depending upon discount rate and terminal EBITDA multiple assumptions. It was noted that these analyses suggested the per share value of surviving shares would be substantially the same regardless of the split level; however, the increased borrowings required to effect a higher split level would result in higher interest costs and reduced flexibility for the Company, although it did not appear the Company would be unduly financially burdened at either level. The special committee determined to proceed with its recommendation of a price of $320 per share.

     On October 10, the special committee and its counsel met Mr. Willard and Mr. Weber and the Company's special counsel to present the special committee's recommendations with respect to a 1-for-25 reverse stock split and 25-for-1 forward stock split, with shareholders holding less than 25 shares immediately before the reverse split to receive $320 per share, and the other conditions to the transaction.

     On October 19, the affiliated directors of the Company, management and special counsel met with a representative of Stern. Special counsel reviewed with the affiliated directors the special committee's recommendations. Stern then reviewed its approaches to value, which consisted of a comparison of various financial benchmarks of publicly traded companies deemed comparable to Tower, an income approach based upon the discounted value of Tower's projected future revenues and a net asset value approach, which consisted of the appraised value of Tower's properties less capital gains taxes on a hypothetical sale of Tower common stock. Stern indicated that the average of the three implied approaches to value was $321 per share, which was nearly identical to the $320 per share set by the special committee as a fair price for small shareholders being cashed out in the Split Transaction. The directors and management discussed the need for at least a 1-for-50 reverse stock split in order to reduce the number of shareholders of record to a conservative number which would reduce the risk of existing beneficial owners converting their shares to record ownership, requiring the Company to subsequently recommence its reporting obligations under the Exchange Act. The directors discussed the advantages and disadvantages of a reverse stock split without a forward stock split in order to provide greater assurance that the Company's shareholder base could not return to above 300. The directors further discussed the belief that the voting control of directors, officers and Commerce Bank, N.A. was in excess of 66 2/3% of the Company's outstanding shares.

     On October 19, the special committee received the Company's written statement informing the committee that to its knowledge the affiliated shareholders had the power to vote approximately 69% of the Company's outstanding stock.

     On October 20, the Company's special counsel on behalf of the affiliated shareholders responded to counsel for the special committee concerning the committee's recommendations. He advised that the affiliated shareholders preferred a split level of 1-for-50 and were opposed to a charter amendment requiring a higher shareholder vote on matters requiring a 66 2/3% vote under Missouri law. The Company's special counsel also advised that management preferred not to follow the reverse split with a forward split in order to reduce the risk that following the split, the Company's record shareholder base could return to above 300, requiring the Company to recommence its SEC reporting obligations. Counsel to the special committee responded that in light of the updated information provided it about affiliate holdings, the special committee likely would not continue to press for a higher shareholder vote requirement.

     On October 21, the special committee met by conference telephone call with Baum to consider the Company's proposal for a reverse stock split without a forward split and received information relating to its anticipated cost ($4.5 million) and effect on the Company's trading liquidity and shareholders. The special committee concluded that although the proposal might reduce the likelihood that the shareholder base would grow, it also might substantially eliminate any remaining market for the Company's stock because of the substantially higher implied trading price for its shares that would result. The special committee concluded that although it would be willing to consider a reverse split ratio of 1-to-50 or higher, a forward component to the split was important and should be preserved to help provide better trading liquidity to surviving shareholders.

     Later in the day on October 21, counsel for the special committee advised special counsel for the Company of the special committee's response. Still later that same day, special counsel for the Company inquired whether the special committee would be willing to consider a reverse stock split at the 1-for-50 level followed by a forward stock split at a different level, such as 10-for-1, coupled with a commitment by the Company to assure some level of liquidity for surviving shareholders following the split, such as a buy-back program. On October 22 and 23, the special committee met by conference telephone call and discussed this latest proposal. It concluded that it might consider such a proposal, depending on the resulting implied stock prices and the level of commitment that the Company would make to provide post Split Transaction liquidity. In accordance with the special committee's instructions, counsel to the special committee responded accordingly to the Company's special counsel and asked for further particulars regarding the nature of the Company's commitment.

     On October 24, special counsel to the Company advised counsel to the special committee that the Company had concluded it did not want to make an open-ended commitment to make a market for the Company's stock following a Split Transaction. He inquired whether the special committee had considered what level of post-Split Transaction trading price it would be comfortable with and whether it would consider a Split Transaction involving only a 1-for-50 reverse stock split if the Company committed to make a tender offer for shares of shareholders holding two shares or less after the Split Transaction. Based on new estimates of the number of shareholders, it was anticipated that the cost of the reverse split at this level would be $3.5 million and that the cost of the limited tender offer would be $1 million. Counsel for the special committee noted that this proposal would only address the special committee's liquidity concerns as to some unaffiliated shareholders and also that the special committee had indicated that a forward split was an important component of the Split Transaction. He asked whether management would consider a forward component at some level and making the tender offer open to all holders at a combined cost equivalent to management's proposal. Both counsel agreed to discuss the questions raised by the other with their respective clients.

     Before the special committee could respond to management's inquiry, special counsel for the Company advised counsel for the committee that the Company had concluded that it would agree to a Split Transaction with a reverse split of 1-to-50 followed by a forward split component of 50-for-1, with the holders of less than one full share following the reverse split to receive cash of $320 per share for each share that they held before the split. Special counsel also advised that the Company would undertake to make adequate current information concerning the Company available in order to permit quotations of unsolicited customer orders to be published in the pink sheets, would include disclosure to the Company's shareholders of the ability of shareholders to rearrange their holdings in order to participate, or not to participate, in the Split Transaction, and would treat beneficial owners of less than 50 shares held in street name who wish to participate in the same manner as record owners.

     On October 25, the special committee met with Baum and the special committee's counsel and discussed management's latest communication. The special committee reviewed updated analyses prepared by Baum. See "Special Factors - Opinions of the Financial Advisors - Baum" for a more detailed discussion of these analyses. The special committee noted that, assuming full participation by beneficial owners with less than 50 shares, the cost of the transaction would be $2.1 million, the number of record holders would be reduced to 85 and the number of beneficial owners would be reduced to 170. The special committee also noted that $320 per share represented a 8.5% premium to the 52-week trading high and a 56.1% premium to the 52-week trading low for the Company's stock. Baum advised the special committee that in its opinion, the Split Transaction as proposed was fair to the Company's unaffiliated shareholders from a financial point of view. The special committee, having concluded that the proposed Split Transaction was procedurally and substantively fair to the unaffiliated shareholders and in the best interests of the Company, unanimously approved the Split Transaction, determined to recommend the Split Transaction as agreed to the full board for its approval and determined to recommend to unaffiliated shareholders that they vote to approve the Split Transaction.

     Thereafter, on October 25, the special committee made its recommendations to the full board of directors at a meeting of the board. Stern reviewed its valuation analysis and delivered an opinion that the proposed share price of $320 a share was fair to the remaining shareholders of the Company from a financial point of view. See "Special Factors - Opinions of the Financial Advisors - Stern" for a more detailed discussion of this analysis. The board, in reliance on and in accordance with the recommendation of the special committee, unanimously determined that the Split Transaction was procedurally and substantively fair to all of the shareholders and in the best interests of the Company, adopted the proposed amendments to the Articles of Incorporation, directed that the amendments be submitted to a vote of shareholders, and determined to recommend the amendments for approval by the shareholders.

     The Company announced the proposed Split Transaction by filing a Form 8-K Current Report with the SEC on October 26, 2005.

     On November 8, 2005, Mercury Real Estate Advisors LLC, and certain of its affiliates (collectively, "Mercury"), commenced a tender offer to purchase up to 30,500 shares of the Company's common stock, at a price of $340 per share (the "Mercury Tender Offer"). The Tender Offer materials stated that Mercury owned as of November 8, 2005, 6,298 of the Company's shares, representing approximately 3.4% of the Company's outstanding shares.

     On November 11 and 14, 2005, special counsel to the Company solicited the special committee's position on management's wish to promptly proceed with the Split Transaction despite the pendency of Mercury Tender Offer. Special counsel advised that management wished to advise shareholders that the Company intended to proceed with the Split Transaction and to recommend that Small Shareholders accept the Mercury Tender Offer at $340 per share. Special counsel also expressed the view that the affiliated stockholders would not agree to the Company paying more than $320 per share in the Split Transaction. On November 14 and 15, the special committee met with its counsel and Baum. The special committee noted that it had sought to set a price which was fair to all of the Company's shareholders and that what is fair is generally considered to fall within a range of values. The special committee also noted that Mercury may have based its offering price on assumptions which varied from those made in the analysis considered by the special committee. The special committee noted that it had gone through a lengthy process to reach its conclusion, that it still felt comfortable with its conclusion, and that delay would result in incurring further expense. The committee also noted that if the Mercury Tender Offer was oversubscribed, it likely would not result in a reduction in the number of holders of record because of the proration rules in the Mercury Tender Offer. The special committee reaffirmed its conclusion that $320 remained a fair price in the Split Transaction, notwithstanding that Mercury may have been willing to pay more, and that the committee continued to recommend that the Company proceed with the Split Transaction if doing so would not violate the conditions of the Mercury Tender Offer. Counsel for the special committee so advised counsel for the Company. After considering the Mercury Tender Offer, its impact on Baum's and Stern's fairness opinions and other factors, the board of directors on November 21, 2005 reaffirmed its prior determinations as to the procedural and substantive fairness of the Split Transaction to all shareholders.

     On November 21, 2005, Tower Properties filed a Schedule 14D-9 Solicitation/ Recommendation Statement with the SEC and mailed a letter to its shareholders taking the following positions with respect to the Mercury Tender Offer pursuant to Rule 14e-2 under the Exchange Act, depending upon the number of shares owned by shareholders:

     - The Company recommended that Small Shareholders accept the Mercury Tender Offer at $340 per share; and

     - The Company expressed no opinion and remained neutral toward the Mercury Tender Offer for Large Shareholders. Although the Company recommended neither acceptance nor rejection of the Mercury Tender Offer by Large Shareholders, the Company stated that if Large Shareholders should decide that it was then a good time to sell some or all of their shares, at a purchase price of $340 per share, the Mercury Tender Offer did give Large Shareholders the opportunity to liquidate some or all of their shares at a price that the Company believed was fair from a financial point of view.

     In its response to the Mercury Tender Offer, the Company stated that it did not believe that it was advisable to raise the cash consideration to be paid to Small Shareholders in the Split Transaction to $340 per share, as the Company continued to believe that $320 per share is a fair price. However, for the reason that Small Shareholders then had the opportunity to sell some or all of their shares under the Mercury Tender Offer at a price which was $20 higher per share than the $320 per share which would be paid to them in the Split Transaction, which would potentially enable the Company to achieve its corporate objective of suspending its reporting obligations with the use of less corporate funds, the Company recommended that Small Shareholders accept the Mercury Tender Offer at $340 per share. The Company's decision to express no opinion and remain neutral toward the Mercury Tender Offer with respect to Large Shareholders was based upon a number of reasons, including the reasons that (1) the decisions of Large Shareholders whether to tender or refrain from tendering their shares to Mercury depended on factors personal to Large Shareholders such as their need for immediate liquidity, investment time horizons and tax positions, (2) the number of shares being sought by Mercury in its Tender Offer (16.5% of our outstanding shares), coupled with its stated intent to hold the shares for investment purposes, would not be expected to interfere with Tower Properties' ability to pursue our business objectives, which are to maximize long-term growth to our shareholders, and (3) our belief that our shares represent a sound, long-term investment and our intention to operate Tower Properties in the interests of all of our shareholders.

     On November 28, 2005, one of our shareholders provided us with a copy of a letter the shareholder had received from Park, dated November 15, 2005, in which Park offered to purchase (the "Park Tender Offer") up to 6,000 shares of our common stock. The Park Tender Offer stated that the price offered was $345 per share, which amount would be reduced by any distributions declared or traded by Tower Properties after November 1, 2005. The 6,000 shares sought by Park represent approximately 3.2% of our outstanding shares which, together with 962 shares which Park stated that it owned, represent approximately 3.8% of our outstanding shares.

     On December 2, 2005, special counsel to the Company inquired whether the Park Tender Offer changed the special committee's views and furnished a proposed response to the Park Tender Offer. On that date, the special committee met with its counsel and discussed the Park Tender Offer. It was noted that Park had not appeared to widely distribute its Offer. The special committee determined that the Park Tender Offer did not change its views of the proposed Split Transaction. The board of directors confirmed on that date that its prior determinations with respect to the fairness of the Split Transaction to all shareholders remained unchanged.

     On December 2, 2005, we mailed a letter to our shareholders pursuant to Rule 14e-2 under the Exchange Act in which we took the following position with respect to the Park Tender Offer:

     - Although the cash consideration of $345 per share offered in the Park Tender Offer was $5.00 per share (or 1.5%) higher than the $340 per share being offered in the then pending Mercury Tender Offer, Tower Properties expressed no opinion and remained neutral toward the Park Tender Offer.

     - Although Tower Properties recommended neither acceptance nor rejection of the Park Tender Offer, we stated that if shareholders should decide that it was then a good time to sell some or all of their shares to Park at a purchase price of $345 per share, subject to the terms and conditions of the Park Tender Offer, the Park Tender Offer may give shareholders the opportunity to liquidate some or all of their shares at a price that the Company believed was fair from a financial point of view.

     Although the Company continued to recommend that Small Shareholders accept the Mercury Tender Offer, we expressed no opinion and remained neutral toward the Park Tender Offer for a number of reasons, including the following reasons:

     - The decisions of Large Shareholders whether to tender or refrain from tendering shares under the Park Tender Offer or the Mercury Tender Offer depended on factors personal to Large Shareholders, such as their needs for immediate liquidity, investment time horizons and tax positions; and

     - Our belief that although the cash consideration offered in the Park Tender Offer was $5.00 higher than the cash consideration offered in the Mercury Tender Offer, tendering shares under the Park Tender Offer had higher risks to shareholders, including the risks that (1) a shareholder tendering under the Park Tender Offer was not granted the right to withdraw their shares if any bidder should thereafter make a higher offer for their shares, (2) if the Park Tender Offer was oversubscribed, it gave tendering shareholders whose shares were not accepted by Park no right to have their shares purchased by Park on a pro rata basis, to the extent the offer was oversubscribed, and (3) shareholders had no right to receive the highest price per share paid to any tendering shareholder if Park subsequently determined to raise its Tender Offer price of $345 per share.

     On December 7, 2005, Mercury completed the Mercury Tender Offer and purchased 10,162 shares of our common stock, at a price of $340 per share, which together with the shares previously owned by Mercury, totaled 16,460 shares of our common stock, or approximately 8.9% of our outstanding shares.

     We believe that Park completed the Park Tender Offer on December 15, 2005. We do not know the number of our shares which Park acquired.

     Due in part to the completion of the Mercury Tender Offer and the Park Tender Offer, our shareholders of record decreased to 296 as of January 5, 2006. Of these shareholders of record, approximately 206 were Small Shareholders owning approximately 2,066 of our shares. In addition, we estimate that approximately 1,191 shares were then owned by Small Shareholders holding shares in street name.

     On January 6, 2006, we filed a certification with the SEC to suspend our reporting obligations under the Exchange Act, which suspension became effective immediately, and to terminate the registration of our shares of common stock under the Exchange Act, which termination will become effective on April 6, 2006, if the certification is not withdrawn or denied.

     On February 1, 2006, we entered into a letter of intent to sell one of our real estate properties. The purchase price for the property is $1,950,000 higher than our estimate of the value of the property furnished to the special committee, which value had been considered by Baum and Stern in their analyses of the net asset value per share of Company common stock. The proposed sale of the property is subject to the execution by the parties of a definitive sale and purchase agreement and to the completion of due diligence satisfactory to the purchaser, including purchaser's evaluation of financial, physical, environmental, title, zoning and entitlement aspects of the property.

     At a meeting of the board of directors held on February 2, 2006, at which all of the directors were present, the board discussed the impact of the letter of intent on the $320 cash consideration to be paid in the Split Transaction. Management presented calculations indicating that if the proposed sale of the property is consummated, the Company would realize $1,189,500, after payment of taxes on the gain from the sale, over the Company's prior estimate of the value of the property, which would amount to an additional $6.43 per share of common stock. Although there is no certainty that the sale of the property will be consummated and net asset value was only one of the indications of value considered by the special committee and its financial advisor, the consensus of the board was that the purchase price established in the letter of intent provided external evidence of the value of that property and that the cash consideration to be paid in the Split Transaction should be adjusted in the interests of fairness. The board of directors (including the members of the special committee) by unanimous vote approved an adjustment to the cash consideration to be paid in the Split Transaction to $326.43 per share. Stern subsequently delivered a letter to the board confirming that the $326.43 per share to be paid in the Split Transaction is fair, from a financial point of view, to the remaining shareholders of the Company.

PURPOSE OF THE SPLIT TRANSACTION

     Under the Exchange Act, if the number of our shareholders of record should increase to 300 or more as of the first day of any subsequent fiscal year, our reporting obligations under the Exchange Act would recommence.

     We are proceeding with the Split Transaction to increase the probability that our shareholders of record will not increase to 300 or more in a subsequent fiscal year, which would require us to resume reporting under the Exchange Act.

     The benefits of the Split Transaction include:

     - reducing the number of our shareholders of record from 296 as of January 5, 2006 to an estimated 70, thereby increasing the probability that we will not be required in the future to recommence our reporting obligations under the Exchange Act;

     - permitting management to focus on business operations, as opposed to compliance matters;

     - increase the value of the Company to remaining shareholders through cost savings realized by remaining a non-reporting company;

     - affording Small Shareholders the opportunity to receive cash for their shares, without having to pay brokerage commissions; and

     -    causing minimal disruption to Large Shareholders.

REASONS FOR THE SPLIT TRANSACTION

     Prior to the recent suspension of our reporting obligations under the Exchange Act, we incurred direct and indirect costs associated with compliance with the Exchange Act's reporting and other requirements imposed on public companies. These costs of compliance are expected to increase significantly with the implementation of the internal controls audit requirements of Section 404 of Sarbanes-Oxley. The Company also incurred substantial indirect costs as a result of the executive time spent to prepare and review filings and to comply with these requirements. Since the Company has relatively few executive personnel, these indirect costs can be substantial.

     We estimate that by effecting the Split Transaction, we will obtain greater assurance that the Company will realize a one-time cost savings of approximately $499,000, as itemized below, and annual cost savings of $350,000 in subsequent years, due to the suspension of our Exchange Act reporting obligations.

                                                             One-Time    Subsequent
                                                               Cost     Annual Cost
                                                              Savings     Savings
                                                             --------   -----------
New personnel and allocations of existing employees to
   Sarbanes-Oxley compliance                                 $290,000     $231,000
Outside auditor testing of internal controls under Section
   404 of Sarbanes-Oxley                                      100,000       20,000
Outside auditor and quarterly review fees                      70,000       60,000
SEC counsel                                                    20,000       20,000
D&O insurance premiums                                         10,000       10,000
Transfer agent and related expense                              9,000        9,000
                                                             --------     --------
   Total                                                     $499,000     $350,000
                                                                          per year

The above one-time cost savings do not take into account the estimated out of pocket expenses of $317,000 to implement the Split Transaction. See "Additional Information Concerning the Split Transaction-Costs of Split Transaction and Source of Funds" in this proxy statement.

     The foregoing estimated cost savings reflect, among other things, (1) a one-time cost savings of approximately $390,000 and a cost savings of approximately $251,000 annually thereafter resulting from not having to comply with the new internal controls audit requirements imposed by Section 404 of Sarbanes-Oxley, (2) a reduction in audit and related fees, (3) a reduction in legal fees related to securities laws compliance, (4) a reduction in management time spent on compliance and disclosure matters attributable to our Exchange Act filings, and (5) a reduction in transfer agent and related expenses.

     The cost savings figures provided above are only estimates. The actual cost savings we realize from remaining a non-reporting company may be higher or lower than these estimates. It is important to note that the one-time estimated cost savings of $390,000 estimated to be achieved by not being subject to the new internal control audit requirements imposed by Section 404 of Sarbanes-Oxley may be incurred over a period of more than one year. Preparing the Company to comply with Section 404 of Sarbanes-Oxley for our year ending December 31, 2007, would require significant expenditures prior to that date, including costs related to computer software and hardware, fees to third parties for compliance planning, assessment, documentation and testing, and costs related to internal personnel.

     We expect the actual cost savings of remaining a non-reporting company to be much greater than those achieved by simply eliminating the estimated historical out-of-pocket costs. As a result of recent corporate governance scandals and the legislative and litigation environment resulting from those scandals, the costs of our being a public reporting company are expected to continue to increase in the near future. Moreover, new legislation, such as Sarbanes-Oxley, will likely continue to have the effect of increasing the compliance burdens and potential liabilities of being a public reporting company. This legislation will likely continue to increase audit fees and other costs of compliance such as securities counsel fees, to increase outside director fees, and to increase the potential liability faced by our officers and directors of public reporting companies.

     An additional reason for the Split Transaction is that the Company has in recent years derived no significant benefits from being a public reporting company. The market for our shares prior to the suspension of our reporting obligations was illiquid. The trading volume in our shares was very light, with an average reported daily trading volume of less than 35 shares per day over the most recent three months, six months, one year and two years prior to October 25, 2005. Among the other advantages of being a public reporting company are the potential to raise capital through the sales of securities or debt in future public offerings, or to acquire other business entities using stock as the consideration for the acquisitions. As a practical matter, capital from the public markets has not been sought and is not expected to be available to the Company. The Company has not in the past acquired other businesses using its stock as consideration and has no current plans to do so.

     The Split Transaction is being proposed at this time because the sooner the proposal can be implemented, the sooner the Company can obtain assurance that the cost savings of remaining a non-reporting company will likely be realized and the sooner Small Shareholders cashed out in the Split Transaction will receive and be able to reinvest or otherwise make use of the cash.

     In light of the foregoing, we believe that the benefits associated with maintaining our status as a non-reporting company are substantially outweighed by the costs, both financial and operational, associated with again becoming a public reporting company. We have determined that the Split Transaction is the most expeditious and economical way of liquidating holdings of Small Shareholders and maintaining our status as a more closely held, non-reporting company.

Numerous factors were considered in reaching these determinations. For a more detailed discussion of these factors, see "Special Factors - Background of the Split Transaction" and "Special Factors - Fairness of the Split
Transaction-Factors Considered" in this proxy statement.

ALTERNATIVES CONSIDERED

     In determining to pursue the Split Transaction, the special committee and the board of directors considered other means of achieving the Company's objectives, but rejected these alternatives because they believe that the Split Transaction will be simpler and less costly. These alternatives were:

     - TENDER OFFER AT A SIMILAR PRICE PER SHARE. The special committee and the board of directors determined not to pursue an issuer tender offer, as the voluntary nature of such a transaction would give the Company no assurance that the transaction would be successful in accomplishing the Company's objectives, and that if a tender offer was made, a second step merger or other transaction might be necessary, thus increasing expense.

     - PURCHASE OF SHARES IN THE OPEN MARKET. The special committee and board of directors rejected this alternative because each concluded it was unlikely that the Company could acquire shares from a sufficient number of shareholders to accomplish the Company's objective.

     - REVERSE STOCK SPLIT WITHOUT A SUBSEQUENT FORWARD SPLIT. The special committee and board of directors considered the desirability of pursuing this alternative to accomplish the Company's objective. In a reverse stock split, the Company would acquire the interests of the cashed out shareholders pursuant to an amendment to the Company's Articles of Incorporation to reduce the number of issued and outstanding shares of common stock such that most of the shareholders would receive a fractional share of common stock. The Company would then distribute cash for the resulting fractional share interests held by each shareholder, as compared to the Split Transaction in which only small Shareholders whose shares are converted to less than one share in the reverse stock split - meaning they held fewer than 50 shares immediately before the Split Transaction - are entitled to receive cash consideration. Although the board of directors expressed interest in pursuing the stand-alone reverse stock split alternative, the special committee ultimately rejected this alternative due to its concern that an unusually high value per share for the common stock resulting from a 1-for-50 reverse stock split ($16,000 per share) might further reduce the trading liquidity of the Company's shares.

     - MERGER, SALE OF ASSETS OR LIQUIDATION OF THE COMPANY. A possible merger, sale of assets or liquidation of the Company was considered by the special committee but was rejected because the affiliated shareholders beneficially owning 69% of the outstanding shares of common stock had indicated they did not wish to sell the Company.

     - MAINTAINING THE STATUS QUO. The special committee and the board of directors also considered maintaining the status quo. In that case, the Company would continue to incur the expenses of being a public reporting company without enjoying the benefits traditionally associated with having public reporting company status. The special committee and the board of directors believe that maintaining the status quo is not in the best interests of the Company and rejected this alternative.

FAIRNESS OF THE SPLIT TRANSACTION

     In order to provide a fair consideration of this transaction, the board of directors appointed a special committee consisting of two non-employee directors to represent the interests of shareholders who are not affiliated with our directors, executive officers and Commerce Bank, N.A. The special committee was given the authority to negotiate the price terms and conditions of the Split Transaction, or other alternative transactions deemed by the special committee to be procedurally and substantively fair to the unaffiliated shareholders.

     Messrs. William E. Quirk and Brian D. Everist, directors of the Company, were chosen to serve on the special committee because they are "independent," as such term is defined under Rule 10A-3 of the Exchange Act. Neither of them is currently employed as an officer or employee of the Company, beneficially own more than 10% of the outstanding shares of common stock, or hold any other relationship which, in the opinion of the board of directors, would interfere with the exercise of his independent judgment in carrying out the responsibilities of a director. Mr. Everist has been a member of the board of directors since 1989, Mr. Quirk has been a member of the board since 2002 and both are familiar with our business and prospects. Mr. Everist beneficially owns 720 shares of our common stock and Mr. Quirk beneficially owns 98 shares.

     The special committee has fiduciary responsibilities to all of the unaffiliated shareholders of the Company. Paying inadequate cash consideration would not be fair to unaffiliated Small Shareholders receiving such consideration in exchange for their shares, while paying excessive cash consideration to unaffiliated Small Shareholders cashed out in the Split Transaction would not be fair to Large Shareholders remaining after the Transaction. In upholding its fiduciary responsibilities, the special committee engaged independent legal and financial advisors, reviewed and evaluated the purpose, terms, alternatives and effects of the Split Transaction and considered its fairness to the unaffiliated Small and Large Shareholders and to the Company. The special committee considered the presentation and valuation analyses of Baum, as outlined in its fairness opinion, which is discussed in greater detail in the section below entitled "Special Factors -- Opinions of the Financial Advisors - Baum." The special committee negotiated the cash consideration to be paid to Small Shareholders, negotiated the other terms and conditions of the Split Transaction, and received a fairness opinion of Baum to the effect that the Split Transaction with assumed cash consideration of $320 per share was fair to the unaffiliated shareholders from a financial point of view. Such procedures tend to ensure the fairness and integrity of this type of a transaction.

     The Split Transaction is not structured in such a way so as to require the approval of at least a majority of the unaffiliated shareholders of the Company. In assessing the Split Transaction, the special committee understood that (i) the affiliated shareholders, who have 65.2% of the voting power of the outstanding shares of common stock entitled to vote at the special meeting (excluding 2,853 shares held by Commerce Bank, N.A. for unaffiliated shareholders), have indicated that they will vote in favor of the Split Transaction at the special meeting, and (ii) no appraisal or dissenters' rights are available under Missouri law to shareholders who dissent from the Split Transaction. Despite the foregoing, the special committee reasonably believes that the Split Transaction is procedurally fair to the unaffiliated shareholders of the Company, including the unaffiliated Small Shareholders and unaffiliated Large Shareholders.

     The Company has not made any provision in connection with the Split Transaction to grant unaffiliated shareholders access to the Company's corporate files or to obtain counsel or appraisal services at the Company's expense. The board of directors did not consider these steps necessary to ensure the fairness of the Split Transaction proposal. The board of directors believes that such steps would be costly and would not provide any meaningful additional benefits to unaffiliated shareholders. With respect to unaffiliated shareholders' access to the Company's corporate files, the board of directors believes that this proxy statement, together with the Company's other filings with the SEC, provide adequate information for unaffiliated shareholders to make an informed decision with respect to the Split Transaction.

     Both Messrs Quirk and Everist are independent directors of the Company. No completely unaffiliated representative was retained to act solely on behalf of the unaffiliated shareholders in the Split Transaction, to negotiate the terms of the Split Transaction, or to prepare a report on behalf of the unaffiliated shareholders. The board of directors determined that a completely unaffiliated representative was not necessary to ensure the procedural and substantive fairness of the Split Transaction, because it believed there was sufficient independent representation in the decision-making at the special committee level to protect the interests of unaffiliated shareholders, and the special committee concurred with this determination. Both the board of directors and the special committee took note of the fact that the interests of unaffiliated shareholders inherently vary depending upon whether any particular unaffiliated shareholder holds 50 shares or more or holds fewer than 50 shares, and believed that the expense of separate representatives and advisors for each such class of unaffiliated shareholders would have been cost prohibitive.

FACTORS CONSIDERED

     The special committee considered a number of factors in reaching its recommendation with respect to the Split Transaction, which factors are discussed below. The special committee did not consider each factor separately, nor did it assign specific weight to the factors in a formulaic fashion, and it did not make a determination as to why any particular specified factor, as a result of the deliberations by the special committee, should be assigned any weight. The special committee did place reliance on and actively participated in the considerations by Baum described in "Special Factors -- Opinions of the Financial Advisors -- Baum" in this proxy statement. Although the members of the special committee are not experts in the areas addressed by Baum, the special committee believed the analyses of the factors presented by Baum were reasonable and relied upon such analyses in making its recommendation to the board of directors.

     The special committee considered the advantages of the Split Transaction discussed below in reaching its conclusion as to the fairness of the Split Transaction to unaffiliated Small Shareholders and unaffiliated Large Shareholders, as well as the disadvantages discussed below.

ADVANTAGES OF THE SPLIT TRANSACTION:

     -    Significant cost and time savings for the Company.

     The special committee considered that both affiliated and unaffiliated Large Shareholders remaining after the Split Transaction will benefit from the Company's realization of significant direct and indirect cost savings from continuing to maintain its non-reporting company status, including without limitation the increased costs anticipated to be required to comply with the requirements imposed by Section 404 of Sarbanes-Oxley if the Company were a reporting Company. In addition, the special committee recognized the Company's anticipated cost savings with respect to outside auditor reviews, SEC counsel and insurance costs associated with being a public company. See "Special Factors
- Reasons for the Split Transaction" in this proxy statement for a more detailed discussion of these cost savings.

     - Opportunity for unaffiliated Small Shareholders to sell holdings at a premium.

     The special committee recognized the lack of an active trading market and the very limited liquidity of the Company's common stock. The special committee considered the effects of this factor on both the unaffiliated Small Shareholders who will receive the cash consideration and the unaffiliated Large Shareholders who will remain after the Split Transaction. The special committee recognized that the Split Transaction presented Small Shareholders an opportunity to liquidate their holdings at a price which represented a premium to the pre-announcement market value of their shares, without incurring brokerage costs. With respect to the Large Shareholders who will remain after the Split Transaction, the special committee noted that the effect of the Split Transaction on the liquidity of such holders' shares is mitigated by the limited liquidity that they have previously experienced and may be further mitigated if the Company honors its expression of intent to make available adequate information concerning the Company to permit its shares to be eligible for publication of unsolicited customer orders in the pink sheets.

          -    HISTORICAL TRADING PRICES

     In connection with the Split Transaction, the special committee negotiated the cash consideration to be paid to the Small Shareholders. The $320 per share cash consideration proposed to be paid in the Split Transaction as of October 25, 2005 represented (1) a 8.5% premium over the last price at which the common stock traded on October 13, 2005 (the most recent trade date prior to the announcement of the Split Transaction) which was $295.00 per share; (2) a 18.3% premium over the weighted average trading price over the prior 52 weeks, which was $270.52 per share; and (3) a 56.1% premium to the 52-week trading low for the shares, which was $205.00.

     The following table summarizes certain historical trading prices prior to October 25, 2005, including the aforementioned current and historical trading prices, of the common stock. The column labeled "Percentage Premium" indicates the percentage premium that the $320.00 cash consideration then proposed to be paid in the Split Transaction represented in relation to the applicable trading price.

                                                            DOLLAR   PERCENTAGE
VALUE                                                       AMOUNT     PREMIUM
-----                                                      -------   ----------
Most Recent Trading Price Prior to 10/26/05 Announcement   $295.00       8.5%
Ninety Day Weighted Average Trading Price                  $291.26       9.9%
Six Month Weighted Average Trading Price                   $287.47      11.3%
One Year Weighted Average Trading Price                    $270.52      18.3%
Two Year Weighted Average Trading Price                    $231.29      38.4%

     Following announcement of the Split Transaction, Mercury made a tender offer for up to 30,500 shares at a price of $340 per share, and thereafter Park made a tender offer for up to 6,000 shares at a price of $345 per share. The special committee noted that these offering prices were in excess of the $320 per share cash consideration then recommended by the special committee in the Split Transaction, which price had been arrived at in an effort to be fair to both unaffiliated Small Shareholders cashed out in the Split Transaction, as well as Large Shareholders remaining after the Split Transaction, and which price the special committee still considered to be a fair price notwithstanding that Mercury or Park might have been willing to pay more.

     During the past two years, there have been no firm offers (1) to merge or consolidate the Company with another company, (2) for a purchase of the Company's common stock that would enable the purchaser to exercise control of the Company, or (3) for the sale of all or substantially all of the assets of the Company, except the following. The Company received a letter from Park, dated November 7, 2005, inquiring whether the Company would have an interest in selling all of its assets, less liabilities, at the price of $320 per share then proposed to be paid by the Company to Small Shareholders in the Split Transaction, and stating that Park was confident it could offer a higher price. The Company advised Park by letter, dated November 10, 2005, that Tower Properties was not for sale.

     -    Net book value; net asset value; liquidation value

     As of September 30, 2005, the book value per share of common stock was $219.75. Although book value was a factor that was noted by the special committee when considering the amount to be paid to Small Shareholders, the special committee determined that a more significant factor was the net asset value per share of common stock. Net asset value takes into account, among other things, estimates of gross real estate values prepared by Tower Properties' senior management, market conditions and other characteristics comprising the Company's real estate portfolio, and subtracts amounts related to estimated transaction costs and income taxes, as well as amounts necessary to retire the Company's outstanding indebtedness, to dispose of the Company's assets and satisfy its liabilities. Baum presented its analyses of the net asset value per share of common stock in its presentations to the special committee and the special committee independently examined the assumptions underlying such analyses. For further discussion, see the section below entitled "Opinions of the Financial Advisors - Baum - Net Asset Value Analysis."

     -    Discounted cash flows; going concern value

     Baum presented to the special committee its analysis of the present value of the Company's projected future cash flows, based on financial projections prepared by the Company's management, to enable the special committee to consider the valuation of the

Company's shares as a going concern. Baum also presented to the special committee its analysis of certain pro forma effects of the Split Transaction on the Company's estimates of funds from operations for selected years and an analysis of the impact of the Split Transaction on the present value of the Company's projected future free cash flows. For further discussion, please see the section below entitled "Opinions of the Financial Advisors - Baum - Discounted Cash Flow Analysis - Pro Forma Impact Analysis."

     -    Selected public company and selected target company analyses

     In connection with its deliberations, Baum also presented to the special committee its analyses of selected financial and operating data of selected public companies deemed by Baum to be comparable to Tower Properties, as compared with similar data for the Company. Baum also presented to the special committee selected merger and acquisition transactions involving target companies deemed by Baum to be comparable to the Company and the implied valuation multiples applicable to the Company by comparison to such transactions. The special committee gave somewhat less weight to these analyses due to the facts that (1) there were significant differences between Tower Properties and the selected public companies, each of which were REITs and has recently paid dividends on its outstanding shares of common stock, and (2) all but one of the selected merger and acquisition transactions involved target companies that had elected to be treated as REITs for federal income tax purposes or were organized as limited partnerships, and all of such transactions involved a change in control, which is not the case in the Split Transaction.

     - Ability to control decision to remain a holder of common stock or liquidate common stock.

     The special committee considered the structure of the Split Transaction to be fair to unaffiliated shareholders, because it allows them a measure of control over whether to remain as shareholders of the Company after the Split Transaction, to receive the cash consideration offered in connection with the Split Transaction, or to sell their shares or transfer their shares to separate accounts prior to the Split Transaction. Small Shareholders may elect to remain as shareholders of the Company following the Split Transaction by acquiring additional shares so that they hold at least 50 shares of record immediately before the Split Transaction. Conversely, unaffiliated Large Shareholders who desire to liquidate their shares in connection with the Split Transaction may reduce their holdings to fewer than 50 shares by selling or otherwise transferring some of their shares prior to the Split Transaction. See "Amendments to Articles of Incorporation to Effect the Split Transaction - Ability of Certain Shareholders to Participate or Not to Participate" in this proxy statement.

     -    Ability of management to focus on operating the Company's business.

     The special committee considered that the maintenance of the Company's status as a non-reporting company would give management more time to focus its attention on operating the business of the Company, as opposed to compliance matters.

     -    No change in control of the Company.

     The special committee noted that the affiliated stockholders and their families beneficially owned shares possessing more than 66 2/3% of the voting power of the Company, and that the Split Transaction therefore would not constitute a change of control of the Company.

DISADVANTAGES OF THE SPLIT TRANSACTION:

     -    Substantial reduction of market liquidity for our shares.

     Our shares have in the past traded on the OTC Bulletin Board. The special committee required as a condition to its approval of the Split Transaction a statement of the Company's intention to make available adequate current information concerning the Company, in order to permit quotations of unsolicited customer orders to be published in the pink sheets. However, although our shares should be eligible to be listed in the pink sheets, there are no market makers for our stock, shareholders are likely to experience reduced trading liquidity as a result of the Split Transaction and the market price for their shares may be adversely affected. We cannot guarantee that our common stock will always be available for trading in the pink sheets, and trading, particularly for affiliated shareholders, may be limited to privately negotiated sales.

     - Inability to participate in any future increases in value of our shares.

     Small Shareholders will have no further financial interest in the Company with respect to their cashed out shares and thus, unless they are able to purchase shares sold by Large Shareholders after the Split Transaction, will not have the opportunity to participate in any potential future appreciation in the value of such shares. However, shareholders who wish to remain as shareholders of the Company after the Split Transaction can do so by attempting to acquire additional shares before the effective date of the Split Transaction so that they own at least 50 shares of common stock immediately before the effective date of the Split Transaction.

     -    Increased difficulty in raising capital.

     The maintenance of our status as a non-reporting company and decreased liquidity of our common stock will make it more difficult for the Company to access the public equity and debt markets and the private debt markets. In addition, the Company will be less likely to be able to use stock to acquire companies. However, the Company has not engaged in these types of transactions in the past and, in the special committee's view, was not likely to do so in the future.

FAIRNESS DETERMINATION OF THE SPECIAL COMMITTEE

     Taking into account the above factors, when viewed together, the special committee has reasonably determined that the Split Transaction, including the cash consideration of $326.43 per share to be paid to Small Shareholders cashed out in the Split Transaction, is procedurally and substantively fair to the unaffiliated shareholders and is in the best interests of the Company. The special committee has unanimously approved the Split Transaction and recommended that the board of directors approve it. The special committee recommends that unaffiliated shareholders approve the Split Transaction.

FAIRNESS DETERMINATION OF THE BOARD OF DIRECTORS

     Only one of the six member board of directors, Thomas R. Willard, is an employee of the Company. The board of directors relied on the independence and competence of the special committee and its advisors and on the procedures instituted by the special committee in its efforts to ensure the procedural and substantive fairness of the Split Transaction. The factors discussed above were taken into account by the special committee in making its recommendation to the board of directors. In addition, the board of directors received a fairness opinion of Stern to the effect that the $326.43 cash consideration to be paid to Small Shareholders in the Split Transaction is fair to the Large Shareholders remaining after the Transaction from a financial point of view. After considering the recommendation of the special committee and its financial advisor, and analyses from the Company's management and the financial and legal advisors to the board of directors, the board reasonably determined that the Split Transaction is procedurally and substantively fair to all of our shareholders and the Company and unanimously approved it. The board of directors recommends that shareholders approve the Split Transaction.

REAFFIRMATIONS OF AND ADJUSTMENT TO FAIRNESS DETERMINATIONS

     On November 14 and 15, 2005, subsequent to the commencement on November 8 of the Mercury Tender Offer to purchase 30,500 shares at $340 per share, the special committee met with Baum and its counsel to consider the effect of the Mercury Tender Offer on its determinations with respect to the Split Transaction. After considering the Mercury Tender Offer and discussing the implications of the Mercury Tender Offer on the fairness opinion of Baum, the special committee reaffirmed its determination that $320.00 per share remained a fair price in the Split Transaction and that it continued to recommend that the Company proceed with the Split Transaction if doing so would not violate the conditions of the Mercury Tender Offer. Upon so advising the Company, the board of directors, in reliance on and in accordance with the recommendations of the special committee, reaffirmed its prior determinations as to the fairness of the Split Transaction to all shareholders.

Subsequent to the Company becoming aware on November 28, 2005 of the Park Tender Offer to purchase up to 6,000 of our shares at $345.00 per share, the special committee further discussed with its financial and legal advisors the impact of the Park Tender Offer on its previous determinations. After considering the Park Tender Offer price of $345.00 per share, which was only 1.5% higher than the $340.00 per share price offered in the Mercury Tender Offer and the terms of the Park Tender Offer, the special committee reaffirmed its determination that $320 per share remained a fair price in the Split Transaction and that it continued to recommend that the Company proceed with the Transaction. The board confirmed that the Park Tender Offer had not changed its prior determination with respect to the fairness of the Split Transaction to all shareholders.

     The Company entered into a letter of intent on February 1, 2006 to sell one of our real estate properties for a purchase price $1,950,000 higher than our estimate of the value of the property furnished to the special committee and considered by Baum and Stern in their analyses of the net asset value per share of Company common stock. The proposed sale of the property is subject to the execution of a definitive sale and purchase agreement and to the completion of due diligence satisfactory to the purchaser, including purchaser's evaluation of financial, physical, environmental, title, zoning and entitlement aspects of the property.

     At a board of directors' meeting on February 2, 2006, the board (including the members of the special committee) discussed the impact of the letter of intent on the cash consideration to be paid in the Split Transaction. Management presented calculations indicating that if the proposed sale of the property is consummated, the Company would realize $1,189,500, after payment of taxes on the gain from the sale, over the Company's prior estimate of the value of the property, which would amount to an additional $6.43 per share of common stock. It was the consensus of the board that the purchase price in the letter of intent provided external evidence of the value of the property and that the cash consideration to be paid in the Split Transaction should be adjusted in the interests of fairness. The board (including the members of the special committee) unanimously approved an adjustment to the cash consideration to be paid in the Split Transaction to $326.43 per share. Stern furnished a subsequent letter to the board, dated February 6, 2006, confirming that the $326.43 to be paid to Small Shareholders in the Split Transaction is fair to the Large Shareholders remaining after the Split Transaction from a financial point of view.

OPINIONS OF THE FINANCIAL ADVISORS

     THE FULL TEXTS OF THE WRITTEN OPINIONS OF BAUM AND STERN, EACH DATED OCTOBER 25, 2005, AND THE SUBSEQUENT LETTER OF STERN, DATED FEBRUARY 6, 2006, WHICH SET FORTH ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEWS UNDERTAKEN BY BAUM AND STERN IN CONNECTION WITH THEIR OPINIONS, ARE ATTACHED TO THE PROXY STATEMENT AS EXHIBITS B, C AND D AND ARE INCORPORATED HEREIN BY REFERENCE. YOU SHOULD READ CAREFULLY THE OPINIONS IN THEIR ENTIRETY IN CONJUNCTION WITH THIS PROXY STATEMENT. THE ANALYSES AND OPINION OF BAUM WAS PREPARED SOLELY FOR THE BENEFIT AND USE OF THE SPECIAL COMMITTEE IN CONNECTION WITH ITS EVALUATION OF THE SPLIT TRANSACTION. THE ANALYSES AND OPINIONS OF STERN WERE PREPARED SOLELY FOR THE BENEFIT AND USE OF THE BOARD OF DIRECTORS IN ITS EVALUATION OF THE SPLIT TRANSACTION. SUCH OPINIONS DO NOT CONSTITUTE RECOMMENDATIONS AS TO HOW YOU SHOULD VOTE WITH RESPECT TO THE PROPOSED AMENDMENTS OF OUR ARTICLES OF INCORPORATION.

     GEORGE K. BAUM ADVISORS LLC ("BAUM")

     On October 25, 2005, Baum delivered to the special committee certain of its written analyses and its oral opinion, which was subsequently confirmed in writing, to the effect that, subject to the assumptions, procedures, and limitations set forth therein, as of such date (at which time the cash consideration proposed to be paid in the Split Transaction to holders of less than 50 shares was $320 per share), the Split Transaction is fair from a financial point of view to the unaffiliated shareholders.

     In connection with its opinion, Baum reviewed, among other things, the terms and conditions describing or otherwise directly relating to the Split Transaction set forth in the resolution of the board of directors of Tower Properties dated October 25; certain publicly available business and historical financial information relating to Tower Properties, including without limitation, Annual Reports, Forms 10-K, Forms 10-Q and other filings with the SEC; current and historical market prices and trading volumes of Company common stock; certain historical internal financial information and other data relating to the assets, business and financial prospects of Tower Properties, as well as estimates, financial forecasts and analyses prepared by the senior management of Tower Properties that are not publicly available; and the process and background that led to the Split Transaction. In addition, Baum held discussions with members of the senior management of Tower Properties regarding past and current business operations, financial condition, future prospects and other matters. Baum also reviewed, among other things, publicly available financial and stock market data with respect to certain companies that Baum deemed to be comparable in certain respects to Tower Properties; the financial terms of certain business combination transactions involving companies that Baum deemed to be comparable in certain respect to Tower Properties; and the financial terms of certain reverse stock split transactions that Baum deemed to be comparable in certain respects to the Split Transaction. Baum also conducted such other financial studies, analyses and investigations and considered such other information that Baum deemed necessary or appropriate.

     In preparing its opinion, Baum relied upon and assumed the accuracy and completeness of all the financial and other information that was publicly available or provided to Baum by or on behalf of Tower Properties, and was not engaged to verify any such information. Baum relied upon the assurances of the senior management of Tower Properties that they were not aware of any information or fact that would make the information provided to Baum incomplete or misleading. Baum also relied upon and assumed, without independent verification, that the information provided by Tower Properties, including without limitation, estimates, financial forecasts and related analyses, had a reasonable basis and reflected the best currently available estimates and judgments of Tower Properties' senior management as to the recent and likely future performance of Tower Properties or otherwise as to the matters covered thereby. In rendering its opinion, Baum expressed no view as to the reasonableness or achievability of such estimates, financial forecasts or related analyses, or the assumptions or judgments on which they are based. Baum did not undertake or obtain any independent evaluations or appraisals of any of the assets, properties or liabilities of Tower Properties, or make any physical inspection of the properties or assets of Tower Properties for such purposes. Baum was not engaged to independently verify any legal, accounting or tax matters relative to the Split Transaction. Baum assumed that the Split Transaction will be validly consummated in accordance with the terms and conditions set forth in the October 25, 2005 board of directors' resolution.

     The opinion of Baum addressed only the fairness, from a financial point of view, of the Split Transaction to the unaffiliated shareholders and did not address any other aspect of the Split Transaction, including the merits of the Split Transaction as compared to other transactions or business strategies that may be available to Tower Properties, or the underlying business decision to effect the Split Transaction. No limitations were imposed on Baum by the special committee in rendering its opinion, although Baum was not authorized to solicit and did not solicit interest from third parties with respect to a possible business combination involving Tower Properties or the possible sale of any of the outstanding shares of Company common stock. Baum did not express any opinion as to the actual value of a share of Company common stock cancelled and converted into the right to receive cash consideration as a result of the Split Transaction or the prices at which Company common stock will trade at any time.

     The opinion of Baum was prepared solely for the benefit and use of the special committee in connection with, and for purposes of, its evaluation of the Split Transaction and such opinion did not constitute a recommendation as to how the special committee should vote with respect to the Split Transaction. Although Baum evaluated the Split Transaction from a financial point of view, Baum was not asked to recommend, and did not recommend, any specific cash consideration payable for each share of Company common stock cancelled as a result of the Split Transaction. The cash consideration to be paid for each share of Company common stock held prior to the Split Transaction which will be cancelled as a result of the Transaction was determined by the special committee, based in part on certain analyses presented by Baum and discussions relating thereto. The opinion and analyses of Baum were only one of several factors considered by the special committee in its evaluation of the Split Transaction and should not be viewed as determinative of the views of the special committee, the board of directors or the senior management of Tower Properties with respect to any aspect of the Split Transaction.

     The opinion of Baum necessarily is based on the information made available to Baum and the conditions and circumstances as they existed on October 25, 2005, and can be evaluated only as of such date. Events occurring after the date of the opinion could materially affect the assumptions used in preparing the opinion. Baum has undertaken no duty or obligation and has no duty or obligation to update or amend the opinion or otherwise advise Tower Properties, or any other party or person, of the occurrence of any such events.

     Estimates contained in the analyses prepared by Baum and the valuations resulting from any particular analysis do not necessarily reflect actual values or future results, which may be significantly more or less favorable than those suggested by such analyses. Accordingly, estimates of the values of businesses, assets and securities are inherently subject to substantial uncertainty and do not purport to be appraisals or necessarily reflect the prices at which such businesses, assets and securities may actually be sold.

     The analyses summarized below include information presented in tabular format. In order to fully understand Baum's financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Baum's financial analyses.

     The following is a summary of the principal financial analyses performed by Baum and reported to the special committee and is qualified in its entirety by reference to the full text of Baum's opinion.

     HISTORICAL STOCK PRICE ANALYSIS. Baum analyzed the historical trading prices of Company common stock on a volume-weighted basis over certain periods of time rather than the historical trading prices of Company common stock on any particular trading day. Baum performed an analysis of the cash consideration to be paid for each share of common stock cancelled as a result of the Split Transaction compared to the volume-weighted average trading price of common stock over certain periods of time ending on October 24, 2005, the day prior to the approval of the Split Transaction by Tower Properties' board of directors. For purposes of calculating the premium to the volume-weighted average trading price of common stock for certain periods of time implied by the Split Transaction, Baum assumed that cash consideration of $320.00 per share would be paid to holders of less than 50 shares in the Split Transaction. This analysis indicated the following implied premiums:

                               Volume Weighted
Period                           Average Price   Implied Premium
------                         ---------------   ---------------
Two Years Ending 10/24/05          $231.29            38.4%
One Year Ending 10/24/05           $270.52            18.3%
Six Months Ending 10/24/05         $287.47            11.3%
Three Months Ending 10/24/05       $291.26             9.9%
Last Trade Prior to 10/24/05       $295.00             8.5%

     In considering this analysis, Baum made note of the historical levels of reported trading activity with regard to Company common stock. The average daily reported trading volume of common stock for the two-year, one-year, six-month and three-month periods ending October 24, 2005 was approximately 31 shares, 30 shares, 35 shares and 30 shares, respectively. Moreover, during the two-year period ending October 24, 2005, shares of common stock traded during fewer than 13.0% of the total trading days. Baum also noted that Tower Properties was not actively followed by securities analysts.

     NET ASSET VALUE ANALYSIS. Using information provided by Tower Properties' senior management, Baum performed an analysis of the net asset value per share of Company common stock. After considering, among other things, market conditions and the characteristics of the properties comprising Tower Properties' real estate portfolio, Baum calculated gross market values for Tower Properties' real estate portfolio ranging from $143.0 million to $163.0 million. In performing this calculation, Baum utilized the estimates of gross real estate values prepared by Tower Properties' senior management, as adjusted to reflect a range of possible outcomes. In deriving net asset value, Baum assumed an immediate sale of Tower Properties' real estate portfolio and subtracted amounts related to estimated transaction costs and income taxes, as well as amounts necessary to retire Tower Properties' outstanding indebtedness, fund the related make-whole payments and satisfy certain other working capital liabilities. The resulting values were adjusted by amounts attributed to certain other working capital assets, as well as the market value of Tower Properties' holdings of the common stock of Commerce Bancshares, Inc., after adjusting for income taxes. This analysis indicated a corresponding range of net asset values from $280.00 to $345.00 per share of Company common stock, with a midpoint (which was based on the estimates of gross real estate values prepared by Tower Properties' senior management) of $313.00 per share, as compared to the assumed cash consideration of $320.00 per share to be paid to holders of less than 50 shares in the Split Transaction.

     Baum noted that the foregoing analysis is not, and should not be viewed as, a calculation or estimate of the net proceeds available to holders of Company common stock upon a liquidation of Tower Properties. The calculations undertaken by Baum in performing the net asset value analysis made no provision for certain expenses typically associated with liquidations, including without limitation, contract termination fees, severance compensation and infrastructure costs, as well as unforeseen liabilities and time value considerations.

     DISCOUNTED CASH FLOW ANALYSIS. Baum performed an analysis of the present value of Tower Properties' projected future free cash flows. The future free cash flows were derived from financial projections prepared by Tower Properties' senior management on the basis of detailed operating assumptions and estimates of market conditions for the balance of the year ending December 31, 2005, as well as the five subsequent years ending December 31, 2010.

     For purposes of this analysis, Baum calculated a terminal value for free cash flows beyond the forecast period by applying terminal multiples ranging from 10.5x to 12.5x to Tower Properties' projected earnings before interest, taxes, depreciation and amortization ("EBITDA") for the year ending December 31, 2010. Based on Baum's estimate of Tower Properties' weighted average cost of capital, the free cash flows for the forecast period and related terminal value were discounted to the present using discount rates ranging from 8.1% to 9.2%. This analysis indicated a corresponding range of values from $249.00 to $359.00 per share of Company common stock, with a midpoint value of $303.00 per share, as compared to the assumed cash consideration of $320.00 per share to be paid to holders of less than 50 shares in the Split Transaction.

     In making these calculations, Baum included the market value of Tower Properties' holdings of the common stock of Commerce Bancshares, Inc., after adjusting for income taxes, as a separate component of value. Baum also included the estimated gross value as prepared by Tower Properties' senior management of Tower Properties' surface and garage parking lots, after adjusting for income taxes, as a separate component of value.

     SELECTED PUBLIC COMPANY ANALYSIS. Baum noted that no company utilized in the selected public company analysis is directly comparable to Tower Properties. Accordingly, it is Baum's view that an analysis of the following results necessarily involves complex considerations and judgments concerning the differences in financial and operating characteristics and other factors that could affect the value of Company Common Stock or other publicly traded companies that Baum deemed comparable in certain respects to Tower Properties.

     Baum analyzed selected financial and operating data of Tower Properties and the following ten publicly traded companies (collectively, the "selected public companies"):

Office / Industrial Real Estate         Multifamily Real Estate
-------------------------------         -----------------------
Bedford Property Investors, Inc.        America First Apartment Investors, Inc.
Brandywine Realty Trust                 Associated Estates Realty Corporation
Glenborough Realty Trust Incorporated   BNP Residential Properties, Inc.
One Liberty Properties, Inc.            Mid-America Apartment Communities
Parkway Properties, Inc.                The Town & Country Trust

     Baum selected the selected public companies primarily due to their size and participation in the ownership and operation of multifamily or office and industrial real estate. Though similar in certain respects, there are significant differences between the selected public companies and Tower Properties, including without limitation, the fact that each of the selected public companies has elected to be treated as a real estate investment trust ("REIT") for federal income tax purposes and has recently paid dividends on its outstanding shares of common stock. It is Baum's belief that, due to the differences in financial and operating characteristics of the selected public companies, the selected public company analysis is not readily susceptible to summary description.

     Baum examined certain publicly available financial and stock market data for the selected public companies to evaluate the implied trading multiples of
(i) equity value relative to funds from operations, defined as net income plus depreciation and amortization ("FFO"), reported for the latest twelve-month period ("LTM"), as well as estimates of FFO for the years ending December 31, 2005 and 2006, (ii) equity value relative to LTM adjusted funds from operations, defined as funds from operations less normalized capital expenditures ("AFFO"), and (iii) enterprise value, defined as equity value plus total net debt, preferred stock and minority interests, relative to LTM EBITDA, as well as estimates of EBITDA for the year ending December 31, 2005. For purposes of calculating the implied trading multiples for the selected public companies, Baum used estimates of FFO per share for the years ending December 31, 2005 and 2006, as well as estimates of EBITDA for the year ending December 31, 2005 prepared by securities analysts where publicly available.

     For purposes of calculating valuation multiples for Tower Properties implied by the Split Transaction, Baum used the assumed cash consideration of $320.00 per share of common stock. LTM FFO, AFFO and EBITDA for Tower Properties were adjusted to exclude certain non-recurring or extraordinary charges. Because no publicly available estimates prepared by securities analysts exist for Tower Properties, Baum utilized estimates of FFO per share for the years ending December 31, 2005 and 2006, as well as estimates of EBITDA for the year ending December 31, 2005, derived from financial projections prepared by Tower Properties' senior management. This analysis indicated the following trading multiples for the selected public companies as compared to the valuation multiples implied for Tower Properties by the Split Transaction:

                                       Selected Public Companies
                                          Office / Industrial
                                              Real Estate
                                    ------------------------------      Company
Multiple                                Range        Mean   Median   (Transaction)
--------                            -------------   -----   ------   -------------
Equity Value / LTM FFO               9.9x - 14.1x   11.8x   11.4x         9.1x
Equity Value / CY 2005 FFO          10.0x - 13.4x   11.2x   10.6x         9.0x
Equity Value / CY 2006 FFO           9.0x - 13.4x   10.7x   10.2x         9.0x
Equity Value / LTM AFFO             16.8x - 27.4x   21.7x   21.2x        18.4x
Enterprise Value / LTM EBITDA       10.8x - 14.2x   13.2x   13.8x        11.2x
Enterprise Value / CY 2005 EBITDA    9.2x - 15.1x   12.8x   12.7x        11.4x

                                       Selected Public Companies
                                        Multifamily Real Estate
                                    ------------------------------      Company
Multiple                                Range        Mean   Median   (Transaction)
--------                            -------------   -----   ------   -------------
Equity Value / LTM FFO              10.0x - 16.7x   13.8x   14.7x         9.1x
Equity Value / CY 2005 FFO           9.6x - 16.7x   13.0x   12.9x         9.0x
Equity Value / CY 2006 FFO           9.3x - 15.6x   12.5x   12.7x         9.0x
Equity Value / LTM AFFO             14.7x - 20.2x   17.4x   18.5x        18.4x
Enterprise Value / LTM EBITDA       11.9x - 17.3x   15.5x   15.9x        11.2x
Enterprise Value / CY 2005 EBITDA   15.3x - 15.6x   15.4x   15.4x        11.4x

     Baum noted that the applicability of the foregoing analysis was limited by significant differences between the selected public companies and Tower Properties, including without limitation, differences with respect to relative size, asset composition, capital spending requirements, form of organization and related treatment for federal income tax purposes, dividend policy and dividend payment capacity. Unlike each of the selected public companies, Tower Properties has neither elected to be treated as a REIT for federal income tax purposes (and is therefore subject to higher levels of income tax expense) nor has recently paid dividends on its outstanding shares of common stock. Baum further noted that Company common stock had historically traded at a significant discount to the stocks of the selected public companies when compared on the basis of equity value relative to LTM FFO.

     SELECTED TARGET COMPANY ANALYSIS. Baum noted that no merger and acquisition transaction utilized in the selected target company analysis involved a target company that is directly comparable to Tower Properties. Accordingly, it is Baum's view that an analysis of the following results necessarily involves complex considerations and judgments concerning the differences in financial and operating characteristics and other factors that could affect the value of Company common stock or the target companies involved in merger and acquisition transactions that Baum deemed comparable in certain respects to Tower Properties.

     Baum identified and performed an analysis of 20 merger and acquisition transactions that occurred since the third calendar quarter of 2002 or were pending and involve target companies that Baum deemed comparable in certain respects to Tower Properties (collectively, the "selected target companies"). The transactions analyzed included the following:

Target                                  Acquiror                                  Date Completed
------                                  --------                                  ---------------
Prentiss Properties Trust               Brandywine Realty Trust                       Pending
Gables Residential Trust                ING Clarion Partners                          Pending
CRT Properties, Inc.                    DRA Advisors LLC                              09/27/05
Prime Group Realty Trust                Lightstone Group LLC                          07/01/05
National Properties Corp.               Commercial Net Lease Realty                   06/15/05
Kramount Realty Trust                   Centro Properties Limited                     04/20/05
Cornerstone Realty Income Trust, Inc.   Colonial Properties Trust                     04/01/05
Summit Properties, Inc.                 Camden Property Trust                         02/28/05
Price Legacy Corporation                Kimco Realty Corp. / DRA Advisors             12/21/04
Keystone Property Trust                 ProLogis / Eaton Vance Management             08/04/04
Hallwood Realty Partners LP             HRPT Properties Trust                         07/16/04
America First Real Estate LP            America First Apartment Investors, Inc.       06/03/04
Great Lakes REIT                        Transwestern Investment Company               04/28/04
Crown America Realty Trust              Pennsylvania REIT                             11/20/03
Mid-Atlantic Realty Trust               Kimco Realty Corporation                      10/01/03
Aegis Realty, Inc.                      Phillips Edison Ltd.                          03/26/03
JDN Realty Corporation                  Developers Diversified Realty Corp.           03/13/03
IRT Property Company                    Equity One, Inc.                              02/12/03
Center Trust, Inc.                      Pan Pacific Retail Properties Inc.            01/21/03
JP Realty, Inc.                         General Growth Properties, Inc.               07/10/02

     Baum selected merger and acquisition transactions involving the selected target companies primarily due to their size and participation in the ownership and operation of multifamily or commercial real estate. Though similar in certain respects, there are significant differences between the selected target companies and Tower Properties, including without limitation, the fact that all but one of the selected target companies either elected to be treated as REITs for federal income tax purposes or were organized as limited partnerships. It is Baum's belief that, due to the differences in financial and operating characteristics of the selected target companies, the selected target company analysis is not readily susceptible to summary description.

     For these transactions, Baum calculated the implied purchase multiples of
(i) equity value relative to FFO for the LTM period reported prior to the announcement of such transaction, as well as estimated FFO for the subsequent calendar year, where publicly available, and (ii) enterprise value relative to EBITDA for the LTM period reported prior to the announcement of such transaction.

     For purposes of calculating valuation multiples for Tower Properties implied by the Split Transaction, Baum used the assumed cash consideration of $320.00 per share of Company common stock. LTM FFO for Tower Properties was adjusted to exclude certain non-recurring or extraordinary charges. Because no publicly available estimates prepared by securities analysts exist for Tower Properties, Baum utilized estimates of FFO per share for the year ending

December 31, 2006 derived from financial projections prepared by Tower Properties' senior management. This analysis indicated the following purchase multiples for the selected target companies as compared to the valuation multiples implied for Tower Properties by the Split Transaction:

                                  Selected Target Companies
                                -----------------------------      Company
Multiple                           Range       Mean    Median   (Transaction)
--------                        ------------   -----   ------   -------------
Equity Value / LTM FFO          7.9x - 22.7x   12.5x   11.4x         9.1x
Equity Value / Forward FFO      6.9x - 18.4x   12.2x   12.1x         9.0x
Enterprise Value / LTM EBITDA   9.6x - 21.5x   14.1x   14.6x        11.2x

     In considering this analysis, Baum noted that the merger and acquisition transactions involving the selected target companies necessarily reflect the market and other conditions and circumstances in effect during the time such transactions occurred. In addition, each of the selected merger and acquisition transactions constituted a change in control of the respective target company. Further, Baum noted the applicability of the foregoing analysis was limited by significant differences between the selected target companies and Tower Properties, including without limitation, differences with respect to relative size, asset composition, form of organization and related treatment for federal income tax purposes. Unlike all but one of the selected target companies, Tower Properties has neither elected to be treated as a REIT for federal income tax purposes nor been organized as a limited partnership and is therefore subject to higher levels of income tax expense.

     PRO FORMA IMPACT ANALYSIS. Baum analyzed certain pro forma effects resulting from the Split Transaction, including, among other things, the impact of the Split Transaction on Tower Properties' estimates of FFO per share for the years ending December 31, 2006 through 2008, as derived from financial projections prepared by Tower Properties' senior management. The results of this pro forma analysis suggested that the Split Transaction could be accretive to Tower Properties' estimates of FFO per share for such years after giving effect to certain costs and expenses estimated by Tower Properties' senior management to be avoided by Tower Properties as a result of the Split Transaction.

     Baum also performed an analysis of the impact of the Split Transaction on the present value of Tower Properties' projected future free cash flows. The future free cash flows were (i) derived from financial projections prepared by Tower Properties' senior management for the balance of the year ending December 31, 2005, as well as the five subsequent years ending December 31, 2010 and (ii) adjusted to give effect to certain costs and expenses estimated by Tower Properties' senior management to be avoided by Tower Properties as a result of the Split Transaction.

     For purposes of this analysis, Baum calculated a terminal value for free cash flows beyond the forecast period by applying terminal multiples ranging from 10.5x to 12.5x to Tower Properties' projected EBITDA for the year ending December 31, 2010. Based on Baum's estimate of Tower Properties' weighted average cost of capital, the free cash flows for the forecast period and related terminal value were discounted to the present using discount rates ranging from 8.1% to 9.2%. This analysis indicated a corresponding range of pro forma values from $259.00 to $375.00 per share of Company common stock after giving effect to the Split Transaction, with a midpoint pro forma value of $316.00 per share after giving effect to the Split Transaction.

     In making these calculations, Baum included the market value of Tower Properties' holdings of the common stock of Commerce Bancshares, Inc., after adjusting for income taxes, as a separate component of value. Baum also included the estimated gross value as prepared by Tower Properties' senior management of Tower Properties' surface and garage parking lots, after adjusting for income taxes, as a separate component of value.

     GENERAL. The foregoing does not purport to be a complete description of the analyses performed by Baum, but describes, in summary form, the principal elements of the analyses performed by Baum in arriving at its opinion. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. In arriving at its opinion, Baum did not attribute any particular weight to any analysis or factor it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Baum's analysis must be considered as a whole. Selecting portions of its opinion and factors considered by Baum, without considering all the analysis and factors, could create a misleading or incomplete view of the processes underlying such analyses and Baum's opinion. The description of the analyses set forth herein does not purport to be a complete description of the analyses underlying Baum's opinion.

     FEE AND OTHER INFORMATION. Baum was selected as financial advisor by the special committee in connection with the Split Transaction, after meeting with candidates to act as financial advisor, based upon its qualifications, expertise and reputation. Baum is a nationally recognized investment banking firm that, as a customary part of its business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, private placements and valuations for corporate, estate and other purposes.

     Under the terms of its engagement, Tower Properties agreed to pay Baum a fee of $30,000 for its financial advisory services, none of which is contingent upon the consummation of the Split Transaction. The Company also agreed to pay Baum a separate fee of $30,000 for rendering its opinion, none of which is contingent upon the consummation of the Split Transaction or the conclusion reached in Baum's opinion. In addition, Tower Properties has agreed to reimburse Baum for reasonable expenses incurred by Baum in performing its services, including fees and expenses of its legal counsel, which together have totaled $5,500, and to indemnify Baum and related persons against liabilities arising out of its engagement, including without limitation, certain liabilities under federal securities laws. The terms of Baum's engagement were negotiated at arm's length between Baum, the special committee and Tower Properties. Other than in connection with the Split Transaction, Baum has not been retained by Tower Properties or any affiliate of Tower Properties within the past two years nor received any compensation from Tower Properties or any affiliate of Tower Properties within the past two years.

     An affiliate of Baum, George K. Baum & Company, is a registered broker-dealer that, in the ordinary course of its business, from time to time may trade or hold the securities of Tower Properties for the accounts of its clients. Baum has been advised that, as of the date of the opinion, George K. Baum & Company was the record holder of 639 shares of Company common stock that were held for one beneficial owner. George K. Baum & Company has not received during the past two years, nor will receive in connection with the Split Transaction, any compensation from Tower Properties or any affiliate of Tower Properties.

     STERN BROTHERS VALUATION ADVISORS ("STERN")

     Stern acted as financial advisor to the board of directors of Tower Properties with respect to rendering an opinion as to the fairness of the Split Transaction from a financial point of view to the remaining shareholders of Tower Properties after the Split Transaction. No limitations were imposed on Stern by the board of directors in rendering its opinion, although Stern was not authorized to solicit and did not solicit interest from third parties with respect to a possible business combination or sale of common stock of Tower Properties.

     Stern delivered its oral opinion to the board of directors on October 25, 2005, to the effect that, based upon and subject to the factors and assumptions set forth therein, the cash consideration of $320 per share then proposed to be paid to the holders of fewer than 50 shares in the Split Transaction would be fair from a financial point of view to the remaining shareholders of Tower Properties after the Split Transaction. Such oral opinion was followed by delivery of Stern's written fairness opinion. After the Company's execution on February 1, 2006 of a letter of intent to sell one of its real estate properties and the unanimous approval by the board of directors on February 2, 2006 of an adjusted cash consideration of $326.43 per share to be paid in the Split Transaction, Stern delivered to the board its subsequent letter confirming that the $326.43 per share to be paid in the Split Transaction is fair, from a financial point of view, to the remaining shareholders of Tower Properties.

     Stern's opinions, which set forth the assumptions made, matters considered and scope of limitations of the review undertaken and the procedures followed by Stern, are attached hereto as Exhibits C and D and are incorporated herein by reference. You are urged to read these opinions carefully and in their entirety for the assumptions made, matters considered and limits of the review by Stern. The summary of the opinions set forth in this proxy statement is qualified in its entirety by reference to the full text of the opinions.

     Stern's opinions are directed only to the fairness, from a financial point of view, of the Split Transaction to the remaining shareholders of Tower Properties, and they do not address any other aspect of the fairness of the Split Transaction, or constitute a recommendation to any Tower Properties shareholder as to any matter. Stern has not been asked to consider, and Stern's opinion does not address, the relative merits of the Split Transaction as compared to any alternative business strategy that may exist for Tower Properties.

     Tower Properties requested that Stern make an oral presentation of its first opinion to our full board of directors on October 25, 2005. In the presentation, Stern explained that its opinion was limited to an examination of the fairness of the Split Transaction and that its opinion was not an appraisal or valuation of Tower Properties or our common stock. Stern's presentation included an overview of Tower Properties and our current prospects and characteristics, which had previously been identified to Stern by our management. In its presentation, Stern noted to the board that it considered certain limitations of owning shares of common stock of Tower Properties, including among others, the lack of marketability of our shares and our dividend policy.

     The following is a summary of the significant analyses performed by Stern in connection with its fairness opinions:

     MARKET APPROACH. Using publicly available information, Stern compared selected historical and forecasted financial, operating and market comparison data of Tower Properties to the corresponding data of certain publicly traded real estate companies that Stern deemed to be relevant to Tower Properties.

     Such guideline companies were Roberts Realty Investors, Inc., Bedford Property Investors, Inc., Colonial Properties Trust, Maxus Realty Trust, Inc., Parkway Properties, Inc., Prentiss Properties Trust, and One Liberty Properties, Inc. (collectively, the "guideline companies"). Compared to the guideline companies, Tower Properties' return on revenues, equity and assets were lower than the guideline companies' median and average, and its earnings were more volatile than the guideline companies' median and average. Additionally, while Tower Properties does not pay dividends, all but one of the guideline companies paid dividends. Based on Stern's analysis of the guideline companies, the indicated range of values for Tower Properties' common stock was from $194.89 to $364.51 per share.

     Analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the guideline companies and other factors which could affect the public trading value of the companies to which Tower Properties is compared. Mathematical analysis (such as determining the median or average) is not, in itself, a meaningful method of using guideline company data.

     INCOME APPROACH. Stern used a dividend discount model to estimate the present value of the Company's estimated future earnings, which assumed that Tower Properties would distribute no dividends to its shareholders. In this analysis, Stern assumed that Tower Properties performed in accordance with the earnings estimates provided to Stern by our management. Stern estimated the terminal value for Tower Properties common stock at 11x fiscal year 2010 forecasted funds from operations. The amount of dividends and terminal value were then discounted to present value using a 14% discount rate chosen to reflect a required rate of return for an investment in Tower Properties. This analysis was based upon estimates provided by our management. Management's estimates are based upon various factors and assumptions, many of which are beyond the control of Tower Properties. As indicated above, this analysis is not necessarily indicative of actual future results and does not purport to reflect the price at which securities may trade at the present or at any time in the future. Based on Stern's analysis, the value of our common stock indicated by the discounted future returns method was $255.77 per share.

     ASSET APPROACH. Stern used the underlying asset method to arrive at a net asset value for our common stock. The underlying asset method determined Tower Properties' net asset value based on the fair market value of our assets as part of a going concern. Based on Tower Properties' August 31, 2005 balance sheet, discussions with our management, and using the estimated fair market value of Tower Properties' real estate holdings as provided to Stern by our senior management, the balance sheet was adjusted to reflect Tower Properties' real estate holdings at fair market value. After adjusting the resulting shareholders' equity for one level of estimated capital gains tax, Stern's analysis indicated a net asset value of $409.95 per share for Tower Properties' common stock. It should be noted that such net asset value is indicative of the value of Tower Properties as a going concern, and not the liquidation value of Tower Properties. The liquidation value of Tower Properties would be lower, due to various costs of liquidation, actual taxes paid and other factors. After the execution by Tower Properties on February 1, 2006 of a letter of intent to sell one of its real properties, Stern considered the terms of the letter of intent and management's estimate of the additional taxes which would be due as a result of the proposed sale.

     The summary of Stern's opinions set forth above does not purport to be a complete description of the data or analyses presented by Stern. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant quantitative methods of financial analyses and the application of those methods to the particular circumstances. Such an opinion is not therefore readily susceptible to a partial analysis or a summary description. Accordingly, Stern believes that its analyses must be considered as a whole and that considering any portion of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the opinion. In its analyses, Stern made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Tower Properties. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein. Accordingly, such estimates are inherently subject to substantial uncertainty and Stern assumes no responsibility for the accuracy of such analyses and estimates. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses may actually be sold.

     With respect to projections and estimates of future revenue and operating costs for Tower Properties, each as prepared by Tower Properties, Stern assumed that such projections and estimates have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of Tower Properties' management as to the future performance of Tower Properties, and that Tower Properties will perform substantially in accordance with such projections and estimates.

     In connection with rendering its opinions, Stern reviewed and analyzed certain information relating to Tower Properties, including certain publicly available business and financial information relating to Tower Properties, certain internal financial statements, asset valuations and related information of Tower Properties prepared by the management of Tower Properties and other financial and operating information concerning the business, assets and operations of Tower Properties provided to Stern by the senior management of Tower Properties, including, but not limited to, pro-forma financial and operating budgets, analyses, forecasts, and certain estimates of asset values. Stern also discussed with members of the senior management of Tower Properties the past and current business operations, financial condition and future prospects of Tower Properties, as well as other matters believed to be relevant to its analyses. Further, Stern considered such other information, financial studies, analyses and investigations and financial, economic and market criteria that Stern deemed relevant to its analyses. Stern's opinions are based on market, economic and other conditions and circumstances involving Tower Properties and its industry, as they existed as of the date of its opinion and which, by necessity, can only be evaluated by Stern as of that date. Stern assumed no responsibility to update or revise its opinion based upon events or circumstances occurring after the date thereof.

     In conducting its review and arriving at its opinions, Stern relied upon and assumed the accuracy and completeness of all of the financial and other information provided to or discussed with Stern by Tower Properties or otherwise publicly available, and assumed that there were no material changes in Tower Properties' business operations, financial condition, assets, liabilities or prospects since the respective dates of such information. Stern did not independently verify this information, nor did Stern have such information independently verified. Stern did not conduct a physical inspection of any of the assets or properties of Tower Properties, nor did Stern make any independent evaluation or appraisals of any such assets or properties.

     FEE AND OTHER INFORMATION. Stern was selected as financial advisor by the board of directors in connection with the Split Transaction based on its qualifications, expertise and reputation. Stern is an independent investment banking firm with offices in Kansas City, Missouri whose business includes rendering advisory services in connection with mergers and acquisitions and corporate financings, including rendering fairness opinions in connection therewith, and advising clients with respect to equity and fixed income investments.

     Stern received a fee paid by Tower Properties in the amount of approximately $20,000, plus reimbursement of expenses in connection with the rendering of its fairness opinions. There are no other current arrangements to compensate Stern, its affiliates or unaffiliated representatives for any services rendered to Tower Properties, its affiliates, directors or executive officers.

CERTAIN EFFECTS OF THE SPLIT TRANSACTION

Effects on Affiliated and Unaffiliated Shareholders

     As used in this proxy statement, the "affiliated shareholder" means any shareholder who is affiliated with Tower Properties' directors, executive officers and Commerce Bank, N.A., and the term "unaffiliated shareholder" means any shareholder other than an affiliated shareholder. Mercury Real Estate Advisors LLC and its affiliates are not treated as "affiliated shareholders" in this proxy statement.

     The Split Transaction will generally have the same effect on our affiliated shareholders and our unaffiliated shareholders. As each of our affiliated shareholders generally owns more than 50 shares of common stock, it is expected that, all of our affiliated shareholders will retain their ownership of shares of common stock following the Split Transaction and that their ownership percentage interest in the Company will increase slightly as a result of the Split Transaction. For example, assuming the Split Transaction is approved by our shareholders and the number of shares of common stock outstanding is reduced by 3,257 shares as a result of the Split Transaction, the ownership percentage of our affiliated shareholders as a group would increase from 66.7% to 67.9%, the ownership percentage of Commerce Bank, N.A. in a representative capacity would increase from 27.1% to 27.6%, the ownership percentage of David W. Kemper would increase from 16.3% to 16.6%, the ownership percentage of Jonathan M. Kemper would increase from 15.2% to 15.5%, and the ownership percentage of James
M. Kemper, Jr. would increase from 7.6% to 7.7%. The increase in the ownership percentage of Commerce Bank is strictly an estimate, as Commerce Bank may hold shares in a representative capacity for Small Shareholders who will be cashed out in the Split Transaction. For more information on our affiliated shareholders' interests, see "Additional Information Regarding the Split Transaction - Potential Conflicts of Interest of Affiliated Shareholders in the Split Transaction" and "Security Ownership of Certain Beneficial Owners and Management" in this proxy statement.

     The effects of the Split Transaction will vary based on whether or not all or any portion of a shareholder's shares will be cashed out in the Transaction. The determination of whether or not any particular shares would be cashed out will be based on whether the shareholder holds fewer than 50 shares of common stock, whether those shares are held of record or in street name with a broker or other nominee, and the procedures and the determination of the shareholder's broker or other nominee if those shares are held in street name. See "Amendments to the

Articles of Incorporation to Effect the Split Transaction - Ability of Certain Shareholders to Participate or Not to Participate" in this proxy statement.

Effects on Shareholders Holding Less Than 50 Shares of Record

     If the Split Transaction is implemented, Small Shareholders of record who are cashed out in the Transaction:

     - Will not receive a fractional share of common stock as a result of the Split Transaction;

     - Will instead receive cash equal to $326.43 per share for each share of common stock held immediately before the Split Transaction;

     - Will not receive any interest on the cash payments received as a result of the Split Transaction;

     - Will not be required to pay any brokerage commissions in connection with the Split Transaction; and

     - Will have no further ownership interest in the Company with respect to their cashed out shares and will not have the opportunity to participate in any potential future appreciation in the value of such shares.

     Cash payments to Small Shareholders of record as a result of the Split Transaction will be subject to federal income taxation. For a discussion of the material U.S. federal income tax consequences of the Split Transaction, see "Additional Information Regarding the Split Transaction - Material U.S. Federal Income Tax Consequences" in this proxy statement.

Effects on Shareholders Holding 50 or More Shares of Record

     If the Split Transaction is implemented, Large Shareholders holding more than 50 shares of common stock of record immediately before the Split
Transaction:

     - Will have the same number of shares of common stock before and after the Split Transaction;

     -    Will not receive cash for any portion of their shares; and

     - May experience a reduction in liquidity with respect to their shares due to the reduction in the number of our shares outstanding as a result of the Split Transaction. Any trading in our common stock after the recent suspension of our reporting obligations under the Exchange Act and the Split Transaction would only occur as a result of "pink sheet" quotations of unsolicited customer orders, or in privately negotiated sales. Because market makers (and not the Company) would quote our shares in the pink sheets, we can not guarantee that our shares will always be available for trading in the pink sheets.

     - We intend to make available via the pink sheets news service adequate current information concerning Tower Properties within the meaning of Rule 15c2-11 under the Exchange Act, which information includes financial statements prepared in accordance with U.S. generally accepted accounting principles, in order to permit our shares to be considered for pink sheets quotations. However, due to the recent suspension of our reporting obligations under the Exchange Act and the Split Transaction, our remaining shareholders will not have available all of the information regarding the Company that has in the past been available in the Company's SEC filings.

Effects On The Company

     If consummated, the Split Transaction will have the following effects on the Company:

     - We estimate that the Split Transaction will reduce the number of our shareholders of record from 296 at January 5, 2006 to approximately
          70. As noted earlier, in addition to the approximately 2,066 shares of common stock held by Small Shareholders of record, we assume that beneficial owners of approximately 1,191 additional shares will receive cash for their shares in the Split Transaction. Because we do not know the number of our shares that will be cashed out, this number is strictly an estimate. If this total number of shares were to be cashed out, our outstanding shares of common stock would decrease from 185,093 to 181,836.

     - We estimate that the recent suspension of our reporting obligations under the Exchange Act and the Split Transaction will eliminate costs and expenses estimated at a one-time cost savings of $499,000 and annual cost savings of $350,000 thereafter.

     - We estimate that we will use approximately $1,380,000 of current cash and cash available by drawing on our lines of credit with Commerce Bank, N.A. to complete and pay the expenses of the Split Transaction and that the Split Transaction will not have any material adverse effect on our liquidity, results of operations or cash flow. Because we do not currently know the actual number of shares which will be cashed out, this is only an estimate. The Company has sufficient cash availability to fund the Split Transaction. See "Additional Information Regarding the Split Transaction - Costs of Split Transaction and Source of Funds" for a description of the costs and expenses we expect to incur in connection with the Split Transaction.

     - Because (1) the price to be paid to Small Shareholders will be $326.43 per share, (2) the estimated number of shares of common stock to be cashed out as a result of the Split Transaction is approximately 3,257, (3) the total cost to Tower Properties (including expenses) of effecting the Split Transaction is expected to be approximately $1,380,000, and (4) at September 30, 2005, aggregate shareholders' equity in Tower Properties was approximately $40,673,000, or $219.75 per share, we expect that, as a result of the Split Transaction:

               - aggregate shareholders' equity of Tower Properties as of September 30, 2005, would be reduced from approximately $40,673,000 on a historical basis to approximately $39,293,000 on a pro forma basis; and

               - the book value per share of common stock as of September 30, 2005, would be decreased from $219.75 per share on a historical basis to approximately $216.09 per share on a pro forma basis.

     - The reduction in the number of our shares outstanding as a result of the Split Transaction, together with the reduction in public information concerning the Company as a result of its no longer being required to file reports under the Exchange Act, may adversely affect the liquidity of our common stock. This will make it more difficult for us to access the public equity and debt markets, to access the private debt markets (although we have not done these types of transactions in the past), or to use our stock to acquire other companies (although we have not done this in the past).

POTENTIAL CONFLICTS OF INTEREST OF AFFILIATED SHAREHOLDERS

     The executive officers and directors of Tower Properties and Commerce Bank, N.A., a national banking association, 922 Walnut Street, Kansas City, Missouri, Tower Properties' largest shareholder, in which David M. Kemper is President and Chief Executive Officer and Jonathan M. Kemper is Vice Chairman of the Board of Directors, may have interests in the Split Transaction that are different from your interests as a shareholder, or relationships that may present conflicts of interest, including the following:

     - Commerce Bank, N.A., in a representative capacity, David W. Kemper, a director, Jonathan M. Kemper, a director and non-executive Chairman of the Board, James M. Kemper, Jr., a director, and William E. Quirk and Brian D. Everist, directors and members of the special committee, are each Large Shareholders and will retain their shares after the Split Transaction.

     - As a result of the Split Transaction, Large Shareholders, including Commerce Bank, N.A., in a representative capacity, David W. Kemper, Jonathan M. Kemper, James M. Kemper, Jr., William E. Quirk and Brian
          D. Everist, will increase their percentage ownership interest in the Company as a result of the Split Transaction. For example, assuming the Split Transaction is approved by the shareholders and the number of shares of Tower Properties common stock outstanding is reduced by 3,257 shares as a result of the Split Transaction:

               - The ownership percentage of Commerce Bank, N.A. in a representative capacity would increase from 27.1% to 27.6%, the ownership percentage of David W. Kemper would increase from 16.3% to 16.6%, the ownership percentage of Jonathan M. Kemper would increase from 15.2% to 15.5%, and the ownership percentage of James M. Kemper, Jr. would increase from 7.6% to 7.7%. The increase in the ownership percentage of Commerce Bank in a representative capacity is strictly an estimate, as we do not know how many Small Shareholders who are clients of Commerce Bank will participate in the Split Transaction.

               - the ownership percentage of our affiliated shareholders as a group will increase from 66.7% to approximately 67.9%.

               - the collective book value as of September 30, 2005 of our shares held by affiliated shareholders will decrease from $27,132,000 on a historical basis to approximately $26,681,000 on a pro forma basis.

               - the collective pro rata interest of our affiliated shareholders in the net loss of the Company for the fiscal year ended December 31, 2004 would increase from ($265,000) on a historical basis (based on the number of shares owned by such persons as of January 5, 2006) to ($269,000) on a pro forma basis (based on the lower number of shares the Company anticipates will be outstanding immediately after the Split Transaction).

     - After the Split Transaction, the directors and executive officers of the Company will continue to hold the offices and positions they held immediately prior to the Split Transaction.

     - Messrs. Quirk and Everist received no compensation for serving as members of the special committee, other than regular compensation for serving as directors of Tower Properties.

CONDUCT OF COMPANY'S BUSINESS AFTER THE TRANSACTION

     Following the Split Transaction, the Company will continue to conduct its existing operations in the same manner as now conducted. The executive officers immediately prior to the Split Transaction will be the executive officers of the Company after the Split Transaction. The directors immediately prior to the Split Transaction will continue as directors of the Company.

     Other than the proposed sale of one of our properties pursuant to the letter of intent effective February 1, 2006, which was taken into account by the board of directors (including the members of the special committee) in unanimously approving a $6.43 per share increase in the cash consideration to be paid in the Split Transaction, we have no current plans or proposals to effect any other extraordinary corporate transaction, such as a merger, reorganization or liquidation; to sell or transfer any material amount of our assets; to change our board of directors or management; to change materially our indebtedness or capitalization; or otherwise to effect any material change in our corporate structure or business.

     The shares of the common stock to be purchased by us in the Split Transaction will be held as treasury stock and will be included in the Company's authorized but unissued shares that would be available for issuance in the future. Although we have no plans to issue common stock after the Split Transaction, we reserve the right to do so at any time, at such prices and on such terms as the board of directors determines to be in the best interests of the Company. Shareholders will not have any preemptive or other preferential rights to purchase any of our stock that may be issued in the future, unless we otherwise grant such rights.

     Although we have no plans to repurchase our shares of common stock after the Split Transaction, we may also in the future from time to time repurchase our common stock pursuant to a repurchase program, privately negotiated sales, or other transactions. Any future repurchases would depend on a number of factors, including our financial condition, results of operations and capital resources.

FAILURE TO EFFECT THE SPLIT TRANSACTION

     Although the Company believes that the Split Transaction will be consummated, there is no guarantee that the Split Transaction will be effected. Even if shareholder approval of the Split Transaction is obtained, the board of directors will not implement the Transaction if the board determines that the Split Transaction would not be in the Company's best interests.

ANTICIPATED ACCOUNTING TREATMENT

     The Company anticipates that it will account for the purchase of outstanding shares of common stock from Small Shareholders in the Split Transaction as treasury stock.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

     Summarized below are material U.S. federal income tax consequences to the Company and its shareholders resulting from the Split Transaction. This summary is based on existing federal income tax law, which may change, even retroactively. This summary does not discuss all aspects of federal income taxation which may be important to you in light of your individual circumstances. Many shareholders (such as financial institutions, insurance companies, broker- dealers, tax-exempt organizations and foreign persons) may be subject to special tax rules. Other shareholders may also be subject to special tax rules including, but not limited to, shareholders who received our common stock as compensation for services or pursuant to the exercise of an employee stock option, or shareholders who have held, or will hold, stock as part of a straddle, hedging, or conversion transaction for federal income tax purposes. In addition, this summary does not discuss any state, local, foreign, or other tax considerations. We will not obtain a ruling from the Internal Revenue Service or an opinion of counsel regarding the federal income tax consequences to the Company or the shareholders of the Company as a result of the Split Transaction.

     THE FOLLOWING DISCUSSION OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE SPLIT TRANSACTION IS GENERAL AND DOES NOT DISCUSS ALL CONSEQUENCES TO EVERY SHAREHOLDER UNDER FEDERAL, STATE, LOCAL OR FOREIGN TAX LAWS. ACCORDINGLY YOU ARE ENCOURAGED TO CONSULT YOUR OWN TAX ADVISOR AS TO YOUR PARTICULAR FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES, IN LIGHT OF YOUR SPECIFIC CIRCUMSTANCES.

     This summary assumes that you are one of the following: (1) a citizen or resident of the United States; (2) a corporation or other entity taxable as a corporation created or organized under U.S. law (federal or state); (3) an estate the income of which is subject to federal income taxation regardless of its sources; (4) a trust if a U.S. court is able to exercise primary supervision over administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust; or (5) any other person whose worldwide income and gain is otherwise subject to U.S. federal income taxation on a net basis. This summary also assumes that you have held and will continue to hold your shares as capital assets.

FEDERAL INCOME TAX CONSEQUENCES TO THE COMPANY

     We believe that the Split Transaction will be treated as a tax-free "recapitalization" for federal income tax purposes. This will result in no material federal income tax consequences to the Company or to the shareholders who do not receive cash as a result of the Split Transaction.

FEDERAL INCOME TAX CONSEQUENCES TO SHAREHOLDERS, INCLUDING AFFILIATES, WHO ARE NOT CASHED OUT IN THE TRANSACTION.

     If you (1) continue to hold our common stock immediately after the Split Transaction that you had before the Split Transaction, and (2) you receive no cash as a result of the Split Transaction, you will not recognize any gain or loss in the Split Transaction and you will have the same adjusted tax basis and holding period in your common stock as you had in such stock immediately prior to the Split Transaction.

FEDERAL INCOME TAX CONSEQUENCES TO CASHED OUT SHAREHOLDERS, INCLUDING AFFILIATES, WHO DO NOT OWN, AND ARE NOT DEEMED TO OWN, ANY COMPANY COMMON STOCK AFTER THE TRANSACTION.

     If you receive cash as a result of the Split Transaction and do not own our common stock, and are not deemed to own any common stock held by any related person or entity, immediately after the Split Transaction, you will recognize capital gain or loss for federal income tax purposes. The amount of capital gain or loss you recognize will equal the difference between the cash you receive for your cashed out stock and your aggregate adjusted tax basis in such stock.

FEDERAL INCOME TAX CONSEQUENCES TO SHAREHOLDERS, INCLUDING AFFILIATES, WHO BOTH RECEIVE CASH AND OWN, OR ARE CONSIDERED TO OWN, COMMON STOCK FOR FEDERAL INCOME TAX PURPOSES AFTER THE SPLIT TRANSACTION.

     If you receive cash in exchange for fractional shares as a result of the Split Transaction, but either continue to directly own our common stock immediately after the Split Transaction, or are related to a person or entity who continues to hold common stock immediately after the Split Transaction, you will recognize capital gain, but not loss, equal to the lesser of (1) the excess of the sum of the aggregate fair market value of our shares of common stock deemed received in the Split Transaction plus the cash received over your adjusted tax basis for the common stock disposed of in the Split Transaction or
(2) the amount of cash received in the Split Transaction, provided that your receipt of cash (a) is "not essentially equivalent to a dividend," (b) constitutes a "substantially disproportionate redemption of stock," or (c) constitutes a "complete termination of interest," as described below.

          (a) "Not Essentially Equivalent to a Dividend." You will satisfy the "not essentially equivalent to a dividend" test if the reduction in your proportionate interest in the Company resulting from the Split Transaction (taking into account for this purpose the stock owned by persons or entities related to you) is considered a "meaningful reduction" given your particular facts and circumstances. The Internal Revenue Service has ruled that a small reduction by a minority shareholder whose relative stock interest is minimal and who exercises no control over the affairs of the corporation will satisfy this test.

          (b) "Substantially Disproportionate Redemption of Stock." The receipt of cash in the Split Transaction will be a "substantially disproportionate redemption of stock" for you if the percentage of the outstanding shares of common stock owned by you (and by persons related to you) immediately after the Split Transaction is (i) less than 50% of all outstanding shares and (ii) less than 80% of the percentage of shares of stock owned by you (and by persons related to you) immediately before the Split Transaction.

          (c) "Complete Termination of Interest." To satisfy the "complete termination of interest" test, you cannot continue to directly hold any stock immediately after the Split Transaction. If you are treated as owning shares of stock actually or constructively owned by certain individuals and entities related to you, you may still satisfy the requirements of this test if you (i) retain no interest in the Company immediately after the Split Transaction (including any interest as an officer, director, or employee), other than an interest as a creditor, (ii) do not acquire an interest in the Company within ten years after the date of the Split Transaction, and (iii) agree to notify the Internal Revenue Service of the acquisition of any interest in the Company within that ten-year period. You should consult your tax advisor for details if you find that these facts describe your situation and you wish to recognize capital gain or loss on the receipt of cash for your cashed out stock.

     In applying these tests, you will be treated as owning shares of common stock actually or constructively owned by certain individuals and entities related to you. If your receipt of cash in exchange for stock is not treated as capital gain or loss under any of the tests, it will be treated first as ordinary dividend income to the extent of your ratable share of the Company's current and accumulated earnings and profits, then as a tax-free return of capital to the extent of your aggregate adjusted tax basis in your shares, and any remaining amount will be treated as capital gain. For a more detailed discussion, please see "Capital Gain and Loss" and "Dividends" in this section below. If your receipt of cash in exchange for stock is treated as ordinary dividend income, you may not receive any tax benefit from your basis in such shares.

     In the foregoing circumstances, your aggregate adjusted tax basis in your shares of common stock held immediately after the Split Transaction will be equal to your aggregate adjusted tax basis in your shares of common stock held immediately prior to the Split Transaction, increased by any gain recognized in the Split Transaction, and decreased by the amount of cash received in the Split Transaction.

CAPITAL GAIN AND LOSS.

     For individuals or other non-corporate shareholders, net capital gain (defined generally as your total capital gains in excess of capital losses for the year) recognized upon the sale of capital assets that have been held for more than 12 months generally will be subject to tax at a federal income tax rate not to exceed 15%. Net capital gain recognized from the sale of capital assets that have been held for 12 months or less will continue to be subject to tax at ordinary income tax rates. In addition, capital gain recognized by a corporate taxpayer will continue to be subject to tax at the ordinary income tax rates applicable to corporations. In general, the capital losses of individuals may only be deducted to the extent of the individual's capital gains plus $3,000 each year. Any capital loss of an individual which is not deductible by reason of the foregoing limitation may be carried forward to subsequent years. In the case of corporations, capital losses may only be deducted to the extent of capital gains. Any capital loss of a corporation which is not deductible by reason of the foregoing limitation may be carried back three years and carried forward five years.

DIVIDENDS.

     In general, dividends are taxed at ordinary income rates. Individuals and other non-corporate shareholders, however, may qualify for a 15% rate (5% rate at lower income levels) of federal income tax on any cash received that is treated as a dividend under the rules described above, provided that: (1) you have held the common stock with respect to which the dividend was received for more than 60 days during the 121-day period beginning 60 days before the ex-dividend date, as determined under the Internal Revenue Code, and (2) you were not obligated during such period (pursuant to a short sale or otherwise) to make related payments with respect to positions in substantially similar or related property.

BACKUP WITHHOLDING.

     Shareholders will be required to provide their social security or other taxpayer identification numbers (or, in some instances, additional information) in connection with the Split Transaction to avoid backup withholding requirements that might otherwise apply. The letter of transmittal will require each shareholder to deliver such information when the common stock certificates are surrendered following the effective date of the Split Transaction. Failure to provide such information may result in backup withholding at a rate of 28%.

REPORTING REQUIREMENTS.

     Each shareholder will be required to attach a statement to the shareholder's tax return for the taxable year in which the Split Transaction is completed that contains the information set forth in Section 1.368-3(b) of the U.S. Treasury regulations. The statement must include the shareholder's tax basis in the Company common stock surrendered and a description of the Company common stock and cash received in the Split Transaction.

REGULATORY APPROVALS

     The Company is not aware of any material governmental or regulatory approval required for completion of the Split Transaction, other than compliance with the relevant federal and state securities laws and the corporate law of Missouri.

DISSENTERS' AND APPRAISAL RIGHTS

     Shareholders do not have dissenters' or appraisal rights under Missouri law or under the Company's Articles of Incorporation or by-laws in connection with the Split Transaction.

     Shareholders who can demonstrate that they have been damaged by the Split Transaction may have other rights or actions under Missouri or federal and state securities laws. The nature and extent of such rights or actions are uncertain and vary depending on facts and circumstances. Generally, shareholder challenges to corporate actions are related to fiduciary responsibilities of directors and corporate officers.

     ADDITIONAL INFORMATION REGARDING THE SPLIT TRANSACTION

COSTS OF SPLIT TRANSACTION AND SOURCE OF FUNDS

     The following is a breakdown of the estimated costs incurred or expected to be incurred by us in connection with the Split Transaction. Final costs may be greater or less than the estimates provided.

ESTIMATED COSTS OF THE SPLIT TRANSACTION
Cash for purchase of fractional shares from Small Shareholders   $1,063,000
Legal fees and expenses                                             225,000
Financial advisors' fees                                             80,000
Transfer agent fees                                                   7,000
Printing, mailing and other costs                                     5,000
                                                                 ----------
   Total Costs                                                   $1,380,000

     We expect to fund these costs from current cash and cash available by drawing on our lines of credit with Commerce Bank, N.A.

FINANCIAL INFORMATION

Summary Financial Information

     The following summary of historical financial information is derived from the Company's audited financial statements as of and for each of the fiscal years ended December 31, 2004, December 31, 2003 and December 31, 2002, and from the Company's unaudited interim consolidated financial statements as of and for each quarter ended September 30, 2005 and September 30, 2004. This financial information is only a summary and should be read in conjunction with the financial statements contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2004 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2005, which information is incorporated by reference in this proxy statement. In addition, copies of the Annual Report and the Quarterly Report may be copied (at prescribed rates) at the Public Reference Room of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain additional information on the operation of the SEC Public Reference Room by calling the SEC at 1-800-SEC-0330. Copies of these financial reports are also available from the Company upon request. See: "WHERE YOU CAN FIND MORE INFORMATION" in this proxy statement.

                            STATEMENTS OF OPERATIONS
                         FISCAL YEARS ENDED DECEMBER 31

                                                                          9 Months
                                 2002          2003          2004      Ended 9/30/05
                             -----------   -----------   -----------   -------------
Total revenues               $23,927,000   $22,676,000   $24,115,000    $25,194,000
Total operating expenses      17,008,000    17,606,000    20,302,000     14,119,000
Net income (loss)              1,795,000       789,000      (397,000)     4,777,000
Earnings (loss) per share:
   Basic                           10.05          4.45         (2.17)         25.82
   Diluted                         10.03          4.44         (2.17)         25.82

                                 BALANCE SHEETS
                                AS OF DECEMBER 31

                                     2002          2003           2004       As of 9/30/05
                                 -----------   ------------   ------------   -------------
Total assets                     $96,119,000   $116,454,000   $115,892,000    $120,092,000
Total liabilities                 63,236,000     82,024,000     80,121,000      79,419,000
Total stockholders' investment    32,883,000     34,430,000     35,771,000      40,673,000
Book value per share                     185            195            193             220

Pro Forma Financial Information

     The following pro forma financial information is based on historical data, adjusted to give effect to the cash payment for fractional shares resulting from the Split Transaction. The unaudited pro forma balance sheet is based on the assumptions that an aggregate of 3,257 shares of common stock outstanding immediately before the reverse stock split will be purchased by the Company for $1,063,000 as a result of the Split Transaction, with $317,000 in costs being incurred by the Company to effect the Split Transaction. The unaudited pro forma balance sheet reflects the effect of the Split Transaction as if it had occurred on September 30, 2005, the most recent date as of which we have published a balance sheet. The pro forma information set forth below is not necessarily indicative of what the Company's actual financial position would have been had the Split Transaction been consummated as of September 30, 2005, or of the financial position that may be reported by the Company in the future.

                  PRO FORMA CONDENSED BALANCE SHEET (UNAUDITED)

                            TOWER PROPERTIES COMPANY
                             PRO FORMA BALANCE SHEET
                               SEPTEMBER 30, 2005
                                   (UNAUDITED)

                                                                TOWER         SPLIT
                                                             PROPERTIES    TRANSACTION       TOWER
                                                             HISTORICAL     (INCLUDING    PROPERTIES
                                                              9/30/2005     EXPENSES)      PRO FORMA
                                                            ------------   -----------   ------------
ASSETS
Investment in Commercial Properties:
   Commercial Properties, Net                               $106,884,939        --       $106,884,939
Real Estate Held for Sale                                        156,717        --            156,717
Cash and Cash Equivalents (Related Party)                         59,483        --             59,483
   Investment Securities At Fair Value (Related Party)         7,389,078        --          7,389,078
   Receivables and Other Assets (Including Related Party)      5,601,404        --          5,601,404
                                                            ------------       ---       ------------
      TOTAL ASSETS                                          $120,091,621        --       $120,091,621
                                                            ============       ===       ============

                                                              TOWER         SPLIT
                                                           PROPERTIES    TRANSACTION
                                                          ------------   -----------
LIABILITIES AND STOCKHOLDERS' INVESTMENT
Liabilities:
   Mortgage Notes                                         $ 59,445,812   $        --   $ 59,445,812
   Real Estate Bond Issue                                    6,400,000            --      6,400,000
   Lines of Credit (Related Party)                           1,505,000     1,380,000      2,885,000
   Accounts Payable and Other Liabilities                    3,651,478            --      3,651,478
   Deferred Income Taxes                                     8,415,937            --      8,415,937
                                                          ------------   -----------   ------------
      Total Liabilities                                   $ 79,418,227   $ 1,380,000   $ 80,798,227
Commitments and Contingencies
Stockholders' Investment:
   Common Stock, Par Value $1.00
   Authorized 1,000,000 Shares, Issued                              --            --             --
      185,430 Shares                                           185,430            --        185,430
   Paid-In Capital                                          18,930,733            --     18,930,733
   Retained Earnings                                        17,637,710      (317,000)    17,320,710
   Accumulated Other Comprehensive Income                    3,980,580            --      3,980,580
                                                          ------------   -----------   ------------
                                                          $ 40,734,453   $  (317,000)  $ 40,417,453
Less Treasury Stock, At Cost (377 shares Historical and
   3,634 shares Pro Forma)                                     (61,059)   (1,063,000)    (1,124,059)
                                                          ------------   -----------   ------------
      Total Stockholders' Investment                      $ 40,673,394   $(1,380,000)  $ 39,293,394
                                                          ------------   -----------   ------------
TOTAL LIABILITIES AND STOCKHOLDERS' INVESTMENT            $120,091,621            --   $120,091,621
                                                          ============   ===========   ============
BOOK VALUE PER SHARE OF OUTSTANDING COMMON STOCK          $        220                 $       216
                                                          ============                 ============

MARKET FOR COMMON STOCK AND DIVIDENDS

     The trading activity in Tower Properties' common stock is limited. Prior to the suspension of our reporting obligations under the Exchange Act on January 6, 2006, our common stock traded in the "over-the-counter" market on the OTC Bulletin Board. The following table shows the quarterly high and low reported sales prices per share for the common stock during 2005, 2004 and 2003, in the "over-the-counter" market.

                        2005                2004                2003
                 -----------------   -----------------   -----------------
                   High      Low       High      Low       High      Low
                 -------   -------   -------   -------   -------   -------
First Quarter    $275.00   $240.00   $193.00   $185.50   $175.00   $172.25
Second Quarter    285.00    275.00    225.00    179.00    174.00    170.50
Third Quarter     290.00    286.00    225.00    200.00    181.00    176.00
Fourth Quarter    410.00    295.00    225.00    205.00    175.00    168.00

Tower Properties did not pay a dividend on its common stock in 2003, 2004 or 2005. There are no contractual restrictions on Tower Properties' ability to pay a dividend on its common stock in the future.

                             THE PROPOSED AMENDMENTS

     The following is a description of the material terms and effects of the Split Transaction. A copy of the proposed amendments effecting both the reverse stock split and the forward stock split following immediately thereafter are attached as Exhibit A to this proxy statement and are collectively referred to herein as the "proposed amendments." This discussion does not include all of the information that may be important to you. You should read the proposed amendments and this proxy statement and related exhibits before deciding how to vote at the special meeting.

MECHANICS OF THE SPLIT TRANSACTION

     The Split Transaction consists of a 1-for-50 reverse stock split, such that each Small Shareholder holding fewer than 50 shares of common stock will have his or her shares cancelled and converted into the right to receive cash consideration of $326.43 per share, without interest, for each share of common stock held immediately before the reverse stock split, and will no longer be a shareholder of the Company. We expect the Split Transaction to take place and be effective on the date of the special meeting, or on any later date we file certificates of amendment to our Articles of Incorporation with the Secretary of State of Missouri, or on any later date we may specify in such certificates of amendment. At 11:58 p.m., Central time, on the effective date, the Company will effect a 1-for-50 reverse stock split of our common stock, pursuant to which each Large Shareholder immediately before the reverse stock split will immediately after the reverse stock split own one share of common stock for each 50 shares of common stock held immediately before the reverse stock split.

     At 11:59 p.m., Central time, on the effective date, after completion of the reverse stock split, the Company will effect a 50-for-1 forward stock split of our common stock, pursuant to which each shareholder of one or more shares of common stock immediately after the reverse stock split and immediately before the forward stock split will own after the forward stock split 50 shares of common stock for each share held immediately before the forward stock split. In other words, a Large Shareholder owning 50 or more shares of common stock immediately before the Split Transaction will continue to hold the same number of shares after the completion of the Split Transaction and will not receive any cash payment.

CONVERSION OF SHARES IN THE SPLIT TRANSACTION

     At the effective date of the Split Transaction:

     - shareholders holding fewer than 50 shares of common stock of record immediately before the reverse stock split, will receive cash equal to $326.43 per share, without interest, and such shares will be cancelled;

     - shareholders owning fewer than 50 shares in street name immediately before the reverse stock split, whose nominees have accepted our offer to treat their shares in the same manner as shares held of record, will receive cash equal to $326.43 per share, without interest, and such shares will be cancelled;

     - all outstanding shares of common stock other than those described above will remain outstanding, with the same legal rights, privileges and powers as those existing immediately before the Split Transaction; and

     - no shareholder holding immediately before the effective date 50 or more shares of common stock of record in the aggregate shall be entitled to receive any cash consideration with respect to the shares so held.

     The Company (along with any other person or entity to which it may delegate or assign any responsibility or task with respect thereto) shall have full discretion and exclusive authority (subject to its right and power to so delegate or assign such authority) to:

     - make such inquiries, whether of any shareholder or otherwise, as we may deem appropriate for purposes of effecting the Split Transaction; and

     - resolve and determine, in our sole discretion, all ambiguities, questions of fact and interpretive and other matters relating to such provisions, including, without limitation, any questions as to the number of shares held by any shareholder immediately before the effective date. All such determinations by the Company shall be final and binding on all parties, and no person or entity shall have any recourse against the Company or any other person or entity with respect thereto.

     For purposes of effecting the Split Transaction, we will presume that any shares of our common stock held in a discrete account (whether record or beneficial) are held by a person distinct from any other person, notwithstanding that the registered or beneficial holder of a separate discrete account has the same or a similar name as the holder of a separate discrete account.

EXCHANGE OF CERTIFICATES; PAYMENT OF CASH CONSIDERATION

     At the effective date of the Split Transaction, all stock certificates evidencing ownership of common stock held by Small Shareholders whose shares are cashed out in the Transaction shall be deemed cancelled without further action by the shareholders. Those certificates will no longer represent an ownership interest in the Company, but will represent only the right to receive cash equal to $326.43 per share in exchange for those shares, without interest. Any such certificates representing the shares held by cashed out Small Shareholders subsequently presented for transfer will not be transferred on our books and records.

     We have appointed our transfer agent, UMB Bank, N.A., to act as paying agent to make the payment of the cash consideration to cashed out Small Shareholders who surrender their stock certificates. Promptly after the Split Transaction, the paying agent will mail to each Small

Shareholder who appears to have been cashed out in the Split Transaction, based on information available to the Company, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates shall pass, only upon delivery of the certificates to the Company) and instructions to effect the surrender of the certificates in exchange for a cash payment, if any, payable with respect to such certificates. The letter of transmittal will also contain instructions in the event that the certificates of Small Shareholders have been lost, destroyed or mutilated.

     Upon surrender of a certificate for cancellation to the paying agent, together with such letter of transmittal, duly completed and executed, and such other customary documents as may be required pursuant to such instructions, the holder of such certificate will receive from the paying agent a cash payment payable with respect to the shares formerly represented by such certificate and the certificate so surrendered shall be canceled. We expect the paying agent to disburse the cash payable to Small Shareholders cashed out in the Split Transaction within three weeks of the effective date of the Split Transaction, subject to its receipt of a letter of transmittal in proper form with the corresponding stock certificates. In the event of a transfer of ownership of shares which is not registered in the share transfer records of the Company, the cash payment, if any, payable in respect of such shares may be paid or issued to the transferee if the certificate representing such shares is presented to the Company, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid.

     DO NOT SEND YOUR STOCK CERTIFICATES TO US AND DO NOT SEND THEM TO THE PAYING AGENT, UNTIL YOU RECEIVE A LETTER OF TRANSMITTAL AND FOLLOW THE INSTRUCTIONS IN THE LETTER OF TRANSMITTAL.

TIMING OF CLOSING

     If the Split Transaction is approved by our shareholders and implemented by our board of directors, the Split Transaction will take place as soon as practicable following the special meeting. Each of the reverse split and the forward split will become effective on the date and at the time specified in the respective certificates of amendment filed with the Secretary of State of Missouri.

CONDITIONS TO THE COMPLETION OF THE TRANSACTION

     The completion of the Split Transaction depends upon the approval of the proposed amendments to our Articles of Incorporation by the holders of at least a majority of our outstanding shares.

RESERVATION OF RIGHTS

     We reserve the right to abandon the Split Transaction without further action by our shareholders at any time before the filing of the necessary certificates of amendment to the Company's Articles of Incorporation with the Secretary of State of Missouri, even if the Split Transaction has been authorized by our shareholders at the special meeting. By voting in favor of the Split Transaction, you are expressly authorizing us to determine not to proceed with the Split Transaction if we should so decide. We also reserve the right to delay the Split Transaction if there is litigation pending regarding the Split Transaction.

                          SECURITY OWNERSHIP OF CERTAIN
                    BENEFICIAL OWNERS, DIRECTORS AND OFFICERS

                                                         PERCENT OF OUTSTANDING
BENEFICIAL OWNERS, DIRECTORS, AND    NUMBER OF SHARES         SHARES AS OF
        EXECUTIVE OFFICERS          BENEFICIALLY OWNED      FEBRUARY 3, 2006
---------------------------------   ------------------   ----------------------
Commerce Bank, N.A., in a               37,547 (1a)
   representative capacity(1)           12,660 (1b)
                                        37,547 (1c)
                                        12,660 (1d)

   Total shares beneficially
      owned by Commerce Bank,
      N.A.                              50,207                    27.1%
James M. Kemper, Jr.(2)                 14,083                     7.6%
David M. Kemper(3)                      30,255                    16.3%
Jonathan M. Kemper(4)                   28,108                    15.2%
Brian D. Everist                           720                       *
Thomas R. Willard                            0                       0%
William E. Quirk                            98                       *

   Total shares beneficially
      owned by all directors
      and executive officers as a
      group (10 persons)                73,264                    39.6%

----------
(1) All stock registered in the name of Commerce Bank, N.A. is held in a representative capacity, and Commerce Bank, N.A. has no equitable ownership. The 50,207 shares reflected under Commerce Bank, N.A. do not include 14,574 shares in which Commerce Bank, N.A. in a representative capacity has some voting or investment authority, because the same shares are reflected as beneficially owned by James M. Kemper, Jr., David W. Kemper or Jonathan M. Kemper.

     1(a) Commerce Bank, N.A. has sole voting authority.

     1(b) Commerce Bank, N.A. has shared voting authority.

     1(c) Commerce Bank, N.A. has sole investment authority.

     1(d) Commerce Bank, N.A. has shared investment authority.

(2) Includes 324 shares in a foundation in which Mr. Kemper has voting and investment authority.

(3) Includes 6,516 shares in trusts over which David W. Kemper has shared investment and voting power, but no equitable ownership. Includes 2,172 shares in a custodial account over which David W. Kemper has sole investment power, but no voting power or equitable ownership. Does not include 1,316 shares in a trust under which David W. Kemper is co-trustee with shared investment and voting power, but no equitable ownership. These shares are included in shares beneficially owned by Jonathan M. Kemper. Does not include 12,727 shares in trust for the benefit of Jonathan M. Kemper, over which Jonathan M. Kemper has sole investment authority and Jonathan M. Kemper and David W. Kemper have shared voting authority. These shares are included in shares beneficially owned by Jonathan M. Kemper. Does not include 13,759 shares in trust for James M. Kemper, Jr. in which David W. Kemper is co-trustee with no voting or investment authority. These shares are included as shares beneficially owned by James M. Kemper, Jr.

(4) Includes 13,182 shares in trusts over which Jonathan M. Kemper has shared voting and investment authority, but no equitable ownership. Includes 536 shares in a trust over which Jonathan M. Kemper has shared voting and investment authority. Does not include 19,904 shares in trust for benefit of David W. Kemper over which David W. Kemper has sole investment authority and David W. Kemper and Jonathan M. Kemper have shared voting authority. These shares are included as shares beneficially owned by David W. Kemper.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Neither we, nor any of our associates, nor, to the best of our knowledge, any of our directors or executive officers or any of their associates, have effected any transactions in our shares of common stock during the 60 days before February 10, 2006, except that on December 27, 2005 the Company automatically contributed to the accounts of non-employee directors (David W. Kemper, James M. Kemper, Jr., Jonathan M. Kemper, Brian D. Everist and William
E. Quirk) 8 shares each of Company common stock as a portion of each director's fees for the six months ended December 31, 2005, pursuant to their elections made in previous years under the Tower Properties Stock Purchase Plan.

     Except for customary margin accounts maintained at a broker by some of our directors and executive officers, and the customary terms of trust agreements to which some of our directors are parties, neither we nor, to the best of our knowledge, any of our affiliates, directors or executive officers, is a party to any agreement, arrangement, or understanding with any other person directly or indirectly relating to the Split Transaction or with respect to any of our securities, including, but not limited to, any agreement, arrangement, or understanding concerning the transfer or the voting of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or the giving or withholding of proxies, consents, or authorizations.

                       WHERE YOU CAN FIND MORE INFORMATION

     Prior to January 6, 2006, the Company filed reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy, at the prescribed rates, this information at the SEC's Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.

     The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, like use, who file electronically with the SEC. The address of that site is http://www.sec.gov. Except as specifically incorporated by reference in this proxy statement, information on the SEC's website is not part of this proxy statement.

                                     GENERAL

COSTS OF PROXY SOLICITATION

     Directors, officers and other employees of Tower Properties may solicit proxies personally, by telephone, facsimile or otherwise. None of such persons will receive any compensation for solicitation activities. The Company will arrange with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of stock held of record by such brokerage firms and other custodians, nominees and fiduciaries, and the Company will reimburse such record holders for their reasonable out-of-pocket expenses.

OTHER MATTERS

     Management does not intend to bring any matters before the special meeting other than those set forth above and is not aware of any other matters to be presented at the meeting. However, if any other matters which are unknown a reasonable time prior to this solicitation should be presented properly at the special meeting, it is intended that the persons named in the enclosed proxy card will vote the proxy on such matters in accordance with their best judgment.

                       DOCUMENTS INCORPORATED BY REFERENCE

     The SEC allows the Company to "incorporate by reference" information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information that is superseded by information that is included directly in this document or in any other subsequently filed document that also is incorporated by reference herein.

     This document incorporates by reference the documents listed below that the Company has filed previously with the SEC. They contain important information about the Company and its financial condition.

     - The Company's Annual Report on Form 10-K for the year ended December 31, 2004.

     - The Company's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2005.

     We will amend this proxy statement to include or incorporate by reference any additional documents that we may file with the SEC after the date of this document to the extent required to fulfill our disclosure obligations under the Exchange Act.

     We will provide, without charge, to each person to whom this proxy statement is delivered, upon written or oral request of such person and by first class mail or other equally prompt means within one business day of receipt of such request, a copy of any and all information that has been incorporated by reference, without exhibits unless such exhibits are also incorporated by reference in this proxy statement. You may obtain a copy of these documents and any amendments thereto by writing to Mr. Stanley J. Weber, Secretary of the Company, at 911 Main Street, Suite 100, Kansas City, Missouri, 64105.

     These documents are also included in our SEC filings, which you can access electronically at the SEC's website at http://www.sec.gov.

                           FORWARD LOOKING STATEMENTS

     Forward looking statements are those statements that describe management's beliefs and expectations about the future. We have identified forward looking statements by using words such as "anticipate," "believe," "could," "estimate," "may," "expect," and "intend." Although we believe these expectations are reasonable, our operations involve a number of risks and uncertainties, including those described in this proxy statement and other documents filed by us with the Securities and Exchange Commission. Therefore, these types of statements may prove to be incorrect.

                                   ----------

     We have not authorized anyone to give any information or make any representation about the Split Transaction or us that differs from, or adds to, the information in this proxy statement or in our documents that are publicly filed with the SEC. If anyone does give you different or additional information, you should not rely upon it.

                                        By Order of the Board of Directors,

                                        /s/ Thomas R. Willard
                                        ----------------------------------------
                                        Thomas R. Willard
                                        President and Chief Executive Officer

Kansas City, Missouri
February 10, 2006

                                                                       EXHIBIT A

                  PROPOSED FORM OF CERTIFICATE OF AMENDMENT TO
                            ARTICLES OF INCORPORATION
                          TO EFFECT REVERSE STOCK SPLIT

                            CERTIFICATE OF AMENDMENT
                                       TO
                            ARTICLES OF INCORPORATION
                                       OF
                            TOWER PROPERTIES COMPANY

     Pursuant to the provisions of the General and Business Corporation Law of Missouri, Tower Properties Company, a Missouri corporation (the "Corporation"), does hereby certify that:

     FIRST:   The present name of the Corporation is Tower Properties Company.

              The name under which Tower Properties Company was originally organized was Tower Acquisition Corp.

     SECOND: An amendment to the Corporation's Articles of Incorporation was adopted by the Corporation's shareholders on ____________, 2006.

     THIRD: Article Number Four of the Corporation's Articles of Incorporation is amended to add the following new paragraph (d):

              d. Reverse Stock Split. Without regard to any other provision of these Articles of Incorporation, effective at 11:58 p.m., central standard time, on ________________, 2006, each one (1) share of Common Stock (as described in paragraph (b) of this Article Four), either issued and outstanding, or held by the Corporation as treasury stock, immediately prior to the time this amendment becomes effective, shall be and is hereby automatically reclassified and converted, without any further action, into one-fiftieth (1/50th) of a fully-paid and nonassessable share of Common Stock, without increasing or decreasing the amount of stated capital or paid-in surplus of the Corporation, provided that no fractional shares shall be issued to any holder of fewer than fifty (50) shares of Common Stock immediately prior to the time this amendment becomes effective, and that instead of issuing such fractional shares, the Corporation shall make a cash payment equal to $326.43 cash, without interest, per share of Common Stock held by each holder of fewer than fifty (50) shares of Common Stock immediately prior to the time this amendment becomes effective.

     FOURTH: Of the * shares outstanding, * of such shares were entitled to vote on such amendment.

              The number of outstanding shares of any class entitled to vote thereon as a class were as follows:

Class          Number of Outstanding Shares
-----          ----------------------------
Common Stock   *

     FIFTH: The number of shares voted for and against the amendment was as follows:

Class          No. Voted For   No. Voted Against
-----          -------------   -----------------
Common Stock   ****            ****

     SIXTH: If the amendment provides for an exchange, reclassification, or cancellation of issued shares, or a reduction of the number of authorized shares of any class below the number of issued shares of that class, the following is a statement of the manner in which such reduction shall be effected:

              Each one (1) share of Common, either issued and outstanding, or held by the Corporation as treasury stock, immediately prior to the time the amendment becomes effective, shall be and is hereby automatically reclassified and converted, without any further action, into one-fiftieth (1/50th) of a fully-paid and nonassessable share of Common Stock.

     SEVENTH: The amendment shall be effective at 11:58 p.m., central standard time, on ______________, 2006.

     IN AFFIRMATION THEREOF, the Corporation has caused this Certificate of Amendment to be signed by its officer thereunto duly authorized this ____ day of ______________, 2006, affirming that the facts stated above are true and correct.

                                        TOWER PROPERTIES COMPANY


                                        By:
                                            ------------------------------------
                                            Thomas R. Willard
                                            President & Chief Executive Officer

                  PROPOSED FORM OF CERTIFICATE OF AMENDMENT TO
                            ARTICLES OF INCORPORATION
                          TO EFFECT FORWARD STOCK SPLIT

                            CERTIFICATE OF AMENDMENT
                                       TO
                            ARTICLES OF INCORPORATION
                                       OF
                            TOWER PROPERTIES COMPANY

     Pursuant to the provisions of the General and Business Corporation Law of Missouri, Tower Properties Company, a Missouri corporation (the "Corporation"), does hereby certify that:

     FIRST:   The present name of the Corporation is Tower Properties Company.

              The name under which Tower Properties Company was originally organized was Tower Acquisition Corp.

     SECOND: An amendment to the Corporation's Articles of Incorporation was adopted by the Corporation's shareholders on ____________, 2006.

     THIRD: Article Number Four of the Corporation's Articles of Incorporation is amended to add the following new paragraph (e):

              e. Forward Stock Split. Without regard to any other provision of these Articles of Incorporation, effective at 11:59 p.m., central standard time, on ________________, 2006, each one (1) share of Common Stock (as described in paragraph (b) of this Article Four), either issued and outstanding, or held by the Corporation as treasury stock, immediately prior to the time this amendment becomes effective, including each fractional share in excess of one (1) share, shall be and is hereby automatically reclassified and converted, without any further action, into fifty (50) fully-paid and nonassessable shares of Common Stock (or, with respect to such fractional shares and interests, such lesser number of shares and fractional shares or interests as may be applicable based upon such 50-to-1 ratio), without increasing or decreasing the amount of stated capital or paid-in surplus of the Corporation, provided that no fractional shares shall be issued.

     FOURTH: Of the * shares outstanding, * of such shares were entitled to vote on such amendment.

              The number of outstanding shares of any class entitled to vote thereon as a class were as follows:

Class          Number of Outstanding Shares
-----          ----------------------------
Common Stock   *

     FIFTH: The number of shares voted for and against the amendment was as follows:

Class          No. Voted For   No. Voted Against
-----          -------------   -----------------
Common Stock   ****            ****

     SIXTH: If the amendment provides for an exchange, reclassification, or cancellation of issued shares, or a reduction of the number of authorized shares of any class below the number of issued shares of that class, the following is a statement of the manner in which such reduction shall be effected:

              Each one (1) share of Common Stock (as described in paragraph (b) of this Article Four), either issued and outstanding, or held by the Corporation as treasury stock immediately prior to the time this amendment becomes effective, including each fractional share in excess of one (1) share, shall be and is hereby automatically reclassified and converted, without any further action, into fifty
              (50) fully-paid and nonassessable shares of Common Stock (or, with respect to such fractional shares and interests, such lesser number of shares and fractional shares or interests as may be applicable based upon such 50-to-1 ratio).

     SEVENTH: The amendment shall be effective at 11:59 p.m., central standard time, on ______________, 2006.

     IN AFFIRMATION THEREOF, the Corporation has caused this Certificate of Amendment to be signed by its officer thereunto duly authorized this ____ day of ______________, 2006, affirming that the facts stated above are true and correct.

                                        TOWER PROPERTIES COMPANY


                                        By:
                                            ------------------------------------
                                            Thomas R. Willard
                                            President & Chief Executive Officer

                                                                       EXHIBIT B

                           GEORGE K. BAUM ADVISORS LLC
                          INVESTMENT BANKERS SINCE 1928

October 25, 2005

CONFIDENTIAL

Special Committee of the Board of Directors
Tower Properties Company
911 Main Street, Suite 100
Kansas City, Missouri 64105

Gentlemen:

You have requested our opinion as to the fairness, from a financial point of view, of the proposed reverse/forward split of the common stock, par value $1.00 per share ("Common Stock"), of Tower Properties Company (the "Company"), whereby the Company will effect a l-for-50 reverse split of its Common Stock, such that holders of less than 50 shares of Company Common Stock prior to such reverse split will have their shares of Company Common Stock cancelled and converted into the right to receive cash consideration equal to $320.00 per share of Company Common Stock held by such holders immediately prior to the reverse stock split, and immediately thereafter effect a 50-for-l forward split of its Common Stock (the "Transaction"). It is our understanding that approximately 5,800 shares of Company Common Stock may be cancelled and converted into the right to receive cash consideration as a result of the Transaction. You have further requested that our opinion address only the fairness, from a financial point of view, of the Transaction to holders of Company Common Stock who are not affiliated with the Company's directors, executive officers or beneficial owners of ten percent (10%) or more of the outstanding shares of Company Common Stock (the "Unaffiliated Holders").

George K. Baum Advisors LLC, as part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, private placements and valuations for estate, corporate and other purposes. We acted as a financial advisor to the Special Committee of the Board of Directors of the Company (the "Special Committee") in connection with the Transaction and have received customary fees for our services, none of which were contingent upon the consummation of the Transaction. In rendering our opinion, we will receive a separate fee that is not contingent upon the consummation of the Transaction or the substance of the opinion. In addition, the Company has agreed to reimburse us with respect to certain reasonable out-of-pocket expenses, including without limitation, fees and disbursements of legal counsel, and to indemnify us and certain affiliates against certain liabilities relating to, or arising out of, our engagement, including without limitation, certain liabilities under federal securities laws.

       4801 Main Street Suite 510 Kansas City, Missouri 64112 816.474.1100

Special Committee of the Board of Directors
Tower Properties Company
October 25, 2005
Page 2


An affiliate of ours, George K. Baum & Company, is a registered broker-dealer that, in the ordinary course of its business, from time to time may trade or hold the securities of the Company for the accounts of its clients. We have been advised that as of the date of this letter, George K. Baum & Company is the record holder of 639 shares of Common Stock that are held for one beneficial owner. George K. Baum & Company has not received during the past two years, nor will receive in connection with the Transaction, any compensation from the Company or any affiliate of the Company.

Our opinion addresses only the fairness of the Transaction from a financial point of view to the Unaffiliated Holders and does not address any other aspect of the Transaction, including the merits of the Transaction as compared to other transactions or business strategies that may be available to the Company, the Company's underlying business decision to effect the Transaction, or the possible tax consequences of the Transaction. We were neither authorized to solicit, nor did solicit, interest from third parties with respect to a possible business combination involving the Company or the sale of any of the outstanding shares of Company Common Stock. We are not expressing any opinion as to the actual value of a share of Company Common Stock cancelled and converted into the right to receive cash consideration as a result of the Transaction or the prices at which Company Common Stock will trade at any time. Likewise, we are not expressing any opinion as to the actual value of the Company's assets or the prices at which the Company's assets may be sold at any time. Our opinion does not constitute a recommendation to the Special Committee, the Board of Directors of the Company or any holder of Company Common Stock as to how to vote with respect to the Transaction. Further, we made no investigation of and make no recommendation to any holder of Company Common Stock as to the possible tax consequences of the Transaction.

In connection with our opinion, we have, among other things:

(i) Reviewed the terms and conditions describing or otherwise directly relating to the Transaction as set forth in the Resolution of the Board of Directors of Tower Properties Company dated October 25, 2005 (the "Board Resolution");

(ii) Reviewed certain publicly available business and historical financial information relating to the Company, including without limitation, Annual Reports, Forms 10-K, Forms 10-Q and other filings with the Securities and Exchange Commission;

(iii) Reviewed current and historical market prices and trading volumes of Company Common Stock;

(iv) Reviewed certain internal financial information and other data relating to the businesses and financial prospects of the Company, as well as estimates, financial forecasts and analyses prepared by the management of the Company that are not publicly available;

(v)  Conducted discussions with members of the senior management of the Company;

Special Committee of the Board of Directors
Tower Properties Company
October 25, 2005
Page 3


(vi) Reviewed publicly available financial and stock market data with respect to certain companies that we deemed to be comparable in certain respects to the Company;

(vii) Reviewed the financial terms of certain business combinations involving companies that we deemed to be comparable in certain respects to the Company;

(viii) Reviewed the financial terms of certain reverse stock split transactions that we deemed to be comparable in certain respects to the Transaction;

(ix) Reviewed the process and background that led to the Transaction; and

(x) Conducted such other financial studies, analyses and investigations, and considered such other information that we deemed necessary or appropriate.

For purposes of our opinion, we relied upon and assumed, without independent verification of the same, the accuracy and completeness of the financial and other information made available to us. We relied upon and assumed, without independent verification, and the management of the Company has represented, that the information provided by or on behalf of the Company, including without limitation, estimates of certain costs and expenses expected to be avoided by the Company as a result of the Transaction as well as certain internal projections and related analyses, had a reasonable basis and reflected the best currently available estimates and judgments of the Company's management as to the recent and likely future performance of the Company or otherwise as to the matters covered thereby. Such forecasts, projections and related analyses are based upon numerous variables and assumptions that are inherently uncertain, including without limitation, facts and circumstances related to economic, market and other conditions. Accordingly, actual results could vary materially from those set forth in such forecasts, projections and related analyses. In rendering our opinion, we express no view as to the reasonableness or achievability of such forecasts, projections or related analyses, or the assumptions or judgments on which they are based. We also relied upon the assurances of the management of the Company that they were not aware of any information or fact that would make the information provided to us incomplete or misleading. We have not undertaken nor obtained any independent evaluations or appraisals of any of the assets, properties or liabilities of the Company, nor made any physical inspection of the properties or assets of the Company for such purposes. We have not been engaged to independently verify any legal or accounting matters relative to the Transaction, advice with respect to such matters having been provided by the Company's legal and accounting advisors. In rendering our opinion, we have assumed the Transaction will be validly consummated in accordance with the terms set forth in the Board Resolution, without waiver, amendment or modification of any material term or condition therein and that in the course of obtaining any necessary regulatory and third party approvals and consents for the Transaction, no delay, limitation, restriction or condition will be imposed that will have a material adverse effect on the contemplated benefits of the Transaction.

Our opinion is based upon the information available to us and the facts and circumstances as they exist, including economic, market and other conditions as in effect on the date of the opinion.

Special Committee of the Board of Directors
Tower Properties Company
October 25, 2005
Page 4


Events occurring after such date could materially affect the assumptions used in preparing our opinion, and we undertake no duty or obligation and have no duty or obligation to update or amend our opinion or otherwise advise the Company, or any other party or person, of the occurrence of any such events. The description of the analyses set forth herein does not purport to be a complete description of the analyses underlying our opinion. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. In arriving at our opinion, we do not attribute any particular weight to any analysis or factor we considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, our analysis must be considered as a whole. Selecting portions of our opinion and factors considered by us, without considering all the analysis and factors, could create a misleading or incomplete view of the processes underlying such analyses and our opinion.

It is understood that the opinion expressed herein is for the sole benefit and use of the Special Committee in connection with, and for purposes of, its evaluation of the Transaction and may not be used or relied upon for any other purpose or by any other person or entity, including holders of Company Common Stock. This opinion may not be disclosed, referred to or communicated (in whole or in part) to any third party for any purpose whatsoever except with our written consent in each instance; provided, however, that this opinion may be referred to in any proxy or information statement, offer to purchase or similar communications with holders of Company Common Stock relating to the Transaction pursuant to the Securities Act of 1933 (the "Securities Act") or the Securities Exchange Act of 1934 (the "Exchange Act") so long as any such reference to the opinion or us is in form and substance reasonably acceptable to us. This opinion may be included in its entirety in any filing made by the Company in respect of the Transaction with the Securities and Exchange Commission and any proxy or information statement, offer to purchase or similar communications with holders of Company Common Stock pursuant to the Securities Act or the Exchange Act, so long as this opinion is reproduced in full in such filing, and any description of, or reference to, us or a summary of this opinion or the related analysis in such filing is in a form reasonably acceptable to us.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion that, as of the date hereof, the proposed Transaction is fair, from a financial point of view, to the Unaffiliated Holders.

Very truly yours,

GEORGE K. BAUM ADVISORS LLC


By: /s/ Christopher R. Hanson
    ---------------------------------
    Christopher R. Hanson
    Principal

                                                                       EXHIBIT C

(STERN BROTHERS VALUATION ADVISORS LOGO)

JOHN C. KORSCHOT. CFA, ASA,       DAVID K. JONES. CFA,     TERESA A.(TERRY) FRY.
        CBA, CPA/ABV                    ASA, CBA                  ASA, CBA
       (816)471-0005                 (816)471-4442             (816)471-6427
    Korschot@SternBV.com        DaveJones@SternBV.com       TerryFry@SternBV.com

October 25, 2005

Mr. Thomas R. "Buzz" Willard
Tower Properties Company
911 Main Street
Kansas City, Missouri 64105

Dear Mr. Willard:

          Tower Properties Company ("Tower" or the "Company") has engaged Stern Brothers Valuation Advisors ("Stern Brothers") for the purpose of rendering our opinion as to the fairness, from a financial point of view, to the remaining shareholders of Tower after a "Going Private" transaction, of the proposed reverse stock split.

SCOPE OF WORK

          In the course of our analysis for purposes of rendering our opinion, we have, among other things, done the following:

     1) Visited with key management regarding the background, operations, financial performance and prospects of Tower.

     2)   Reviewed and considered the following information:

          - Tower's annual 10-K reports for 1999 through 2004, 10-Q report (June 30, 2005), various other SEC filings, and the Company's interim financial statement for the eight month period ending August 31, 2005.

          -    Management prepared financial statements with various dates.

          - Schedules of assets showing estimated fair market value of assets.

          - Various corporate documents and schedules including: Board Minutes and tax returns (fiscal 2003 and 2004).

          -    Company brochures and other information.

          -    Articles of Incorporation and Bylaws.

          -    Employment Agreements.

          -    Stock transactions.

     3)   Reviewed and considered the following additional information:

          - Annual reports, interim reports, 10-K's, 10-Q's, and other published information of benchmark publicly traded.

          - Publications by Standard & Poor's and Bloomberg Financial Services; The Value Line Investment Survey; Federal Reserve Bulletin; Morningstar Stock Reports, The Wall Street Journal; Directory of Companies Required to File Annual Reports with the Securities and Exchange Commission; Stocks, Bonds, Bills and Inflation 2005 Yearbook by Ibbotson Associates.

           1044 MAIN STREET SUITE 900 KANSAS CITY, MISSOURI 64105-2149
                        FAX(816)471-4414 WWW.STERNBV.COM

Mr. Thomas R. "Buzz" Willard
Tower Properties Company
October 25, 2005
Page Two


     4) Conducted such other studies, analyses, inquiries and investigations, as we deemed appropriate.

          The foregoing is, of course, only a summary of the information reviewed and factors considered by us which have influenced our opinion and does not recite in detail all of such information and factors that we have taken into consideration in connection with our opinion.

ASSUMPTIONS AND LIMITING CONDITIONS

          The Company, Board of Directors, and its representatives warranted to us that the information they supplied was complete and accurate to the best of their knowledge and that the financial statement information reflects the Company's results of operations and financial condition in accordance with generally accepted accounting principles, unless otherwise noted. We have not assumed any responsibility for independent verification of information and financial forecasts supplied by the Company, Board of Directors, and its representatives (and we express no opinion on that information). We have not obtained any independent appraisal of the assets of Tower, nor have we attempted to verify the information furnished to us by them.

          We have used public information and industry and statistical data from sources, which we deem to be reliable; however, we make no representation as to the accuracy or completeness of such information and have accepted such information without further verification.

          We were not authorized to solicit, and did not solicit, interest from any party with respect to an equity investment, merger with or other business combination transaction involving the Company or any of its assets, nor did we have any discussions or negotiations with any parties, other than Tower, in connection with the Reverse Stock Split.

          Possession of this report, or a copy thereof, does not carry with it the right of publication of all or part of it, nor may it be used for any purpose by anyone but the client without the previous written consent of the client or us and, in any event, only with proper attribution.

          We are not required to give testimony in court, or be in attendance during any hearings or depositions, with reference to the Company, unless previous arrangements have been made.

          This opinion is valid only for the purpose(s) and standard of value specified herein.

          This opinion assumes that the Company will continue to operate as a going concern, and that the character of the present business will remain intact.

          The opinion contemplates facts and conditions existing as of the opinion date. Events and conclusions occurring after that date have not been considered, and we have no obligation to update our opinion for such events and conditions.

          This opinion is subject to the understanding that the obligations of Stern Brothers Valuation Advisors in the opinion are solely corporate obligations, and no officer, director, employee, agent, shareholder or controlling person of Stern Brothers Valuation Advisors shall be

Mr. Thomas R. "Buzz" Willard
Tower Properties Company
October 25, 2005
Page Three


subjected to any personal liability whatsoever to any person, nor will any such claim be asserted by or on behalf of you or your affiliates.

     By accepting this opinion, the Board of Directors and the Company acknowledge the terms and indemnity provisions provided in the executed engagement letter and the terms and conditions contained in these assumptions and limiting conditions.

CERTIFICATIONS

We certify that, to the best of our knowledge and belief:

     The statements of fact in this report and true and correct.

     The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and is our personal, unbiased professional analyses, opinions, and conclusions.

     Neither Stern Brothers nor the individuals involved with this opinion have any present or contemplated future interest in the common stock of Tower, which might prevent the rendering of an unbiased opinion.

     Our fee for this engagement is not contingent on an action or event resulting from the analyses, opinions, or conclusions, in, or the use of this report.

     No one provided significant professional assistance to the persons signing this report.

     The American Society of Appraisers has a mandatory recertification program for all of its Senior members. We are in compliance with that program.

CONCLUSION

     Based upon the foregoing, other matters we consider relevant and our general knowledge of such matters as investment bankers, we are of the opinion that the proposed $320.00 per share purchase of the common stock of Tower by the Company and a reverse stock split in the proposed "Going Private" transaction is fair, from a financial point of view, to the remaining shareholders of Tower. Our opinion is based on information available to us as of October 25, 2005.

Sincerely,

STERN BROTHERS VALUATION ADVISORS


/s/ John C. Korschot
----------------------------------------
John C. Korschot, CFA, ASA, CBA, CPA/ABV
President

                                                                       EXHIBIT D

(STERN BROTHERS VALUATION ADVISORS LOGO)

   JOHN C. KORSCHOT,              DAVID K. JONES,             TERESA A. (TERRY)
CPA, ASA, CBA, CPA/ABV             CFA, ASA, CBA                FRY, ASA, CBA
    (816) 471-0005                 (816) 471-4442              (816) 471-6427
 Korschot@SternBV.com          DaveJones@SternBV.com        TerryFry@SternBV.com

February 6, 2006

Mr. Thomas R. "Buzz" Willard
Tower Properties Company
911 Main Street
Kansas City, Missouri 64105

Dear Mr. Willard:

     Tower Properties Company ("Tower" or the "Company") has engaged Stern Brothers Valuation Advisors ("Stern Brothers") for the purpose of rendering our opinion as to the fairness, from a financial point of view, to the remaining shareholders of Tower after a "Going Private" transaction (the "Split Transaction"), of the proposed reverse stock split.

     On February 1, 2006, the Company entered into a letter of intent to sell one of its real estate properties. The purchase price for the property is $1,950,000 higher than the Company's estimate of the value of the property furnished to the special committee, which value was considered in our analyses with regards to the fairness, from a financial point of view, to the remaining shareholders of Tower of the proposed Split Transaction. The proposed sale of the property is subject to the execution by the parties of a definitive sale and purchase agreement and to the completion of due diligence satisfactory to the purchaser, including purchaser's evaluation of financial, physical, environmental, title, zoning and entitlement aspects of the property.

     At a meeting of the Company's board of directors held on February 2, 2006 the Company's board discussed the impact of the letter of intent on the $320 cash consideration to be paid in the Split Transaction. Management presented calculations indicating that if the proposed sale of the property were consummated, the Company would realize $1,189,500, after payment of taxes on the gain from the sale, over the Company's prior estimate of the value of the property, which would amount to an additional $6.43 per share of common stock. Although there is no certainty that the sale of the property will be consummated the consensus of the Company's board was that the purchase price established in the letter of intent provided external evidence of the value of that property and that the cash consideration to be paid in the Split Transaction should be adjusted. The Company's board of directors by unanimous vote approved an adjustment to the cash consideration to be paid in the Split Transaction to $326.43 per share.

              1044 MAIN STREET - SUITE 900 - KANSAS CITY, MISSOURI
               64105-2149 - FAX (816) 471-4414 - WWW.STERNBV.COM

Mr. Thomas R. "Buzz" Willard
Tower Properties Company
February 6, 2006
Page Two


     Based on information available to us as of October 25, 2005 we provided an opinion that the proposed $320.00 per share cash consideration to be paid in the Split Transaction was fair, from a financial point of view, to the remaining shareholders of Tower. After consideration of the increased value of the Company's assets as discussed herein, we are of the opinion that the cash consideration in the Split Transaction in the amount of $326.43 per share is fair, from a financial point of view, to the remaining shareholders of Tower.

Sincerely,

STERN BROTHERS VALUATION ADVISORS


/s/ John C. Korschot
----------------------------------------
John C. Korschot, CFA, ASA, CBA, CPA/ABV
President

                                                                       EXHIBIT E

TOWER PROPERTIES COMPANY
KANSAS CITY, MISSOURI

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

     The undersigned, revoking all prior proxies, hereby appoints Thomas R. Willard and Stanley J. Weber, as attorneys-in-fact and proxies, and each of them with full power of substitution, and hereby authorizes them to represent and to vote, as designated below, all the shares of common stock of Tower Properties Company held of record by the undersigned on February 3, 2006 at the special meeting of shareholders to be held at Suite 1215 in the Commerce Tower, 911 Main Street, Kansas City, Missouri, at 10:00 a.m., central time, on March 7, 2006, or any adjournment thereof, on each of the following matters:

     1. To approve amendments to the articles of incorporation of Tower Properties Company to authorize a 1-for-50 reverse split followed immediately by a forward 50-for-1 stock split of Tower Properties' common stock, as described in the proxy statement of Tower Properties dated February 10, 2006.

     FOR   AGAINST            ABSTAIN
                     (has the same effect as a
                           vote Against)

     2. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" PROPOSAL NUMBER 1. ALL JOINT OWNERS MUST SIGN. THIS PROXY MAY BE REVOKED AT ANY TIME PRIOR TO ITS EXERCISE.

     Please sign exactly as your name appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

                                        Dated: _____________, 2006

                                        ----------------------------------------
                                        Number of Shares


                                        ----------------------------------------
                                        Signature


                                        ----------------------------------------
                                        Signature (if jointly owned)

                   PLEASE MARK, SIGN, DATE & RETURN THIS PROXY
                         PROMPTLY IN ENCLOSED ENVELOPE